Filed pursuant to Rule 424(b)(3)

Registration No. 333-251126

RED METAL RESOURCES LTD.

278 Bay Street, Suite 102, Thunder Bay, Ontario, Canada P7B 1R8

NOTICE OF ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 9, 2021

Dear Stockholder:

Our annual and special meeting of stockholders will be held at 278 Bay Street, Suite 102, Thunder Bay ON  P7B 1R8, at 4:00 p.m., Eastern Standard Time, on February 9, 2021 for the following purposes:

1.To approve the plan of conversion, a copy of which is attached as Schedule “A” to this proxy statement/prospectus, whereby our corporate jurisdiction will be changed from the State of Nevada to the Province of British Columbia, Canada by means of a process called a “conversion” and a “continuation”;

2.To elect Caitlin Jeffs, Michael Thompson, Joao (John) da Costa, Jeffrey Cocks, and Cody McFarlane as the directors of our company;

3.To ratify the continued appointment of Dale Matheson Carr-Hilton Labonte LLP, as our independent registered public accounting firm for the fiscal year ending January 31, 2021;

4.To approve, on a non-binding advisory basis, the compensation of our executive officers as disclosed in the enclosed proxy statement/prospectus;

5.To ratify the Mining Royalty Agreements between Minera Polymet SpA and related royalty grants to each of Caitlin Jeffs, Richard Jeffs and Joao (John) da Costa as further described in the accompanying proxy statement prospectus;

6.To recommend, on an advisory basis, whether a stockholder vote to approve our executive compensation should occur every, one, two or three years; and

7.To transact such other business as may properly come before the annual and special meeting or any adjournment thereof.

These items of business are more fully described in the accompanying proxy statement/prospectus.

Our board of directors has fixed the close of business on December 23, 2020 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual and special meeting or any adjournment thereof. Only the stockholders of record on the record date are entitled to vote at the annual and special meeting.

Dissenters' Rights are available to the stockholders of record for their shares of our common stock under Chapter 92A.300 - 92A.500 (inclusive) of the Nevada Revised Statutes, a copy of which is attached as Schedule “B” to the accompanying proxy statement/prospectus. See “Dissenters' Rights” beginning on page 23 of the accompanying proxy statement/prospectus for a discussion of Dissenters' Rights and how to exercise them.

Following the completion of the continuation, we anticipate that our common shares will continue to be quoted on the OTC Market Group Inc.'s OTC Pink Tier under the symbol “RMES”.

Please be advised that, due to the public health impact of the coronavirus (COVID-19) pandemic and to mitigate potential risks to the health and safety of our stockholders and the board of directors, even though stockholders will have the option to attend the Meeting in person, we strongly discourage in person attendance. We will make available a teleconference line for those wishing to participate by telephone conference.

See the “Risk Factors” beginning on page 9 of this proxy statement/prospectus for a discussion of certain risks that you should consider as stockholders of our company in regards to the continuation, and the ownership of shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Whether or not you plan on attending the annual and special meeting, we ask that you vote by proxy by following the instructions provided in the enclosed proxy card as promptly as possible. If your shares are held of record by a broker, bank, or other nominee, please follow the voting instructions sent to you by your broker, bank, or other nominee in order to vote your shares.

Even if you have voted by proxy, you may still vote in person if you attend the annual and special meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the annual and special meeting, you must obtain a valid proxy issued in your name from that record holder. This proxy statement/prospectus is first being sent or given to our stockholders on or about January 19, 2021.

Sincerely,

By Order of the Board of Directors

/s/ Caitlin Jeffs

Caitlin Jeffs

Chief Executive Officer

(Principal Executive Officer)

and President

This proxy statement/prospectus incorporates important business and financial information about our company that is not included in or delivered with this document. This information is available without charge to our stockholders upon written or oral request. Requests should be made to our company at the following address.

RED METAL RESOURCES LTD.

278 Bay Street, Suite 102, Thunder Bay, Ontario, Canada P7B 1R8

Caitlin Jeffs

Chief Executive Officer

278 Bay Street, Suite 102, Thunder Bay

Ontario, Canada P7B 1R8

Tel: (807) 345-5380

Email: caitlin.jeffs@redmetalresources.com

To obtain timely delivery, you must request the information no later than February 2, 2021.

__________________________________________________________________________________________

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Red Metal Resources Ltd. (“Red Metal” or the “Company”), constitutes a prospectus of Red Metal under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the common stock of Red Metal to be issued pursuant to the plan of conversion. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Annual and Special Meeting of Red Metal, pursuant to which Red Metal stockholders will be asked to consider and vote on, among other matters, a proposal to approve the plan of conversion.

Please be advised that, due to the public health impact of the COVID-19 pandemic and to mitigate potential risks to the health and safety of our stockholders, we strongly discourage attendance at the Meeting and for stockholders to participate via teleconference. Participants are requested to submit their voting instructions over the Internet, by telephone or by completing, dating and signing the enclosed proxy card and returning it promptly (following the instructions below). If you plan to participate in the Meeting, please email caitlin.jeffs@redmetalresources.com, using the subject line “Request to Attend” and providing your preferred contact information so that we may follow up with you to share instructions for teleconference dial-in. Requests to attend the Meeting must be received no later than 5:00 p.m., EST, on February 2, 2021.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated January 5, 2021. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning Red Metal contained in this proxy statement/prospectus or incorporated by reference has been provided by Red Metal, and the information concerning Red Metal contained in this proxy statement/prospectus or incorporated by reference has been provided by Red Metal.

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In this proxy statement/prospectus, unless otherwise specified, the terms “we”, “us”, “our”, the “Company” and “Red Metal” mean Red Metal Resources Ltd., a Nevada corporation. The term “you” means you, the reader and a stockholder of our company. The term “Red Metal BC” means Red Metal Resources Ltd., a British Columbia corporation whose shares you are expected to own after we change the corporate jurisdiction of our company from the State of Nevada to the Province of British Columbia. When describing the tax consequences of our proposed continuation, we also use the term “Red Metal Nevada” in certain circumstances to refer to Red Metal prior to its change of corporate jurisdiction to British Columbia.

All references to currency in this proxy statement/prospectus are in United States dollars unless otherwise stated and all financial statements are prepared in accordance with United States generally accepted accounting principles. Unless otherwise stated, conversion of Canadian dollars to United States dollars has been calculated at an exchange rate of CDN$1 equals US$0.78.

Please read this proxy statement/prospectus carefully. You should rely only on the information contained in this proxy statement/prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this proxy statement/prospectus is accurate as of any date other than the date on the front cover of this proxy statement/prospectus.

PROXY STATEMENT/PROSPECTUS SUMMARY

This section highlights selected information in this proxy statement/prospectus. The summary may not contain all of the information important to you. To understand the proposals to be voted upon at the annual and special meeting, you should read this entire document carefully, including the schedules to this proxy statement/prospectus. See also “Where You Can Find More Information.” below. The plan of conversion, a copy of which is attached as Schedule “A” to this proxy statement/prospectus, contains the terms and conditions of the continuation, including the proposed articles of Red Metal BC.

Introduction to Red Metal

Red Metal was incorporated in Nevada on January 10, 2005, under the name “Red Lake Exploration, Inc.”. On August 27, 2008, the Company filed an amendment to the Articles of Incorporation to change its name to “Red Metal Resources Ltd.” and concurrently increase the amount of the total authorized capital stock of the Company from 75,000,000 shares with a par value of $0.001 designated as Common Stock to 500,000,000 shares with a par value of $0.001.The Company's internet address is www.redmetalresources.com.

On August 21, 2007, the Company formed Minera Polymet Limitada as a limited liability company, under the laws of the Republic of Chile. On September 28, 2015, Red Metal changed Polymet’s incorporation from Limited Liability Company to a closed stock corporation, Minera Polyment SpA (“Polymet”). Red Metal owns 100% of Polymet, which holds Red Metal's Chilean mineral property interests. To comply with Chilean legal requirements Polymet has appointed a legal representative in Chile. Polymet’s head office is located in Vallenar, III Region of Atacama, Chile.

We are an early stage mineral exploration company with no material revenue generating operations. We are engaged in the business of mineral exploration in Chile with the objective to explore and, if warranted, develop mineral properties. All of our mineral properties are located in the III Region of Atacama, Chile. To date we have not determined whether the concessions that comprise our mineral properties contain mineral reserves that are economically recoverable and have not produced revenues from our principal business.

Our ability to realize a return on our investment in mineral properties depends upon whether we maintain the legal ownership of the concessions that comprise our mineral properties. Title to mineral concessions involves risks inherent in the process of determining the validity of concessions and the ambiguous transfer history characteristic of many mineral concessions. To the best of our knowledge, we believe that we have taken the steps necessary to ensure that we have good title to the concessions that comprise our mineral properties. We have had our contracts and deeds notarized, recorded in the registry of mines and published in the mining bulletin; we review the mining bulletin regularly to determine whether other parties have staked claims over our ground. We have discovered no such claims.

The Company is engaged in the business of mineral exploration in Chile with the objective to explore and, if warranted, develop economic mineral properties. All of the Company’s mineral claims are located in the Candelaria iron oxide copper-gold (IOCG) belt of the coastal cordillera in Chile. In the Carrizal Alto Mining District, III Region of Atacama, Chile, the Company has three active copper-gold projects on two properties, namely the Farellón and Perth Projects both located on the Carrizal Property, and the Mateo Project located on the Mateo Property. In addition to holding these active properties, as an exploration company, the Company periodically stakes, purchases or options claims to allow time and access to fully consider the geological potential of claims.

The Company’s flagship project, the Farellón Project, is a mid-stage exploration project consisting of nine mining concessions totaling 1,234 hectares.

The Company acquired the initial mining claim for the Farellón Project pursuant to an assignment agreement between Polymet and Minera Farellón Limitada (“Minera Farellón”) dated September 25, 2007, and amended on November 20, 2007. Under the terms of the assignment agreement, Minera Farellón agreed to assign to Polymet its option to buy the Farellón 1 Al 8 mining concession. Polymet acquired the option on April 25, 2008, and concurrently assumed all of Minera Farellón’s rights and obligations under the Farellón option agreement. Polymet exercised the option and bought the property from the vendor on April 25, 2008. The patented mining concessions are registered in the name of and owned 100% by Polymet.

On September 17, 2008, the Company acquired the Cecil 1 - 49, Cecil 1 - 40 and Burghley 1 - 60 claims for an aggregate purchase price of $27,676. On December 1, 2009, we initiated the manifestacion process when we applied to convert the Cecil 1 - 40 and Burghley 1 - 60 exploration (pedimento) claims to mining (mensura) claims.  In January 2013 we abandoned the manifestacion process for the Cecil 1-40 and Burghley 1-60 claims due to the fact that several mensuras underlying the claims covered the most prospective ground as outlined in our prospecting and mapping program completed in April 2012.

On August 21, 2012, we acquired four mineral claims - Azucar 6-25, Kahuna 1-40, Stamford 61-101, and Teresita - through the government auction for a total price of $19,784.

On December 15, 2014, we entered into an option agreement with David Marcus Mitchell to earn 100% interest in a Quina 1-56 clam (the “Quina Claim”). The Quina Claim covers 251 hectares and is centered at 310,063 east and 6,890,435 south UTM PSAD56 Zone 19 and is contiguous to the Farellon Property. Acquisition of the Quina Claim added approximately 2 kilometers of strike length of the Farellon Veins.  In order to acquire the 100% interest in the Quina Claim we paid a total of $150,000 in combined stock and cash payments and completed the acquisition on December 15, 2018.

On June 3, 2015, we entered into an option agreement, made effective on June 15, 2015, with Minera Stamford S.A., to earn 100% interest in a mining claim known as “Exeter 1-54” (the “Exeter claim”). The Exeter claim totals 235 hectares and is contiguous to our Farellon Property, which is located in the Carrizal Alto mining district, located approximately 75 kilometers northwest of the city of Vallenar, 150 kilometers south of Copiapo and 20 kilometers west of the Pan American Highway.  In order to acquire 100% interest in the Exeter claim, we paid a total of $150,000 and completed the transaction on May 12, 2019.

The Company’s Perth and Mateo Projects are both early stage exploration projects. The Perth Project is composed of 13 mining concessions covering 2,044 hectares and the Mateo Project is composed of 5 mineral concessions covering 192 hectares. Both projects are 100% owned by Polymet.

These properties form substantial land holdings in a historical mining district shut down due to economic conditions, rather than exhaustion of deposits. The Company’s Carrizal Property, adjacent and contiguous to the Carrizal Alto Mine, has undergone only limited exploration to date.

To date the Company has not determined whether its claims contain mineral reserves that are economically recoverable and it has not produced revenues from its principal business.

Since July 2018, Red Metal management has focused on debt restructuring transactions pursuant to which the Company improved its working capital position by having certain insiders forgive or convert an aggregate of $2,146,948 in debt owed to them including the following: Richard Jeffs and a company controlled by Richard Jeffs, forgave a total of $707,981 owed to him by the Company for prior amounts advanced and services provided to the Company and/or its subsidiary, Caitlin Jeffs and a company controlled by Caitlin Jeffs, forgave a total of $544,139 owed to her by the Company for prior amounts advanced and services provided to the Company and/or its subsidiary, and John da Costa and a company controlled by John da Costa, forgave a total of $727,724 owed to him by the Company for prior amounts advanced and services provided to the Company and/or its subsidiary. Caitlin Jeffs also converted $167,104 of debt owed to her for prior amounts advanced for shares at a price of $0.045 per share. Company management have not accrued or charged any fees for their management consulting services since July 2018.

We are not a party to any pending legal proceedings and, to the best of our knowledge, none of our property or assets are the subject of any pending legal proceedings.

Proposal 1 - The Continuation

Our board of directors has determined that it would be in the best interest of our Company to change our corporate jurisdiction from the State of Nevada to the Province of British Columbia, Canada. We intend to change the corporate jurisdiction of Red Metal from the State of Nevada to the Province of British Columbia, Canada by means of a process called a “conversion” under the Nevada Revised Statutes and a “continuation” under the Business Corporations Act (British Columbia).

If our stockholders approve the proposed continuation then we intend to file articles of conversion with the Secretary of State of Nevada and a continuation application with the Registrar of Companies of British Columbia. Upon receipt of a certificate of continuation from the Registrar of Companies of British Columbia, we will be continued as a British Columbia corporation and will be governed by the laws of British Columbia. The assets and liabilities of the British Columbia corporation immediately after the continuation will be identical to the assets and liabilities of the Nevada corporation immediately prior to the continuation. The officers and directors of our company immediately before the continuation becomes effective will be the officers and directors of the British Columbia corporation. The change of our corporate jurisdiction will not result in any material change to our business and will not have any effect on the relative equity or voting interests of our stockholders. Each previously outstanding share of our common stock will become one common share of the British Columbia corporation.

The continuation and the plan of conversion are also subject to approval by the holders of a majority of the outstanding shares of our common stock.

Proposed Continuance Resolution

Stockholders will be asked at the meeting to consider and, if thought fit, approve a resolution (the “Continuance Resolution”) transferring the Company’s jurisdiction of incorporation from Nevada to British Columbia, as follows:

RESOLVED THAT:

(a)the Company is hereby authorized to file articles of conversion with the Secretary of State of Nevada and to apply to the Registrar of Companies of British Columbia for a Certificate of Continuation continuing the Company as a British Columbia corporation that is governed by the laws of British Columbia;

(b)any one or more of the directors or officers of the Company are hereby authorized to do, sign and execute all such further things, deeds, documents or writings necessary or desirable in connection with the application by the Company for the authorization by the Director, or any other matter as required; and

(c)the directors of the Company are hereby authorized to abandon the application to continue without further authorization of the stockholders of the Company if, in their discretion, the directors deem such abandonment to be advisable.

Our board of directors recommends that you vote FOR the approval of the plan of conversion.

Reasons for the Change of Our Corporate Jurisdiction

We believe that the change of our corporate jurisdiction from the State of Nevada to the Province of British Columbia, Canada will more accurately reflect our operations, which are managed from Canada. Furthermore, all of our officers and the majority of our directors are located in Canada, and a significant portion of our issued and outstanding stock is owned of record by persons that do not reside in the United States.

We believe that the change of our corporate jurisdiction may also enable us to qualify as a “foreign private issuer” in the United States. As a foreign private issuer, we believe that our regulatory compliance costs may decrease and our ability to raise capital should improve because it should, under certain circumstances, enable us to issue securities in private placement offerings with a four-month hold period (for which we believe there is more demand than there is for securities issued in a private placement with a minimum hold period of six months, which is currently the case) without limiting our access to the U.S. capital markets.

Regulatory Approvals

In order for our Company to carry out the continuation, it will be necessary for us to comply with the provisions of the corporate law of the State of Nevada and the Business Corporations Act (British Columbia). Under the Nevada corporate law, a Nevada corporation is required to obtain approval from the holders of a majority of its voting power in order to carry out a conversion. We are now seeking approval from the holders of a majority of the outstanding shares of our common stock.

Our directors and executive officers, who currently hold approximately 16.05% of our outstanding common stock, have indicated that they intend to vote for the approval of the continuation.

If our stockholders approve the continuation, then we intend to file articles of conversion with the Secretary of State of Nevada. We then intend to submit a continuation application to the Registrar of Companies of British Columbia. Upon the filing of the continuation application and subsequent receipt of a certificate of continuation from the Registrar of Companies of British Columbia, we will be continued as a British Columbia corporation.

Dissenters' Rights

Under Nevada law, our stockholders are entitled, after complying with certain requirements of Nevada law, to dissent from approval of the continuation pursuant to Chapter 92A of the Nevada Revised Statutes (“NRS”) and to be paid the “fair value” of their shares of our common stock exclusive of any element of value arising from the accomplishment or expectation of the continuation, if the continuation is completed. Stockholders electing to exercise these Dissenters' Rights must comply with the provisions of Chapter 92A of the NRS in order to perfect their rights. We will require strict compliance with the statutory procedures.

Please refer to the discussion of “Dissenters' Rights” beginning on page 23 of this proxy statement/prospectus for a more comprehensive discussion of Dissenters' Rights and how to exercise them. A copy of Chapter 92A of the NRS is attached as Schedule “B” to this proxy statement/prospectus.

Certain Tax Consequences for Stockholders

The following is a brief summary of certain income tax considerations for our company and our stockholders with respect to the change of our corporate jurisdiction.  A more detailed summary is set out under “Certain United States Federal Income Tax Consequences of the Change of Our Corporate Jurisdiction” and “Certain Canadian Federal Income Tax Considerations of the Change of Our Corporate Jurisdiction” on pages 34 and 39, respectively, of this proxy statement/prospectus. This brief summary and the detailed summary do not address all income or other tax considerations applicable to the continuation transaction and the acquisition, holding or disposition of shares after the continuation transaction. You are advised to consult with your own tax advisers regarding the application of United States and Canadian federal income and other tax laws to your particular circumstances, as well as any other state, provincial, foreign or other tax consequences of the change of our corporate jurisdiction and the acquisition, holding or disposition of shares after the continuation transaction.

United States Federal Income Tax Consequences

For U.S. federal income tax purposes, the parties hereto intend to treat the conversion and continuation as if Red Metal (1) sold all of its assets to Red Metal BC in a taxable exchange for the Red Metal BC shares and the assumption of Red Metal's liabilities and then (2) made a taxable distribution of such Red Metal BC shares to the holders of Red Metal common stock in exchange for such Red Metal common stock in complete liquidation of Red Metal. While U.S. domestic conversions are typically treated as tax free reorganizations, in the context of the conversion of Red Metal to Canadian Red Metal BC, U.S. tax law prevents Red Metal BC from being treated as a corporation for certain U.S. tax free reorganization purposes. As such, it is anticipated that the conversion will be treated as a fully taxable transaction at both the Red Metal level as well as at the stockholder level for U.S. federal income tax purposes.

On the deemed sale of its assets as a result of the conversion, Red Metal will recognize taxable gain to the extent the fair market value of its assets and the assumption of liabilities by Red Metal BC exceeds Red Metal's adjusted tax basis in its assets at the time of the conversion. On the deemed taxable liquidation of Red Metal as a result of the conversion, each of the stockholders of Red Metal will be treated for U.S. tax purposes as receiving a pro rata share of the Red Metal BC shares in a taxable exchange for their Red Metal shares.  For U.S. holders of Red Metal stock, if this exchange results in realized gain, the realized gain will be taxable as short term capital gain if the U.S. holder has held its Red Metal shares for one year or shorter at the time of the conversion or as long term capital gain to the extent the U.S. holder has held the Red Metal shares for over one year at the time of the conversion. Long term capital gain is taxable at a maximum rate of 20% whereas short term capital gains are taxable at ordinary effective income tax rates.

For non-U.S. holders of Red Metal stock, gain from the deemed liquidation event as a result of the conversion, if any, would likely not be subject to U.S. taxation as foreign source income.  However, backup withholding can apply to broker transactions.  U.S. backup withholding at 24% may apply to the extent a non-U.S. holder fails to provide a Taxpayer Identification Number (TIN), certify their foreign status or otherwise establish an exemption.  Backup withholding is not an additional tax and is typically refundable to the extent the holder of the shares can establish they are a foreign person.

Red Metal does not anticipate that the U.S. Foreign Investment in Real Estate Act (FIRPTA) rules will apply to non-U.S. holders as the Red Metal assets are held in Chile and not the United States.

Notwithstanding the above description, there is a possibility that section 7874 of the Internal Revenue Code will apply to treat Red Metal as a US domestic corporation after continuation to British Columbia.  If this was the case, then the migration of Red Metal to Canada will not result in the taxable exchanges described above; instead, the continuation would qualify for the standard tax deferred treatment characteristic of domestic reorganizations. However, there are significant and complex ongoing tax issues that would result from the application of these rules. Specifically, Red Metal would be taxable in both Canada and the US on its worldwide income.  In addition, foreign tax credits may not be available to alleviate the potential for double taxation.  Dividends paid to shareholders would also be complicated due to duplicative withholding tax requirements.

Canadian Federal Income Tax Considerations

Following the continuation to British Columbia, Red Metal BC will be a corporation resident in Canada for Canadian federal income tax purposes.  The continuation should not cause a disposition or deemed disposition of the shares of Red Metal Nevada held by any stockholder, and therefore should not cause the realization of any capital gain or capital loss by the stockholder in respect of such shares. In certain circumstances, a Canadian-resident stockholder may be deemed to have received a taxable dividend from Red Metal Nevada immediately prior to the continuation.

For a more detailed summary of Canadian federal income tax considerations, please see “Certain Canadian Federal Income Tax Considerations of the Change of Our Corporate Jurisdiction” on page 39 of this proxy statement.

Our Authorized Capital after the Change of Our Corporate Jurisdiction

The application for the continuation provides that our authorized capital after the change of our corporate jurisdiction will consist of an unlimited number of common shares without par value.  Our articles of incorporation presently provide that our authorized capital is 500,000,000 shares of common stock with a par value of $0.001 per share.

Accounting Treatment of the Change of Our Corporate Jurisdiction

For United States accounting purposes, the change of our corporate jurisdiction from the State of Nevada to the Province of British Columbia, Canada by means of the continuation represents a non-substantive exchange to be accounted for in a manner consistent with a transaction between entities under common control. All assets, liabilities, revenues and expenses will be reflected in the accounts of Red Metal BC based on existing carrying values at the date of the exchange. The historical comparative figures of Red Metal BC will be those of Red Metal.

We currently prepare our financial statements in accordance with the United States generally accepted accounting principles but will begin to report our financial statements in accordance with IFRS after the consummation of the change of our corporate jurisdiction.

How the Change of Our Corporate Jurisdiction will Affect Your Rights as a Stockholder

You will continue to hold the same number of shares you now hold following the change of our corporate jurisdiction from the State of Nevada to the Province of British Columbia, Canada. However, the rights of stockholders under Nevada law differ in certain substantive ways from the rights of stockholders under British Columbia law. Examples of some of the changes in stockholder rights which will result from the change of our corporate jurisdiction are described in the discussion of “Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction” beginning on page 25 of this proxy statement.

Reporting Obligations under Securities Laws

If we change our corporate jurisdiction to the Province of British Columbia, Canada, we will still have to comply with reporting requirements under the United States securities laws. However, these requirements should be reduced because we would no longer be a United States company.

We currently prepare our financial statements in accordance with United States generally accepted accounting principles (“US GAAP”). We file our audited annual financial statements with the Securities and Exchange Commission on annual reports on Form 10-K and our unaudited interim financial statements with the Securities and Exchange Commission on quarterly reports on Form 10-Q. Additionally, we are a reporting issuer in the Province of British Columbia. Upon completion of the continuation, we anticipate that we will meet the definition of a “foreign private issuer” under the Securities Exchange Act of 1934. As a foreign private issuer, we anticipate that we will file an annual report on Form 20-F each year with the Securities and Exchange Commission. We will not be required to file interim quarterly reports on Form 10-Q, however we will be required to file our interim financial statements and management's discussion and analysis, in the form required by Canadian securities legislation, with the Securities and Exchange Commission on Form 6-K. We anticipate that we will prepare our financial statements in accordance with IFRS subsequent to the change of our corporate jurisdiction.

In addition, as a foreign private issuer, our directors, officers and stockholders owning more than 10% of our outstanding common stock will no longer be subject to the insider reporting requirements of Section 16(b) of the Securities Exchange Act of 1934 and we will no longer be subject to the proxy rules of Section 14 of the Securities Exchange Act of 1934. Furthermore, Regulation FD does not apply to non-United States companies and will not apply to us upon completion of the continuation.

Quotation on the OTC Pink and Potential Listing on a Canadian Stock Exchange

Our common stock is quoted under the symbol RMES on the OTC Link alternative trading system on the OTC Pink marketplace. Following the change of corporate jurisdiction, we intend to file a prospectus in Canada (and potentially other provinces) and seek a listing on a recognized stock exchange in Canada; however, there is no guarantee that we will be successful in obtaining a listing on a Canadian stock exchange.

Proposal 2 - Election of Directors

Red Metal has nominated Caitlin Jeffs, Michael Thompson, Joao (John) da Costa, Jeffrey Cocks, and Cody McFarlane as candidates for directors to be elected at the annual and special meeting.

Each director who is elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. Any director may resign his or her office at any time and may be removed at any time by the holders of a majority of the shares then entitled to vote at an election of directors.

Our board of directors recommends that you vote FOR the nominees.

Proposal 3 - Advisory Vote on Executive Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as set forth in Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), entitles our stockholders to vote, on an advisory, non-binding basis, on the compensation of our named executive officers as disclosed in this proxy statement/prospectus in accordance with SEC rules. Please refer to the discussion under “Executive Compensation” on page 51 for a description of the compensation of our named executive officers.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement/prospectus in accordance with SEC rules, which include the compensation disclosed under “Executive Compensation” in the compensation tables and the related narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation policies and practices described in this proxy statement/prospectus.

This vote is advisory in nature and therefore not binding on us or our Board of Directors. Our Board, however, values the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement/prospectus, we will consider the stockholders' concerns, and will evaluate whether any actions are necessary to address those concerns.

Red Metal is asking that you vote for approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement/prospectus, commonly referred to as a “say-on-pay” proposal.

Our board of directors recommends that you vote FOR the adoption, on a non-binding, advisory basis, of the resolution approving the compensation of our named executive officers.

Proposal 4 - Advisory Vote Frequency of Future Advisory Votes on Executive Compensation

The Dodd-Frank Act provides stockholders with the opportunity to vote, on an advisory basis, as to the frequency of stockholder advisory “say-on-pay” votes. You may abstain from voting, or you may select a recommendation as to the frequency of such votes: every one year, two years, or three years. This non-binding advisory vote gives you as a stockholder the opportunity to select a frequency of “say-on-pay” votes.

As an advisory vote, this proposal is non-binding. However, the Board of Directors value the opinions of stockholders and will consider the outcome of the vote when determining the frequency of “say-on-pay” votes. Nevertheless, the Board of Directors may decide to hold a non-binding advisory vote on future compensation of future named executive officers less frequently than the option voted by the stockholders.

The Board of Directors has considered this matter and has determined that a non-binding advisory vote on executive compensation every three years is appropriate to provide stockholders the opportunity to inform Red Metal of their opinion of our approach to compensation policies and practices, after having sufficient time to observe its impact on our business.

Our board of directors recommends that the future advisory resolutions on executive compensation be submitted to stockholders every three years.

Proposal 5 - Ratification of Mining Royalty Agreements

Since July 2018, Red Metal management has focused on debt restructuring transactions pursuant to which the Company improved its working capital position by having certain insiders forgive or convert an aggregate of $2,146,948 in debt owed to them including the following: Richard Jeffs and a company controlled by Richard Jeffs, forgave a total of $707,981 owed to him by the Company for prior amounts advanced and services provided to the Company and/or its subsidiary, Caitlin Jeffs and a company controlled by Caitlin Jeffs, forgave a total of $544,139 owed to her by the Company for prior amounts advanced and services provided to the Company and/or its subsidiary, and John da Costa and a company controlled by John da Costa, forgave a total of $727,724 owed to him by the Company for prior amounts advanced and services provided to the Company and/or its subsidiary. Caitlin Jeffs also converted $167,104 of debt owed to her for prior amounts advanced for shares at a price of $0.045 per share. Company management have not accrued or charged any fees for their management consulting services since July 2018.

In recognition of the extension of the period of repayment of further loans made to the Company by Richard Jeffs, Caitlin Jeffs and Joao (John) da Costa, Polymet, offered royalties to each individual creditor as named above pursuant to Mining Royalty Agreements that are subject to ratification by the stockholders of the Company.

Our board of directors is asking our stockholders to ratify the Mining Royalty Agreements.

Our board of directors recommends that you vote FOR the ratification.

Proposal 6 - Ratification of the Continued Appointment of the Independent Registered Public Accounting Firm

Our board of directors is asking our stockholders to ratify the continued appointment of Dale Matheson Carr-Hilton Labonte LLP, as our independent registered public accounting firm for the fiscal year ending January 31, 2021.

Our board of directors recommends that you vote FOR the ratification.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this proxy statement/prospectus in evaluating the proposed continuation, our company and our business. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks. You should invest in our common stock only if you can afford to lose your entire investment. In addition to the other information contained in or incorporated by reference in this proxy statement/prospectus, including the risk factors contained in the Company's annual report on Form 10-K for the year ended January 31, 2020, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are all incorporated by reference in this proxy statement/prospectus, you should carefully review the risks described below together with all of the other information included in this proxy statement/prospectus.

Risks Relating to the Continuation

We may still be treated as a U.S. corporation and taxed on our worldwide income after the continuation.

The continuation of our company from the State of Nevada to the Province of British Columbia, Canada is considered a migration of our company from the State of Nevada to the Province of British Columbia, Canada. Certain transactions whereby a U.S. corporation migrates to a foreign jurisdiction can be considered by the United States Congress to be an abuse of the U.S. tax rules because thereafter the foreign entity is not subject to U.S. tax on its worldwide income. Section 7874(b) of the Internal Revenue Code of 1986, as amended (the “Code”), was enacted in 2004 to address this potential abuse. Section 7874(b) of the Code provides generally that certain corporations that migrate from the United States will nonetheless remain subject to U.S. tax on their worldwide income unless the migrating entity has substantial business activities in the foreign country to which it is migrating when compared to its total business activities.

Under Section 7874 of the Code, a corporation created or organized outside of the United States (i.e., a foreign corporation) will be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident and subject to U.S. federal income tax on its worldwide income) when (i) the foreign corporation acquires, directly or indirectly, substantially all of the assets held, directly or indirectly, by a U.S. corporation (ii) after the acquisition, the stockholders of the acquired U.S. corporation hold at least 80% (by vote or value) of the shares of the foreign corporation by reason of holding shares of the U.S. acquired corporation, and (iii) after the acquisition, the foreign corporation's expanded affiliated group does not have substantial business activities in the foreign corporation's country of organization or incorporation when compared to the expanded affiliated group's total business activities.  For this purpose, “expanded affiliated group” means the foreign corporation and all subsidiaries in which the foreign corporation own, directly or indirectly, more than 50% of the stock (by vote or value).  Pursuant to the conversion transaction, Red Metal BC will acquire all of the assets of Red Metal and (ii) the stockholder of Red Metal will own 100% of the shares of Red Metal BC.  Therefore, Red Metal BC will be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Code Section 7874 unless the Red Metal BC expanded affiliated group is treated as having substantial business activities in Canada.

U.S. Treasury regulation section 1.7874-3 provides that an expanded affiliated group will be treated as having substantial business activities in the relevant foreign country when compared to its total business activities if, in general, at least 25% of the expanded affiliated group's employees (by number and compensation), tangible asset value and gross income are based, located and derived, respectively, in the relevant foreign country (the “25% test”).

If more than 25% of the employees, asset value and gross income of the Red Metal BC expanded affiliated group are located in Canada, it is expected that the conversion will result in Red Metal BC being treated as a foreign corporation under Section 7874.  However, if for some reason Red Metal BC does not meet the 25% test, Red Metal BC would likely be treated as a U.S. corporation under Section 7874 for U.S. federal income tax purposes.

We may be classified as a Passive Foreign Investment Company as a result of the continuation.

Sections 1291 to 1298 of the Code contain the Passive Foreign Investment Company (“PFIC”) rules. These rules generally provide for punitive treatment to “U.S. holders” (as defined in the section titled “Certain United States Federal Income Tax Consequences”) of PFICs. A foreign corporation is classified as a PFIC if more than 75% of its gross income is passive income or more than 50% of its assets produce passive income or are held for the production of passive income. These rules would not apply if the Section 7874(b) rules, as noted above, deem Red Metal BC to be considered as a U.S. corporation for U.S. federal income tax purposes.

For purposes of the PFIC asset test, cash is treated as a passive asset. Red Metal is expected to hold a substantial amount of cash.  However, for purposes of the PFIC asset test, the active business assets held by Red Metal BC's wholly owned subsidiaries will be deemed to be held by Red Metal BC.  It is uncertain at this time whether Red Metal will be classified as a PFIC in the future.  If we are classified as a PFIC after migration, then the holders of shares of our company who are U.S. taxpayers may be subject to PFIC provisions which may impose U.S. taxes, in addition to those normally applicable, on the sale of their shares of our company or on distribution from our company.

Canadian Income Tax Liability on the Continuation

For further discussion, see “Certain Canadian Federal Income Tax Considerations of the Change of Our Corporate Jurisdiction” on page 39 of this proxy statement/prospectus.

Your rights as a stockholder of our company will change as a result of the continuation.

Because of the differences between Nevada law and British Columbia law, your rights as a stockholder will change if the continuation is completed. For a detailed discussion of these differences, see “Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction” beginning at page 25 of this proxy statement/prospectus. Of note, following the continuation our directors will be able to complete a consolidation or stock split of our common shares by way of a directors' resolution, rather than requiring shareholder approval as is currently the case under Nevada law.

The market for shares of our company as a British Columbia corporation may differ from the market for shares of our company as a Nevada corporation.

Although we anticipate that our common shares will requalify to be quoted on the OTC Link alternative trading system on the OTC PINK marketplace prices, trading volume and volatility of the shares of our company as a British Columbia corporation could be different from those of the shares of our company as a Nevada corporation. We cannot predict what effect, if any, the continuation will have on the market price prevailing from time to time or the liquidity of our common shares.

The exercise of dissent and Dissenters' Rights by our stockholders may adversely impact Red Metal BC.

Pursuant to the Dissenters Rights Provisions of Nevada corporate law, if the conversion and continuation is completed, stockholders who did not vote in favor of the continuation may elect to have the company purchase their shares for a cash price that is equal to the “fair value” of such shares, as determined in a judicial proceeding. The fair value means the value of such shares immediately before the effectuation of the continuation excluding any appreciation or depreciation in anticipation of the continuation, unless exclusion of any appreciation or depreciation would be inequitable. If sufficient stockholders elect to have us purchase their shares, the liability resulting from the fair value of those shares will adversely impact the financial condition of the company, cause significant volatility in the price of our company's common shares, or will materially impair the ability of our company to execute its plan of operation.

Risks Associated With Our Company and Our Business

Risks generally related to the Company.

In addition to the factors discussed elsewhere in this registration form, the following risks and uncertainties could materially adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and financial condition.

During the nine month period ended October 31, 2020 and 2019 we earned no revenue while our net loss from operations totaled $18,415 and $195,661, respectively. If we do not find sources of financing as and when we need them, we may be required to cease our operations.

Mineral exploration and development are very expensive. During the nine month period ended October 31, 2020, we had no revenue from our operations and our operating expenses totaled $149,357. These expenses were further increased by $57,446 in interest we accrued on our notes payable and $840 loss from foreign exchange fluctuation, and were in part offset by reversal of $74,336 associated with reversal of old debt which exceeded the statute of limitation promulgated under Chilean Law, and by $114,892 forgiveness of debt which resulted from our debt settlement agreement with our former legal representative in Chile. During the nine month period ended October 31, 2019, our operating expenses totaled $150,699. These expenses were further increased by $45,072 in interest accrued on the notes payable, and were in part offset by a $110 gain from foreign exchange fluctuation. Since inception, we accumulated a deficit of $9,603,307. As of October 31, 2020, we had cash of $100,583. Since inception, we have supported our operations through equity and debt financing and, to a minor extent, through option payments received on our option or joint venture agreements, and royalty payments from third-party vendors, who we allowed to mine our claims. Our ability to continue our operations, including exploring and developing our properties, will depend on our ability to generate operating revenue, obtain additional financing, or enter into joint venture agreements. Until we earn enough revenue to support our operations, which may never happen, we will continue to be dependent on loans and sales of our equity or debt securities to continue our development and exploration activities. If we do not find sources of financing as and when we need them, we may be required to severely curtail, or even to cease, our operations.

Since continuation of our operations depends on our ability to complete equity or debt financings, our management has expressed substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared assuming that we will continue as a going concern. From our inception on January 10, 2005, we have accumulated losses of $9,603,307. As a result, our management has expressed substantial doubt about our ability to continue as a going concern. The continuation of our operations depends on our ability to complete equity or debt financings as we need capital or generate capital from profitable operations. Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include any adjustments that could result from the outcome of this uncertainty.

Global outbreak of COVID-19 may hinder our ability to raise financing for exploration or operating costs due to uncertain capital markets, supply chain disruptions, increased government regulations and other unanticipated factors, all of which may also negatively impact our business and financial condition.

In March of 2020, the World Health Organization declared an outbreak of COVID-19 Global pandemic. The COVID-19 has impacted vast array of businesses through the restrictions put in place by most governments internationally, including the USA, Canadian and Chilean governments, as well as provincial and municipal governments, regarding travel, business operations and isolation/quarantine orders. At this time, it is unknown to what extent the impact of the COVID-19 outbreak may have on the Company as this will depend on future developments that are highly uncertain and that cannot be predicted with confidence. These uncertainties arise from the inability to predict the ultimate geographic spread of the disease, and the duration of the outbreak, including the duration of travel restrictions, business closures or disruptions, and quarantine/isolation measures that are currently, or may be put, in place worlds-wide to fight the virus. While the extent of the impact is unknown, the COVID-19 outbreak may hinder the Company’s ability to raise financing for exploration or operating costs due to uncertain capital markets, supply chain disruptions, increased government regulations and other unanticipated factors, all of which may also negatively impact the Company’s business and financial condition.

Our business was formed in January 2005 and our operations, to date, have earned only minimal revenue. Due to the high costs of acquiring and exploring claims, we may never be profitable. We expect to continue to incur operating losses during the next 12 months.

We were incorporated on January 10, 2005, and to date have been involved primarily in organizational activities, acquiring and exploring mineral claims and obtaining financing. We have earned minimal revenues and we are not profitable. Whether we will be successful as a mining company must be considered in light of the costs, difficulties, complications and delays associated with our proposed exploration programs. These potential problems include, but are not limited to, finding claims with mineral deposits that can be cost-effectively mined, the costs associated with acquiring the properties and the unavailability of human or equipment resources. We cannot assure you that we will ever generate significant revenue from our operations or realize a profit. We expect to continue to incur operating losses during the next 12 months.

We owe a total of $1,072,695 to related parties. To pay out this debt or a portion thereof, we may issue shares of our common stock, which will result in substantial dilution to our existing shareholders.

As of October 31, 2020, we owed $38,738 to related parties that were due in the next 12-month period for the services and reimbursable expenses they have provided to us; in addition, we owe our related parties $1,033,957 on account of long-term notes payable, which are payable on or after August 31, 2022. We do not have the cash resources to pay the long-term debt; therefore we may decide to partially pay these individuals by issuing shares of our common stock to them. Because of the low market value of our common stock, the issuance of shares will result in substantial dilution to the percentage of our outstanding common stock owned by our current shareholders.

In some instances members of the board of directors or an officer may be liable for losses incurred by holders of our common stock. If a shareholder were to prevail in such an action in the U.S., it may be difficult for the shareholder to enforce the judgment against any of our directors or officers, who are not U.S. residents.

In certain instances, such as trading securities based on material non-public information, a director or officer may incur liability to shareholders for losses sustained by the shareholders as a result of the director’s or officer’s illegal or negligent activity. However, all of our directors and officers live and maintain a substantial portion of their assets outside the U.S. As a result it may be difficult or impossible to effect service of process within the U.S. upon these directors and officers or to enforce in the courts any judgment obtained here against them predicated upon any civil liability provisions of the U.S. federal securities laws.

Foreign courts may not entertain original actions predicated solely upon U.S. federal securities laws against these directors or officers and judgments predicated upon any civil liability provisions of the U.S. federal securities laws may not be directly enforceable in foreign countries.

As a result of the foregoing, it may be difficult or impossible for a shareholder to recover from any of these directors or officers if, in fact, the shareholder is damaged as a result of the negligent or illegal activity of an officer or director.

Mineral exploration is highly speculative and risky; we might not find mineral deposits that can be extracted cost effectively on our claims.

Exploration for mineral deposits is a speculative venture involving substantial risk. Problems such as unusual and unexpected rock formations often result in unsuccessful exploration efforts. We cannot assure you that our claims contain mineral deposits that can be extracted cost effectively.

Mineral exploration is hazardous. We could incur liability or damages as we conduct our business due to the dangers inherent in mineral exploration

The search for minerals is hazardous. We could become liable for hazards such as pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. We have no insurance for these kinds of hazards, nor do we expect to get such insurance for the foreseeable future. If we were to suffer from such a hazard, the costs of rectifying it could exceed our asset value and require that we liquidate our assets.

We have no known mineral reserves and if we cannot find any, we may have to cease operations.

It is unknown whether our properties contain viable mineral reserves. If we do not find a viable mineral reserve, or if we cannot exploit the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we may have to cease operations and you may lose your investment. Mineral exploration is a highly speculative endeavor. It involves many risks and is often non-productive. Even if mineral reserves are discovered on our properties, our production capabilities will be subject to further risks and uncertainties including:

•Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities, all of which we have not budgeted for;

•Availability and costs of financing;

•Ongoing costs of production; and

•Environmental compliance regulations and restraints.

In the future we may be required to comply with government regulations affecting mineral exploration and exploitation, which could adversely affect our business, the results of our operations and our financial condition.

The mining business is subject to various levels of government control and regulation, which are supplemented and revised from time to time. We cannot predict what legislation or revisions might be proposed that could affect our business or when any such proposals, if enacted, might become effective. Our exploration activities are subject to laws and regulations governing worker safety, and, if we explore within the national park that is part of our Farellón property, protection of endangered and other special status species as well as protection of significant archeological remains, if there are any, will likely require compliance with additional laws and regulations. The cost of complying with these regulations has not been burdensome to date, but if we mine our properties and process more than 5,000 tonnes of ore monthly, we will be required to submit an environmental impact study for review and approval by the federal environmental agency. We anticipate that the cost of such a study will be significant. If the study were to show too great an adverse impact on the environment, we might be unable to develop the property or we might have to engage in expensive remedial measures during or after developing the property, which could make production unprofitable. This requirement could materially adversely affect our business, the results of our operations and our financial condition if we were to proceed to mine a property or process ore on the property. We have no immediate or intermediate plans to process ore on any of our properties.

If we do not comply with applicable environmental and health and safety laws and regulations, we could be fined, enjoined from continuing our operations, and suffer other penalties. Although we make every attempt to comply with these laws and regulations, we cannot assure you that we have fully complied or will always fully comply with them.

We might not be able to market any minerals that we find on our mineral concessions due to market factors that are beyond our control.

Even if we discover minerals that can be extracted cost-effectively, we may not be able to find a ready market for our minerals. Many factors beyond our control affect the marketability of minerals. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting minerals and environmental protection. We cannot accurately predict the effect of these factors, but any combination of these factors could result in an inadequate return on invested capital.

We are not certain that we can successfully compete in the mineral exploration business. We do not represent a significant presence in this industry.

The mineral exploration business is an extremely competitive industry. We are competing with many other exploration companies looking for minerals. We are one of the smallest exploration companies and we do not represent a significant presence in the mineral exploration business. Being a junior mineral exploration company, we compete with other similar companies for financing and joint venture partners, and for resources such as professional geologists, camp staff, helicopters and mineral exploration contractors and supplies. We may not have the means to compete successfully for these resources.

We conduct operations in a foreign jurisdiction, and are subject to certain risks that may limit or disrupt our business operations.

Our head office is in Canada and our mining operations are in Chile. Mining investments are subject to the risks normally associated with the conduct of any business in foreign countries including uncertain political and economic environments; wars, terrorism and civil disturbances; changes in laws or policies, including those relating to imports, exports, duties and currency; cancellation or renegotiation of contracts; royalty and tax increases or other claims by government entities, including retroactive claims; risk of expropriation and nationalization; delays in obtaining or the inability to obtain or maintain necessary governmental permits; currency fluctuations; restrictions on the ability of local operating companies to sell gold, copper or other minerals offshore for U.S. dollars, and on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts; import and export regulations, including restrictions on the export of gold, copper or other minerals; limitations on the repatriation of earnings; and increased financing costs.

These risks could limit or disrupt our exploration programs, cause us to lose our interests in our mineral claims, restrict the movement of funds, cause us to spend more than we expected, deprive us of contract rights or result in our operations being nationalized or expropriated without fair compensation, and could materially adversely affect our financial position or the results of our operations. If a dispute arises from our activities in Chile, we could be subject to the exclusive jurisdiction of courts outside North America, which could adversely affect the outcome of the dispute.

While we take the steps we believe are necessary to maintain legal ownership of our claims, title to mineral claims may be invalidated for a number of reasons, including errors in the transfer history or our acquisition of a claim we believed, after appropriate due diligence investigation, to be valid, but in fact, wasn’t. If ownership of our claims was ultimately determined to be invalid, our business and prospects would likely be materially and adversely affected.

Our ability to realize a return on our investment in mineral claims depends upon whether we maintain the legal ownership of the claims. Title to mineral claims involves risks inherent in the process of determining the validity of claims and the ambiguous transfer history characteristic of many mineral claims. We take a number of steps to protect the legal ownership of our claims, including having our contracts and deeds notarized, recording these documents with the registry of mines and publishing them in the mining bulletin. We also review the mining bulletin regularly to determine whether other parties have staked claims over our ground. However, none of these steps guarantees that another party could not challenge our right to a claim. Any such challenge could be costly to defend and, if we lost our claim, our business and prospects would likely be materially and adversely affected.

We sometimes hold a significant portion of our cash in United States dollars, which could weaken our purchasing power in other currencies and limit our ability to conduct our exploration programs.

Currency fluctuations could affect the costs of our operations and affect our operating results and cash flows. Gold and copper are sold throughout the world based principally on the U.S. dollar price, but most of our operating expenses are incurred in local currencies, such as the Canadian dollar and the Chilean peso. The appreciation of other currencies against the U.S. dollar can increase the costs of our operations.

We sometimes hold a significant portion of our cash in U.S. dollars. Currency exchange rate fluctuations can result in conversion gains and losses and diminish the value of our U.S. dollars. If the U.S. dollar declined significantly against the Canadian dollar or the Chilean peso, our U.S. dollar purchasing power in Canadian dollars and Chilean pesos would also significantly decline and that could make it more difficult to conduct our business operations. We have not entered into derivative instruments to offset the impact of foreign exchange fluctuations.

The Company does not anticipate paying dividends on the shares.

A dividend has never been declared or paid in cash on our common stock. The Company does not anticipate such a declaration or payment for the foreseeable future. We intend to retain any earnings to develop, carry on, and expand our business.

“Penny stock” rules may make buying or selling our common stock difficult, and severely limit its marketability and liquidity.

Because our securities are considered a penny stock, shareholders will be more limited in their ability to sell their shares. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. Because our securities constitute “penny stocks” within the meaning of the rules, the rules apply to us and to our securities. The rules may further affect the ability of owners of shares to sell our securities in any market that might develop for them. As long as the trading price of our common shares is less than $5.00 per share, the common shares will be subject to Rule 15g-9 under the Exchange Act. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

•Contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•Contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws;

•Contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

•Contains a toll-free telephone number for inquiries on disciplinary actions;

•Defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•Contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such shares; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our shares.

FORWARD-LOOKING STATEMENTS

Unless the context requires otherwise, references to “we,” “us,” “our,” the “Company” or “ Red Metal” are intended to mean the business and operations of Red Metal Resources Ltd.. This proxy statement/prospectus contains various forward-looking statements and information that are based on our beliefs, as well as assumptions made by us and information currently available to us.  When used in this document, words such as “anticipate,” “project,” “expect,” “plan,” “seek,” “goal,” “estimate,” “forecast,” “intend,” “could,” “should,” “would,” “will,” “believe,” “may,” “potential” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. Although we believe that our expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions as described in more detail under the Risk Factors section of this proxy statement/prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. You should not put undue reliance on any forward-looking statements. The forward-looking statements in this registration statement speak only as of the date hereof. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

Examples of forward-looking statements made in this proxy statement/prospectus include but are not limited to, statements about:

•Our future product development and results; and

•Our future capital expenditures.

These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including:

•General economic and business conditions;

•Exposure to market risks in our financial instruments;

•Fluctuations in worldwide prices and demand for our products;

•Fluctuations in the levels of our research and development activities;

•Regulatory uncertainties and potential product liabilities;

•Political changes in Canada and the United States, which could affect our operations there; and

•The risks in the section of this proxy statement/prospectus entitled “Risk Factors”;

any of which may cause our company's or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States and Canada, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS

Why am I receiving these materials?

Our board of directors is soliciting proxies for use at the annual and special meeting to be held at 4:00 p.m., Eastern Standard Time, on February 9, 2021 or at any adjournment of the meeting. These materials were first sent or given to our stockholders on or about January 19, 2021.

What is included in these materials?

These materials include:

-the notice of the annual and special meeting of stockholders;

-this proxy statement/prospectus for the annual and special meeting of stockholders; and

-the proxy card.

What items will be voted at the annual and special meeting?

Our stockholders will vote on:

-the approval of the plan of conversion, whereby our corporate jurisdiction will be changed from the State of Nevada to the Province of British Columbia, Canada by means of a process called a “conversion” and a “continuation”;

-the election of directors;

-on an advisory basis, on the compensation of our named executive officers;

-the ratification of the mining royalty agreements;

-on an advisory basis, on the frequency at which we hold an advisory vote on the compensation of our named executive officers;

-the ratification of the continued appointment of our independent registered public accounting firm.

What do I need to do now?

We urge you to carefully read and consider the information contained in this proxy statement/prospectus. We request that you cast your vote on each of the proposals described in this proxy statement/prospectus. You are invited to attend the annual and special meeting, but you do not need to attend the annual and special meeting in person in order to vote your shares. Even if you do not plan to attend the annual and special meeting, please vote by proxy by following the instructions provided in the proxy card.

Who can vote at the annual and special meeting?

Our board of directors has fixed the close of business on December 23, 2020 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual and special meeting or any adjournment. If you were a stockholder of record on the record date, you are entitled to vote at the annual and special meeting.

How many votes do I have?

On each proposal to be voted upon, you have one vote for each share of our common stock that you owned on the record date. There is no cumulative voting.

How do I vote my shares?

If you are a stockholder of record, you may vote in person or by proxy.

-To vote in person, though we highly discourage in person attendance due to the COVID-19 pandemic, come to the annual and special meeting, and we will give you a ballot when you arrive.

-If you do not wish to vote in person or if you will not be attending the annual and special meeting, you may vote by proxy by mail or via the Internet by following instructions provided in the proxy card.

-If you hold your shares in “street name” and:

-you wish to vote in person at the annual and special meeting, you must obtain a valid proxy from your broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the annual and special meeting. Please follow the instructions from your broker, bank or other nominee, or contact your broker, bank or other nominee to request a proxy card.

-you do not wish to vote in person or you will not be attending the annual and special meeting, you must vote your shares in the manner prescribed by your broker, bank or other nominee. Your broker, bank or other nominee should have enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with our transfer agent, Odyssey Transfer Inc., then you are a stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the broker, bank, or other nominee is the stockholder of record with respect to those shares. However, you are still the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, or other nominee how to vote their shares. Street name holders are also invited to attend the annual and special meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one name or in different accounts. To ensure that all of your shares are voted, please vote by proxy by following instructions provided in each proxy card. If some of your shares are held in “street name,” you should have received voting instructions with these materials from your broker, bank or other nominee. Please follow the voting instructions provided to ensure that your vote is counted.

What vote is required for the election of directors or for the approval of a proposal?

The proposals for approval and adoption of the plan of conversion must receive votes “For” from the holders of a majority of the outstanding shares of our common stock.

Directors are elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. “Plurality” means that the director nominees who receive the largest number of votes cast “For” are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee's favor and will have no effect on the outcome of the election.

For the ratification of the continued appointment of the independent registered public accounting firm to be approved, the proposals must receive votes “For” from the holders of a majority of the outstanding shares of our common stock.

How are votes counted?

For the approval and adoption of the plan of conversion, you may vote “For”, “Against”, or “Abstain” for the proposals. Votes that abstain and broker non-votes will have the same effect as “Against” votes.

For the election of directors, you may vote “For” or “Against”, for each nominee for director. Votes “Against” or broker non-votes will have no effect on the outcome of the vote on the election of directors.

For the ratification of the continued appointment of the independent registered public accounting firm, you may vote “For”, “Against”, or “Abstain” for the proposals. Votes that abstain and broker non-votes will have the same effect as “Against” votes.

A “broker non-vote” occurs when a broker, bank, or other nominee holding shares for a beneficial owner in street name does not vote on a particular proposal because it does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner of those shares, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions.

What happens if I do not make specific voting choices?

If you are a stockholder of record and you submit your proxy without specifying how you want to vote your shares, then the proxy holder will vote your shares in the manner recommended by our board of directors on all proposals.

If you hold your shares in street name and you do not give instructions to your broker, bank or other nominee to vote your shares, the rules that govern brokers, banks, and other nominees who are the stockholders of record of shares held in street name generally give the discretion to vote uninstructed shares on routine matters but withhold the discretion to vote them on non-routine matters.

What is the quorum requirement?

A quorum of stockholders is necessary for the transaction of business at the annual and special meeting. The presence in person or by proxy of stockholders entitled to cast at least three percent of the shares entitled to vote at the annual and special meeting constitutes a quorum. Your shares will be counted towards the quorum requirement only if you or the registered holder of your shares is present in person or by proxy at the annual and special meeting. Votes that abstain and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the officer presiding at the meeting will have power to adjourn the meeting from time to time until a quorum is present.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote your shares:

-“For” the approval of the plan of conversion;

-“For” the election of all nominees for directors;

-“For” the advisory vote on the compensation of our named executive officers;

-“For” the ratification of the royalty agreements entered into by Polymet;

-“For” a proposal to hold advisory votes on the compensation of our named executive officers once every year; and

-“For” the ratification of the continued appointment of the independent registered public accounting firm.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before the final vote at the annual and special meeting. If you are a stockholder of record, you may vote again on a later date via the Internet (only your latest Internet proxy submitted prior to the annual and special meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the annual and special meeting and voting in person. Your attendance at the annual and special meeting will not automatically revoke your proxy unless you vote again at the annual and special meeting or specifically request in writing that your prior proxy be revoked. You may also request that your prior proxy be revoked by delivering to us at 278 Bay Street, Suite 102, Thunder Bay, Ontario, Canada P7B 1R8, a written notice of revocation prior to the annual and special meeting.

If you hold your shares in street name, you will need to follow the voting instructions provided by your broker, bank or other nominee regarding how to revoke or change your vote.

How can I attend the annual and special meeting?

You may call us at (807) 345-7384 or if you want to obtain directions in order to attend the annual and special meeting and vote in person.

You may be asked to present valid government issued picture identification, such as a driver's license or passport, before being admitted to the annual and special meeting. If you hold your shares in street name, you will also need proof of ownership to be admitted to the annual and special meeting. A recent brokerage statement or letter from your broker, bank or other nominee is an example of proof of ownership.

Who pays the cost of proxy preparation and solicitation?

We pay the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokers, banks or other nominees for forwarding proxy materials to street name holders.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile, mail, other means of communication or personally. These individuals will receive no additional compensation for such services.

We will ask brokers, banks, and other nominees to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable charges and expenses.

Common Stock

Holders of our common stock have one vote for each share on each matter submitted to a vote of our stockholders. The holders of our common stock possess all voting power. There is no cumulative voting in the election of directors. According to our bylaws, generally, all questions (other than director elections) are decided by the vote of a majority in interest of our stockholders present in person or represented by proxy and entitled to vote at the meeting. According to our bylaws, the holders of three percent of the stock issued and outstanding and entitled to vote thereat, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders for the transaction of business except as otherwise provided by statute or by the Articles of Incorporation. According to our bylaws, generally, any action required to be taken at the meeting of our stockholders, or any action which may be taken at such meeting, may be taken without a meeting if authorized by the written consent of stockholders holding at least a majority of the voting power, unless the provisions of the statutes or of the Articles of Incorporation require a greater proportion of voting power to authorize such action which case such greater proportion of written consents shall be required.

The holders of our common stock are entitled to receive, when and if declared by our board of directors, out of funds legally available therefore, dividends payable in cash, in property or in shares of the capital stock, subject to the provisions of the Articles of Incorporation. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Under Nevada law, pursuant to the NRS §§92A.300 - 92A.500 (inclusive) (the “Dissenters Rights Provisions”) our stockholders are entitled, after complying with certain requirements of Nevada law, to dissent from approval of the continuation pursuant to Chapter 92A of the NRS and to be paid the “fair value” of their shares of our common stock exclusive of any element of value arising from the accomplishment or expectation of the continuation, if the continuation is completed. Stockholders electing to exercise these Dissenters' Rights must comply with the provisions of Chapter 92A of the NRS in order to perfect their rights. We will require strict compliance with the statutory procedures. A copy of the Dissenters' Rights Provisions is attached as Schedule “B” hereto. If you wish to exercise your dissenters' rights or preserve the right to do so, you should carefully review Schedule “B” hereto. IF YOU FAIL TO COMPLY WITH THE PROCEDURES SPECIFIED IN THE DISSENTERS' RIGHTS PROVISIONS IN A TIMELY MANNER, YOU MAY LOSE YOUR DISSENTERS' RIGHTS. BECAUSE OF THE COMPLEXITY OF THOSE PROCEDURES, YOU SHOULD SEEK THE ADVICE OF COUNSEL IF YOU ARE CONSIDERING EXERCISING YOUR DISSENTERS' RIGHTS.

PROPOSAL 1 - THE CONTINUATION

General Overview of the Continuation

Our board of directors has determined that it would be in the best interest of our company to change our corporate jurisdiction from the State of Nevada to the Province of British Columbia, Canada. We intend to change the corporate jurisdiction of Red Metal from the State of Nevada to the Province of British Columbia, Canada by means of a process called a “conversion” under the Nevada Revised Statutes and a “continuation” under the Business Corporations Act (British Columbia).

If our stockholders approve the proposed continuation then we intend to file articles of conversion with the Secretary of State of Nevada and a continuation application with the Registrar of Companies of British Columbia. Upon receipt of a certificate of continuation from the Registrar of Companies of British Columbia, we will be continued as a British Columbia corporation and will be governed by the laws of British Columbia. The assets and liabilities of the British Columbia corporation immediately after the continuation will be identical to the assets and liabilities of the Nevada corporation immediately prior to the continuation. The officers and directors of Red Metal immediately before the continuation becomes effective will be the officers and directors of the British Columbia corporation. The change of our corporate jurisdiction will not result in any material change to our business and will not have any effect on the relative equity or voting interests of our stockholders. Each previously outstanding share of our common will become one common of the British Columbia corporation.

The continuation and the plan of conversion are also subject to approval by the holders of a majority of the outstanding shares of our common stock.

The change of our corporate jurisdiction will result in changes in the rights and obligations of our current stockholders under applicable corporate laws. For an explanation of these differences see the discussion of “Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction” beginning on page 25 of this proxy statement/prospectus. In addition, the change of our corporate jurisdiction may have material tax consequences to stockholders which may or may not be adverse to any particular stockholder depending on the stockholder's particular circumstances. For a more detailed explanation of the tax consequences, see “Certain United States Federal Income Tax Considerations of the Change of Our Corporate Jurisdiction” and “Certain Canadian Federal Income Tax Considerations of the Change of Our Corporate Jurisdiction” beginning on pages 34 and 39, respectively, of this proxy statement/prospectus.

Certain Terms of the Plan of Conversion

A summary of the material terms of the plan of conversion is set forth below. The full text of the plan of conversion is attached as Schedule “A” to this proxy statement/prospectus.

Principal Terms of the Conversion

The plan of conversion provides that at the effective time of the conversion, Red Metal will be converted into Red Metal Resources Ltd., a British Columbia corporation (“Red Metal BC”) continued under the Business Corporations Act (British Columbia). At the effective time of the conversion, the continuation application and articles of Red Metal BC, in the forms attached as Appendix “A” and Appendix “B”, respectively, of the plan of conversion will replace the articles of incorporation and bylaws of Red Metal.

Effective Time of the Conversion

The plan of conversion provides that, as promptly as practicable after the approval of the plan of conversion by the holders of a majority of the outstanding shares of our Common Stock, Red Metal will file the articles of conversion with the Secretary of State of Nevada and a continuation application with the Registrar of Companies of British Columbia. The plan of conversion provides that the effective date and time of the conversion will be the date and time on and at which the continuation becomes effective under the laws of Nevada or the date and time on and at which the continuation becomes effective under the laws of British Columbia, whichever occurs later.

Manner and Basis of Converting Shares of Common Stock

At the effective time of the conversion, each share of common stock of Red Metal, with $0.001 par value per share, issued and outstanding immediately before the effective time of the conversion will, by virtue of the conversion and without any action on the part of the holder thereof and without any disposition of such share, become one validly issued, fully paid and non-assessable common share of Red Metal BC without par value.

Manner and Basis of Converting Options and Other Rights

At the effective time of the conversion, each option, warrant or other right to acquire shares of common stock of Red Metal Nevada that is or was outstanding immediately before the effective time of the conversion will, by virtue of the conversion and without any action on the part of the holder thereof, become an option, warrant or right, respectively, to acquire, upon the same terms and conditions, the number of common shares of Red Metal BC that such holder would have received had such holder exercised such option, warrant or right, respectively, in full immediately before the effective time of the conversion (whether or not such option, warrant or right was then exercisable) and the exercise price per share under each such option, warrant or right, respectively will be equal to the exercise price per share thereof immediately before the effective time of the conversion, unless otherwise provided in the instrument or agreement granting such option, warrant or right, respectively.

Effect of the Conversion

At the effective time of the conversion, Red Metal will be converted into Red Metal BC, a corporation organized under the Business Corporations Act (British Columbia), and the title to all real estate vested by deed or otherwise under the laws of any jurisdiction, and the title to all other property, real and personal, owned by Red Metal, and all debts due to Red Metal on whatever account, as well as all other things in action or belonging to Red Metal immediately before the conversion, shall in accordance with the NRS be vested in Red Metal BC without reservation or impairment. Red Metal BC will have all of the debts, liabilities and duties of Red Metal, and all rights of creditors accruing and all liens placed upon any property of Red Metal up to the effective time of the conversion will be preserved unimpaired, and all debts, liabilities and duties of Red Metal immediately before the conversion will attach to Red Metal BC and may be enforced against it to the same extent as if it had incurred or contracted such debts, liabilities and duties. Any proceeding pending against Red Metal may be continued as if the conversion had not occurred or Red Metal BC may be substituted in the proceeding in place of Red Metal.

Amendment

The Red Metal board of directors may amend the plan of conversion at any time before the effective time of conversion, provided, however, that an amendment made subsequent to the approval of the conversion by the stockholders of Red Metal must not (a) alter or change the manner or basis of exchanging a stockholder's shares of Red Metal for a stockholder's shares, rights to purchase a stockholder's shares, or other securities of Red Metal BC, or for cash or other property in whole or in part, or (b) alter or change any of the terms and conditions of the plan of conversion in a manner that adversely affects the stockholders of Red Metal.

Termination

At any time before the effective time of the conversion, the plan of conversion may be terminated and the conversion may be abandoned by the board of directors of Red Metal, notwithstanding approval of the plan of conversion by the stockholders of Red Metal. We anticipate that the plan of conversion will be terminated if the proposed conversion is not approved by our stockholders at the annual and special meeting.

Dissenters' Rights

Under Nevada law, pursuant to the NRS §§92A.300 - 92A.500 (inclusive) (the “Dissenters' Rights Provisions”) our stockholders are entitled, after complying with certain requirements of Nevada law, to dissent from approval of the continuation pursuant to Chapter 92A of the Nevada Revised Statutes of the State of Nevada (“NRS”) and to be paid the “fair value” of their shares of our common stock exclusive of any element of value arising from the accomplishment or expectation of the continuation, if the continuation is completed. Stockholders electing to exercise these Dissenters' Rights must comply with the provisions of Chapter 92A of the NRS in order to perfect their rights. We will require strict compliance with the statutory procedures.

In the context of the continuation, the Dissenters' Rights Provisions provide that the stockholders may elect to have our company purchase their shares held by the stockholders for a cash price that is equal to the “fair value” of such shares, as determined in a judicial proceeding in accordance with the Dissenters' Rights Provisions. The fair value of the shares of any stockholder means the value of such shares immediately before the effectuation of the continuation excluding any appreciation or depreciation in anticipation of the continuation, unless exclusion of any appreciation or depreciation would be inequitable.

A copy of the Dissenters' Rights Provisions is attached as Schedule “B” hereto. If you wish to exercise your dissenters' rights or preserve the right to do so, you should carefully review Schedule “B” hereto. IF YOU FAIL TO COMPLY WITH THE PROCEDURES SPECIFIED IN THE DISSENTERS' RIGHTS PROVISIONS IN A TIMELY MANNER, YOU MAY LOSE YOUR DISSENTERS' RIGHTS. BECAUSE OF THE COMPLEXITY OF THOSE PROCEDURES, YOU SHOULD SEEK THE ADVICE OF COUNSEL IF YOU ARE CONSIDERING EXERCISING YOUR DISSENTERS' RIGHTS. Stockholders who perfect their dissenters' rights by complying with the procedures set forth in the Dissenters' Rights Provisions will have the fair value of their stock determined by a Nevada state district court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the continuation to be paid in connection with the continuation. In addition, stockholders who invoke dissenters' rights may be entitled to receive payment of a fair rate of interest from the effective time of the continuation on the amount determined to be the fair value of their shares.

All demands for appraisal should be addressed to 278 Bay Street, Suite 102, Thunder Bay, ON P7B 1R8, before the vote on the continuation is taken at the annual and special meeting, and should be executed by, or on behalf of, the record holder of the shares of the common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of our common stock.

In view of the complexity of the Dissenter's Rights Provisions in Chapter 92A, stockholders desiring to dissent from the continuation and pursue Dissenters' Rights should consult their legal advisers.

Reasons for the Continuation

We believe that changing our corporate jurisdiction to the Province of British Columbia, Canada more accurately reflects the identity of our company because Canada is the country from which we have derived much of our financing, all of our officers and the majority of our directors are located in Canada, and a large amount of our issued and outstanding stock is owned of record by persons not resident in the United States. We believe that the change of our corporate jurisdiction may also enable us to qualify as a “foreign private issuer” in the United States. As a foreign private issuer, we believe that our regulatory compliance costs may decrease and our ability to raise capital should improve because it should, under certain circumstances, enable us to issue securities in private placement offerings with a four-month hold period (for which we believe there is more demand than there is for securities issued in a private placement with a minimum hold period of six months, which is currently the case) without limiting our access to the U.S. capital markets.

In addition to the potential benefits described above, the continuation will impose some moderate costs on our company and will expose us and our stockholders to some risk, including the risk of liability for taxation and the potential for greater impediments to enforcement of judgments and orders of United States courts and regulatory authorities against our company following the consummation of the continuation. Please see the section entitled “Risk Factors” commencing on page 9 for a more comprehensive discussion regarding the risk factors of the continuation. There are also differences between the laws of the State of Nevada and the laws of the Province of British Columbia. Please see the section entitled “Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction” commencing on page 25 for a more comprehensive discussion of our stockholders' rights before and after the proposed change of our corporate jurisdiction. Regardless of the risks and costs associated with the change of our corporate jurisdiction, our board of directors has determined that the potential advantages of the change of our corporate jurisdiction outweigh the risks and costs.

Although our board of directors evaluated variations in the basic structure of the continuation, our board of directors believes, based on advice from management and its professional advisors, that the proposed structure of our company as a British Columbia corporation is the best structure to provide the advantages which our company is seeking without substantial operational or financial risks. No assurance can be given, however, that the anticipated benefits of the continuation will be realized.

Corporate Law Requirements

In order for our company to carry out the continuation, it will be necessary for us to comply with the provisions of the corporate law of the State of Nevada and the Business Corporations Act (British Columbia).

The corporate law of the State of Nevada allows a corporation that is incorporated under the Nevada corporate law to convert into a foreign entity pursuant to a conversion approved by the stockholders of the Nevada corporation. Pursuant to the Nevada corporate law, the board of directors of Red Metal has adopted the plan of conversion attached at Schedule “A” to this proxy statement/prospectus and has recommended the plan of conversion to our stockholders.

If holders of a majority of the voting power of our stockholders vote to approve the plan of conversion, we intend to file articles of conversion with the Nevada Secretary of State. After we file the articles of conversion and pay to the Secretary of State of Nevada all prescribed fees, and we comply with all other requirements, the conversion will become effective in accordance with Nevada corporate law.

As we are proposing to continue into the jurisdiction of the Province of British Columbia, we must also comply with the applicable provisions of the Business Corporations Act (British Columbia) in order to successfully complete the continuation.

A foreign corporation is permitted to continue from a foreign jurisdiction into British Columbia by filing with the Registrar of Companies of British Columbia a continuation application and providing to the Registrar of Companies certain records and information that the Registrar of Companies may require. We expect that the continuation of Red Metal into British Columbia will be effective on the date and time that the continuation application, the form of which is attached hereto as Appendix “A” of the plan of conversion, is filed with the Registrar of Companies, assuming we provide the Registrar of Companies with any records and information it may require. After Red Metal is continued into British Columbia, the Registrar of Companies must issue a certificate of continuation showing the name of the continued company (expected to be “Red Metal Resources Ltd.”) and the date and time on which it is continued into British Columbia as a continued company.

If the continuation is approved by our stockholders, we expect to file the articles of conversion and the continuation application promptly.

Description of Our Securities after the Continuation

Upon completion of the continuation, we will be authorized to issue an unlimited number of common shares without par value.

Common Shares

The holders of common shares of Red Metal BC will be entitled to dividends, if, as, and when declared by the board of directors of Red Metal BC, entitled to one vote per share at meetings of stockholders or Red Metal BC and, upon dissolution, entitled to share equally in such assets of Red Metal BC as are distributable to the holders of common shares of Red Metal BC and subject to the rights of the holders of preferred shares.

Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction

After the continuation, our shareholders will become the holders of shares in the capital of a British Columbia corporation organized under the Business Corporations Act (British Columbia) (the “BCBCA”). The Nevada Revised Statutes of Nevada (the “NRS”) differs in many respects from the BCBCA. The following is a summary description of the principal differences that could affect the rights of our stockholders.

Director Election

Under the BCBCA, stockholders of a corporation must, by ordinary resolution at each annual meeting at which an election of directors is required, elect directors to hold office. An ordinary resolution means a resolution passed at a meeting of shareholders by a simple majority of the votes cast by shareholders voting shares that carry the right to vote at a meeting. Under the BCBCA, public companies such as our company must have at least three directors. The proposed articles of Red Metal BC provide that changes in the number of directors must be approved by ordinary resolution. However, the proposed articles of Red Metal BC also provide that the directors of Red Metal BC may appoint up to one-third of the number of the directors at the time of the appointments (other than directors appointed by this method). Any director so appointed ceases to hold office immediately before the next election or appointment of directors, but is eligible for re-election or re-appointment.

The NRS requires that a corporation have a minimum of one director. The number of directors must be fixed by, or in the manner provided in, the bylaws, unless the articles of incorporation fix the number of directors, in which case a change in the number of directors must be made only by amendment to the certificate, which requires stockholder approval. The number of directors may be changed by resolution of the board of directors if the articles of incorporation or bylaws so provide. The articles of incorporation of Red Metal provides that the board of directors of Red Metal must determine the number of directors, subject to the bylaws of Red Metal. The bylaws of Red Metal provide that the number of directors must be a minimum of 1 and a maximum of 5 unless and until otherwise determined by a vote of a majority of the board of directors of Red Metal. The minimum number of directors is one and the maximum is 5. The bylaws of Red Metal provide that directors shall be elected at the annual meeting of stockholders when a quorum is present or represented, the vote of the holders of a three percent stock having voting power present in person or represented by proxy shall be sufficient to elect directors. A majority of the authorized number of directors shall be necessary to constitute a quorum for the transaction of business at meetings of the board of directors. Directors need not be stockholders.

Removal of Directors

Under the BCBCA, a company may remove a director before the expiration of the director's term of office by a special resolution. The special resolution means a resolution passed at a meeting of shareholders by at least 2/3 of the votes cast by stockholders voting shares that carry the right to vote at a meeting.

Under the NRS, any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

Personal Liability of Directors and Derivative Actions

The BCBCA entitles a shareholder, including a beneficial owner of a share of a corporation, or a director of a corporation and any person whom the court considers an appropriate person to make application, with the approval of the Supreme Court of British Columbia, and in the name of the corporation, to commence legal proceedings to enforce a right, duty or obligation owed to the corporation that could be enforced by the corporation itself or to obtain damages for any breach of a right, duty or obligation whether the right, duty or obligation arises under the BCBCA or otherwise. Derivative actions, therefore, may be brought by shareholders on behalf of a corporation against the corporation's directors for damages or to enforce rights or duties owed by the director to the corporation. With leave of the court, a complainant may, in the name of and on behalf of a corporation, defend a legal proceeding brought against the corporation. Under the BCBCA, there is no statutory limitation with respect to the monetary liability which may be imposed on directors.

Under the NRS, a stockholder may bring a derivative action against officers and directors of a corporation for breach of their fiduciary duties to a corporation and its stockholders or for other fraudulent misconduct, so long as the stockholder was a stockholder of the corporation at the time of the transaction in question, or the stockholder obtained the stock thereafter solely by operation of law, and remained so through the duration of the suit; the plaintiff makes a demand on the directors of the corporation to assert the corporate claim unless the demand would be futile; and the plaintiff is an adequate representative of the other stockholders.

The NRS eliminates the liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty of care, unless it is proven that such breach involved intentional misconduct, fraud or a knowing violation of law.

Interested Shareholder Transactions and Anti-Takeover Provisions

Some powers granted to companies under the NRS may allow a Nevada corporation to make itself potentially less vulnerable to hostile takeover attempts. These powers include the ability to:

-require that notice of nominations for directors be given to the corporation prior to a meeting where directors will be elected, which may give management an opportunity to make a greater effort to solicit its own proxies;

-only allow the board of directors to call a special meeting of stockholders, which may thwart a raider's ability to call a meeting to make disruptive changes;

-provide that the power to determine the number of directors and to fill vacancies be vested solely in the board, so that the incumbent board, not a raider, would control vacant board positions; and

-provide for supermajority voting in some circumstances, including mergers and articles of incorporation amendments.

Our articles of incorporation, our bylaws, and Nevada common law include certain provisions which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check preferred stock, restrictions on business combinations, and the availability of authorized but unissued Common Stock.

Combination with Interested Stockholders Statute

Sections 78.411 to 78.444 of the NRS, which apply to any Nevada corporation having 200 or more stockholders of record which is and which has a class or series of shares which is a “covered security” under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, prohibits an “interested stockholder” from entering into a “combination” with the corporation for two years, unless certain conditions are met. We do not believe our shares constitute “covered securities” for purposes of this statute.  A “combination” includes:

•any merger of the corporation or any subsidiary of the corporation with an “interested stockholder,” or any other entity, whether or not itself an “interested stockholder,” which is, or after and as a result of the merger would be, an affiliate or associate of an “interested stockholder;”

•any sale, lease, exchange, mortgage, pledge, transfer, or other disposition in one transaction, or a series of transactions, to or with an “interested stockholder” or any affiliate or associate of an “interested stockholder,” of assets of the corporation or any subsidiary:

ohaving an aggregate market value equal to more than 5% of the aggregate market value of the corporation's assets, determined on a consolidated basis;

ohaving an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation; or

orepresenting more than 10% of the earning power or net income, determined on a consolidated basis, of the corporation; or

•the issuance or transfer by the corporation or any subsidiary, of any shares of the corporation or any subsidiary to an “interested stockholder” or any affiliate or associate of an “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the resident domestic corporation;

•the adoption of any plan, or proposal for the liquidation or dissolution of the corporation, under any agreement, arrangement or understanding, with the “interested stockholder,” or any affiliate or associate of the “interested stockholder;”

•if any of the following actions occurs:

oa reclassification of the corporation's securities, including, without limitation, any splitting of shares, share dividend, or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares;

orecapitalization of the corporation;

omerger or consolidation of the corporation with any subsidiary;

oor any other transaction, whether or not with or into or otherwise involving the interested stockholder,

under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or any affiliate or associate of the interested stockholder, which has the immediate and proximate effect of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the corporation or any subsidiary of the corporation which is beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, except as a result of immaterial changes because of adjustments of fractional shares.

•any receipt by an “interested stockholder” or any affiliate or associate of an “interested stockholder,” except proportionately as a stockholder of the corporation, of the benefit of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the corporation.

An “interested stockholder” is a person who is:

•directly or indirectly, the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or

•an affiliate or associate of the corporation, which at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the Combinations with Interested Stockholders Statute applies may not engage in a “combination” within two years after the interested stockholder first became an interested stockholder, unless the combination meets all of the requirements of the corporation's articles of incorporation and (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder, or (ii)(a) the combination is approved by the board of directors and (b) at or after that time, the combination is approved at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the stockholders representing at least sixty percent (60%) of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. If this approval is not obtained, the combination may be consummated after the two year period expires if either (i)(a) the combination or transaction by which the person first became an interested stockholder is approved by the board of directors before such person first became an interested stockholder, (b) the combination is approved by a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, or (c) the combination otherwise meets the requirements of the Combination with Interested Stockholders statute. Alternatively, a combination with an interested stockholder engaged in more than 2 years after the date the person first became an interested stockholder may be permissible if the aggregate amount of cash and the market value of consideration other than cash to be received by holders of shares of Common Stock and holders of any other class or series of shares meets the minimum requirements set forth in the statue, and prior to the completion of the combination, except in limited circumstances, the interested stockholder has not become the beneficial owner of additional voting shares of the corporation.

Acquisition of Controlling Interest Statute

In addition, Nevada's “Acquisition of Controlling Interest Statute,” prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. Sections 78.378 to

78.3793 of the NRS only apply to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, that do business directly or indirectly in Nevada and whose articles of incorporation or bylaws in effect 10 days following the acquisition of a controlling interest by an acquiror do not prohibit its application.

We do not intend to “do business” in Nevada within the meaning of the Acquisition of Controlling Interest Statute. Therefore, we believe it is unlikely that this statute will apply to us. The statute specifies three thresholds that constitute a controlling interest:

-at least one-fifth but less than one-third;

-at least one-third but less than a majority; and

-a majority or more, of the outstanding voting power.

Once an acquiror crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold (or within ninety days preceding the date thereof) become “control shares” which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right.

A special stockholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner) and no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition.

If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror's shares for redemption at the average price paid for the control shares by the acquiror.

Our articles of incorporation and bylaws do not currently permit us to redeem an acquiror's shares under these circumstances. The Acquisition of Controlling Interest Statute also provides that in the event the stockholders restore full voting rights to a holder of control shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment for the “fair value” of their shares as determined by a court in dissenters rights proceeding pursuant to Chapter 92A of the NRS.

There is no similar provision under the BCBCA.

Amendments to the Governing Documents

A BCBCA corporation may resolve to alter its articles:

-by the type of resolution specified by the BCBCA;

-if the BCBCA does not specify the type of resolution, by the type of resolution specified by the articles; or

-if neither the BCBCA nor the articles specify the type of resolution, by a special resolution.

The special resolution means a resolution passed at a meeting of shareholders by at least 2/3 of the votes cast by shareholders voting shares that carry the right to vote at a meeting.

According to the proposed articles of Red Metal BC, subject to the BCBCA, Red Metal BC may by resolution of the directors:

-create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

-increase, reduce or eliminate the maximum number of shares that Red Metal BC is authorized to issue out of any class or series of shares or establish a maximum number of shares that Red Metal BC is authorized to issue out of any class or series of shares for which no maximum is established;

-if Red Metal BC is authorized to issue shares of a class of shares with par value:

(i)decrease the par value of those shares;

(ii)if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(iii)subdivide all or any of its unissued, or fully paid issued, shares with par value into shares of smaller par value; or

(iv)consolidate all or any of its unissued, or fully paid issued, shares with par value into shares of larger par value;

-subdivide all or any of its unissued, or fully paid issued, shares without par value;

-consolidate all or any of its unissued, or fully paid issued, shares without par value;

-subdivide all or any of its unissued, or fully paid issued, shares by way of a share dividend;

-change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or all or any of its unissued shares without par value into shares with par value;

-alter the identifying name of any of its shares; or

-otherwise alter its shares or authorized share structure when required or permitted to do so by the BCBCA.

According to the proposed articles of Red Metal BC, Red Metal BC may by resolution of the directors alter its notice of articles in order to change its name or adopt or change any transaction of that name. Also, if the BCBCA does not specify the type of resolution and the articles of Red Metal BC do not specify another type of resolution, Red Metal BC may by resolution of the directors alter the articles.

A BCBCA corporation may, by the type of shareholders' resolution specified by the articles, or, if the articles do not specify the type of resolution, by a special resolution:

-create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; and/or

-vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

A right or special right attached to issued shares must not be prejudiced or interfered with under the BCBCA or under the memorandum, notice of articles or articles unless the shareholders holding the shares of the class or series of shares to which the right or special right is attached consent by a special separate resolution of those shareholders which, if passed at a meeting, requires the majority of the votes specified in the articles for a special separate resolution (or, failing which, a separate resolution) of that class or series. If the articles do not specify the majority required, then a majority of two-thirds of the votes cast is required. The special separate resolution is in addition to the resolution authorizing the alterations.

The NRS provide that the vote of holders of a majority of the outstanding shares entitled to vote is required to alter, amend, change or repeal a corporation's articles of incorporation, unless a greater proportion is required by the articles of incorporation. In addition, if the amendment to the articles of incorporation would increase or decrease the aggregate number of authorized shares of a class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, that class is entitled to vote separately on the amendment whether or not it is designated as voting stock. Furthermore, if the proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but will not so affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for purposes of the class vote. The NRS reserves the power to the stockholders to adopt, amend or repeal the bylaws but allows the directors to adopt, amend, or repeal any bylaw, except as may otherwise be prohibited by any bylaw adopted by the stockholders. The articles of incorporation of Red Metal provides that the board of directors of Red Metal is expressly authorized to make, alter or repeal our bylaws.

Shareholder Quorum and Voting Requirements

Under the BCBCA, the quorum for the transaction of business at a meeting of shareholders of a company may be established by the articles. The proposed articles of Red Metal BC provides that, generally, the quorum for the transaction of business at a meeting of shareholders is 2 persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 1/20 of the issued shares entitled to be voted at the meeting.

Except where the BCBCA or the articles require approval by a special resolution or unanimous resolution, a simple majority of the votes cast by shareholders voting shares that carry the right to vote at a meeting is required to approve any resolution properly brought before the stockholders.

Under the NRS, a corporation's articles of incorporation and bylaws may specify the number of shares necessary to constitute a quorum at any meeting of shareholders. The bylaws of Red Metal provide that the presence in person or by proxy of stockholders entitled to cast at least a majority of the shares entitled to vote at the meetings of stockholders constitutes a quorum.

The bylaws of Red Metal provide that generally all questions (other than the election of directors) must be decided by the vote of a majority in interest of the stockholders present in person or represented by proxy and entitled to vote at the meeting.

Special Meeting of Shareholders

The BCBCA provides that a board of directors or the holders of 5% of the issued shares of a corporation with a right to vote can call or requisition a special meeting.

Under the NRS, a special meeting may be called by a board of directors or by any other person authorized to do so in the corporation's articles of incorporation or bylaws. The bylaws of Red Metal provide that special meetings of the stockholders or of any class or series thereof entitled to vote may be called by the President or at the request in writing by stockholders of record owning at least 20% percent of the issued and outstanding voting shares of common stock of Red Metal.

Votes Required for Extraordinary Transactions

Under the BCBCA, approvals of amalgamations (except amalgamations between a corporation and wholly owned subsidiaries), consolidations, and sales, leases, or exchanges of substantially all the property of a corporation, other than in the ordinary course of business of the corporation requires approval by the stockholders by a special resolution at a duly called meeting. The special resolution means a resolution passed at a meeting of shareholders by at least 2/3 of the votes cast by shareholders voting shares that carry the right to vote at a meeting.

Under the NRS, mergers or consolidations generally require the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote and stockholder approval is not required by a Nevada corporation:

-if it is the surviving corporation in a merger requiring the issuance of voting stock not exceeding 20% of the corporation's voting stock outstanding immediately prior to the merger, requiring the issuance of shares entitled to participate in distributions does not exceed 20% of the shares entitled to participate in distributions outstanding immediately prior to the merger, each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger, the merger agreement does not amend in any respect the survivor's articles of incorporation; or

-if it is the surviving corporation in a merger with a subsidiary in which its ownership of the subsidiary was 90% or greater.

Unless a greater percentage is required by the articles of incorporation, a sale, lease, or exchange of all or substantially all the property or assets of a Nevada corporation or an amendment to its articles of incorporation also requires the approval of stockholders holding a majority of the outstanding voting power entitled to vote on the matter.

Shareholder Action by Written Consent (In Lieu of a Meeting)

Under the BCBCA, any action required or permitted to be taken at a meeting of the stockholders by an ordinary resolution may be taken by a written resolution signed by a special majority of the stockholders entitled to vote on such resolution. The proposed articles of Red Metal BC provide that a special majority is two-thirds of the votes cast on the resolution. Any action required or permitted to be taken at a meeting of the stockholders by a special resolution may be taken by a written resolution signed by all the shareholders entitled to vote on such resolution.

Under the NRS, stockholders may execute an action by written consent in lieu of a stockholder meeting, unless such right is eliminated or modified in the corporation's articles of incorporation or bylaws, if holders of outstanding stock representing a majority of the voting power consent in writing.

Rights of Dissent and Appraisal

Under the BCBCA, in certain circumstances, a registered shareholder who disagrees with a proposed corporate action can require the company to purchase his or her shares for their fair value. The actions giving rise to a right of dissent are as follows:

-an alteration in the articles of a company by altering the restrictions on the business carried on or to be carried on by the company, or in its powers;

-various forms of corporation reorganizations, amalgamation, or arrangements (where permitted);

-a proposed sale, lease or exchange of all or substantially all of the corporation's assets; or

-in respect of any resolution or court order or arrangement permitting dissent.

Under the NRS, stockholders have the right to dissent and exercise Dissenters' Rights only with respect to forms of corporate mergers conversions and exchanges and not in the case of certain other fundamental change such as the sale of all or substantially all of the assets of the corporation or amendments to the articles of incorporation, unless so provided in the corporation's articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares. Stockholders who have neither voted in favor of nor consented to the merger conversion, or exchange have the right to seek appraisal of their shares by demanding payment in cash for their shares equal to the fair value of such shares. Fair value is determined by a court in an action timely brought by the stockholders who have properly demanded appraisal of their shares. In addition, under the NRS, Dissenters' Rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Oppression Remedies

Under the BCBCA, a shareholder of a corporation has the right to apply to a court on the grounds that the corporation is acting or proposes to act in a way that is prejudicial to the shareholder. After the application is filed, the court may make any order as it sees fit, including an order to prohibit any act proposed by the corporation.

There are no equivalent statutory remedies under the NRS; however, stockholders may be entitled to remedies for a violation of a director's fiduciary duties under Nevada common law.

Inspection of Corporate Books and Records

Under the BCBCA, current shareholders of a corporation are entitled to inspect, without charge, all of the records the corporation is required to maintain under the BCBCA, except for minutes of directors' meetings and directors' consent resolutions (and those of committees of directors) and written dissents to resolutions of directors. However, shareholders have the right to inspect the portions of minutes of directors' meetings, or of directors' consent resolutions and other records that contain disclosures of conflicts of interest by directors and senior officers, and the right to inspect disclosures of certain financial assistance made by the corporation.

Under the NRS, any stockholder who has been a stockholder of record of the corporation for at least six months immediately preceding the demand, or any person holding, or authorized in writing by the holders of, at least five percent of all outstanding shares, is entitled to inspect in person or by agent or attorney during normal business hours, a certified copy of the corporation's articles of incorporation, a copy of the corporation's bylaws, certified by an officer of the corporation, and a stock ledger or duplicate stock ledger containing the names, alphabetically arranged, of all persons who are stockholders of record of the corporation.

In addition to the rights set forth in the foregoing paragraph, any stockholder of record of a corporation who owns not less than 15 percent of all of the issued and outstanding shares of the stock of the corporation, or has been authorized in writing by the holders of at least 15 percent of the corporation's issued and outstanding shares, upon at least 5 days' written demand, is entitled to inspect in person or by agent or attorney, during normal business hours, the books of account and all financial records of the corporation, to make copies of records, and to conduct an audit of such records. Holders of voting trust certificates representing 15 percent of the issued and outstanding shares of the corporation are regarded as stockholders for the purpose of this subsection. The right of stockholders to inspect the corporate records may not be limited in the articles or bylaws of any corporation. The corporation may require a stockholder seeking to exercise the right of inspection described in the foregoing sentence to provide an affidavit that such inspection is not desired for any purpose not related to his or her interest in the corporation as a stockholder.  The right of inspection set forth in this paragraph does not apply to any corporation which furnishes to its stockholders a detailed, annual financial statement, or to any corporation which has filed during the preceding 12 months all reports required to be filed pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934.

Accounting Treatment of the Change of Our Corporate Jurisdiction

For United States accounting purposes, the change of our corporate jurisdiction from the State of Nevada to the Province of British Columbia, Canada by means of the continuation represents a non-substantive exchange to be accounted for in a manner consistent with a transaction between entities under common control. All assets, liabilities, revenues and expenses will be reflected in the accounts of Red Metal BC based on existing carrying values at the date of the exchange. The historical comparative figures of Red Metal BC will be those of Red Metal.

We currently prepare our financial statements in accordance with the United States generally accepted accounting principles and will begin to submit our financial statements in accordance with IFRS after the consummation of the change of our corporate jurisdiction.

Certain United States Federal Income Tax Consequences of the Change of Our Corporate Jurisdiction

The following is a general summary of certain U.S. federal income tax considerations applicable to stockholders resulting from the change of our corporate jurisdiction from the State of Nevada to the Province of British Columbia, Canada by means of the continuation or conversion (the “Continuation”) and the ownership and disposition of Red Metal BC Shares.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a stockholder. For example, it does not take into account the individual facts and circumstances of any particular stockholder that may affect the U.S. federal income tax considerations applicable to such holder, nor does it address the state and local, federal estate and gift, federal alternative minimum tax or foreign tax consequences to a stockholder relating to the Continuation and the ownership and disposition of Red Metal BC Shares acquired thereby. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any stockholder. Each stockholder is urged to consult its own tax advisor regarding the U. S. federal tax consequences which may apply as a result of the continuation and the ownership and disposition of Red Metal and Red Metal BC shares.

No ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences to stockholders as a result of the of the Continuation. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary are based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinions of Boughton Law Corporation and are based on the accuracy and completeness of facts described herein and representations made by us. Boughton Law Corporation has not undertaken any obligation to update its opinions after the date of this Registration Statement..

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this registration statement. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

As used in this summary, the term “U.S. Holder” means a beneficial owner of Red Metal Shares (or, after the Continuation has been consummated, a beneficial owner of Red Metal BC Shares) that is for U.S. federal income tax purposes:

(a)an individual who is a citizen or resident of the U.S.;

(b)a corporation, or other entity classified as a corporation that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia;

(c)an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or

(d)a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes; or (ii) is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in the Code.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of Red Metal Shares (or, after the Continuation, a beneficial owner of Red Metal BC Shares) that is neither a U.S. Holder nor a partnership.

This summary does not address the U.S. federal income tax considerations of the Continuation to stockholders that are subject to special provisions under the Code, including: (a) stockholders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) stockholders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) stockholders that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) stockholders that have a “functional currency” other than the U.S. dollar; (e) stockholders that own Red Metal Shares (or after the Continuation is consummated, Red Metal BC Shares) as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) Stockholders that acquired Metal Shares (or after the Continuation is consummated, Red Metal BC Shares) in connection with the exercise of employee stock options or otherwise as compensation for services; (g) Stockholders that hold Red Metal Shares (or after the Continuation is consummated, Red Metal BC Shares) other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); and (h) partnerships and other pass-through entities (and investors in such partnerships and entities).

This summary also does not address the U.S. federal income tax considerations applicable to stockholders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Red Metal Shares (or after the Continuation is consummated, Red Metal BC Shares) in connection with carrying on a business in Canada; (d) persons whose Red Metal Shares (or after the Continuation is consummated, Red Metal BC Shares) constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. Stockholders that are subject to special provisions under the Code, including stockholders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the Continuation and the ownership and disposition of Red Metal BC Shares received pursuant to the Continuation.

Finally, this summary does not address the U.S. federal income tax consequences of transactions effected prior or subsequent to, or concurrently with the Continuation, including, without limitation: any vesting, conversion, assumption, disposition, exercise, exchange or other transaction involving any rights to acquire Red Metal Shares or Red Metal BC Shares, including any options or warrants of Red Metal and any transaction, other than the Continuation, in which securities of Red Metal or Red Metal BC are acquired.

If an entity that is classified as a partnership (or “pass-through” entity) for U.S. federal income tax purposes holds Red Metal Shares (or after the Continuation is consummated, Red Metal BC Shares), the U.S. federal income tax consequences to such partnership and the partners of such partnership of participating in the Continuation and the ownership of Red Metal BC Shares received pursuant to the Continuation generally will depend on the activities of the partnership and the status of such partners. Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the Continuation and the ownership and disposition of Red Metal BC Shares received thereby.

This discussion provides general information only and is not intended to be tax advice to any particular stockholder. Any U.S. Federal, state, or local tax advice included in this discussion was not intended or written to be used, and it cannot be used by any stockholder, for the purpose of avoiding any penalties that may be imposed by any U.S. Federal, state or local governmental taxing authority or agency. Investors should consult their own independent tax advisors in determining the application to them of the U.S. federal income tax consequences set forth below and any other U.S. federal, state, local foreign or other tax consequences to them of the purchase, ownership and disposition of Red Metal and Red Metal BC shares. Investors should note that no rulings have been or will be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below and no assurance can be given that the IRS will not take positions contrary to the conclusions stated below.

Tax Consequences of the Transaction to Red Metal and Red Metal BC

As a result of the Continuation, Red Metal will be treated, for federal income tax purposes, as if it (1) sold all of its assets to Red Metal BC in a taxable exchange for the Red Metal BC shares and the assumption of Red Metal's liabilities and then (2) made a taxable distribution of such Red Metal BC shares to the holders of Red Metal common stock in exchange for such Red Metal common stock in complete liquidation of Red Metal pursuant to Section 331 of the Code.  While U.S. domestic conversions are typically treated as tax free reorganizations under Code Section 368(a), Section 367(a) of the Code and the Treasury Regulations thereunder prevent Red Metal BC from being treated as a corporation for U.S. federal income tax purposes thereby disqualifying the Continuation from Code Section 368(a) treatment. As such, it is anticipated that the Continuation will be treated as a fully taxable transaction to both Red Metal and its stockholders for U.S. federal income tax purposes.

On the deemed sale of its assets as a result of the Continuation, Red Metal will recognize gain to the extent the fair market value of its assets and the assumption of liabilities by Red Metal BC exceeds Red Metal's adjusted tax basis in its assets at the time of the Continuation.

The U.S. Anti-Inversion Rules

RED METAL BC will be incorporated under the laws of British Columbia, Canada. Generally, corporations incorporated outside of the United States are not treated as U.S. corporations for U.S. federal income tax purposes. However, as described below, Section 7874 of the Code treats certain corporations incorporated outside the United States as U.S. corporations for U.S. federal income tax purposes. Red Metal BC believes that it will be treated as a foreign corporation for U.S. federal income tax purposes as a result of the Continuation.

Under Section 7874 of the Code, a corporation created or organized outside of the United States (i.e., a foreign corporation) will be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident and subject to U.S. federal income tax on its worldwide income) when (i) the foreign corporation acquires, directly or indirectly, substantially all of the assets held, directly or indirectly, by a U.S. corporation (ii) after the acquisition, the stockholders of the acquired U.S. corporation hold at least 80% (by vote or value) of the shares of the foreign corporation by reason of holding shares of the U.S. acquired corporation, and (iii) after the acquisition, the foreign corporation's expanded affiliated group does not have substantial business activities in the foreign corporation's country of organization or incorporation when compared to the expanded affiliated group's total business activities.  For this purpose, “expanded affiliated group” means the foreign corporation and all subsidiaries in which the foreign corporation own, directly or indirectly, more than 50% of the stock (by vote or value). Pursuant to the Continuation, Red Metal BC will acquire all of the assets of Red Metal and (ii) the current stockholders of Red Metal will own 100% of the shares of Red Metal BC. Therefore, Red Metal BC will be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Code Section 7874 unless the Red Metal BC expanded affiliated group is treated as having substantial business activities in Canada.

U.S. Treasury Regulation section 1.7874-3 provides that an expanded affiliated group will be treated as having substantial business activities in the relevant foreign country when compared to its total business activities if, in general, at least 25% of the expanded affiliated group's employees (by number and compensation), tangible asset value and gross income are based, located and derived, respectively, in the relevant foreign country (the “25% test”).

While more than 25% of the employees are located in Canada, it is not clear whether the compensation portion of this test will be met during the applicable testing period.  The asset test applies only to the tangible property, and it is expected that this aspect of the 25% test would be met. Red Metal has not generated any income during the testing period, so in sum, it is expected that conversion will result in Red Metal BC being treated as a foreign corporation under Section 7874.  However, the application of these rules remains uncertain given the limited guidance and jurisprudence on how they will be applied in a given case.

In the event that Red Metal BC is treated as a U.S. domestic corporation for US income tax purposes after the continuation, significant and complicated tax consequences will result, and this summary does not attempt to describe all such consequences.  Generally, however, Red Metal BC will be subject to U.S. federal income tax on its worldwide income, regardless of the source of that income, and will be required to continue filing returns in the U.S.  Given that Red Metal BC will also be considered a Canadian resident corporation for Canadian income tax purposes, it is unclear how the foreign tax credit rules in either country will operate.  Accordingly, it is possible that Red Metal BC will be subject to double taxation with respect to all or part of its taxable income in the future.  Dividends that may be paid from Red Metal BC to its shareholders may be subject to withholding tax in one or both countries as a result of Section 7874 applying to Red Metal BC.

The remainder of this discussion assumes that Red Metal BC will meet the 25% test and will be respected as a foreign corporation under Section 7874 of the Code.

Consequences of the Continuation to U.S. Holders

For U.S. federal income tax purposes and with respect to the U.S. Holders, the Continuation will be treated as a taxable liquidation of Red Metal whereby Red Metal will distribute the Red Metal BC shares to each U.S. Holder, pro rata, in exchange for each U.S. Holder's Red Metal stock in complete liquidation of Red. While U.S. domestic conversions are typically treated as tax free reorganizations under Code Section 368(a), Section 367(a) of the Code and the Treasury Regulations thereunder prevent Red Metal BC from being treated as a corporation for U.S. federal income tax purposes thereby disqualifying the Continuation from Code Section 368(a) treatment. As such, it is anticipated that the Continuation will be treated as a taxable liquidation of Red Metal with respect to the U.S. Holders for U.S. federal income tax purposes.

As a result of the deemed taxable liquidation under the Continuation, each U.S. Holder will be treated for U.S. federal income tax purposes as receiving a pro rata share of the Red Metal BC shares in a taxable exchange for their Red Metal Shares.  Each U.S. Holder will realize taxable gain to the extent the fair market value of its Red Metal BC shares exceeds such U.S. Holder's adjusted tax basis in its Red Metal Shares on the date of the Continuation. If this exchange results in realized gain, the realized gain will be taxable as short term capital gain if the U.S. Holder has held its Red Metal Shares for one year or shorter at the time of the Continuation or as long term capital gain to the extent the U.S. Holder has held the Red Metal Shares for over one year at the time of the Continuation.  Long term capital gain is taxable at a maximum rate of 20% whereas short term capital gains are taxable at ordinary effective income tax rates.

After the Continuation, each U.S. Holder will hold its Red Metal BC shares with a tax basis equal to the fair market value of the Red Metal BC shares determined as of the date of the Continuation.

Consequences to U.S. Holders after the Continuation

Subject to the Passive Foreign Investment Company provisions discuss below, U.S. Holders will be required to include in gross income the gross amount of any distribution received on the Red Metal BC shares to the extent that the distribution is paid out of  the earnings and profits of Red Metal BC as determined for U.S. federal income purposes.  We refer to such a distribution herein as a dividend.

To the extent that the amount of any distribution exceeds Red Metal BC's earnings and profits, the distribution would generally first be treated as a tax-free return of capital (with a corresponding reduction in the adjusted tax basis of a U.S. holder's Red Metal BC common shares), and thereafter would be taxed as a capital gain.

Dividends paid in a currency other than U.S. dollars will be included in a U.S. Holder's gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt, whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. If the dividend were converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

To the extent Red Metal BC qualifies for the benefits of the United States and Canada income tax convention (the “Treaty”), a dividend would likely be classified as qualified dividend income to a U.S. Holder that is an individual generally taxed at preferential capital gains rates.  If a U.S. Holder is a corporation, and to the extent the U.S. corporate Holder controls 10% of more of the shares of Red Metal BC, Section 245A of the Code might provide an exemption from U.S. taxation.

A U.S. Holder would generally recognize a taxable gain or loss on any sale or other taxable disposition of Red Metal BC shares in an amount equal to the difference between the amount realized from such sale or other taxable disposition and the U.S. Holder's adjusted tax basis in such shares. Such recognized gain or loss generally would be a capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) generally would be subject to U.S. federal income tax at preferential rates if the U.S. Holder has held the Red Metal BC shares for more than one year as of the date of the sale or other taxable disposition. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Red Metal BC common shares generally would be treated as U.S. source gain or loss.

Passive Foreign Investment Company Provisions

The treatment of U.S. Holders of Red Metal BC shares in some cases could be materially different from that described above if, at any relevant time, Red Metal BC were classified as a passive foreign investment company (“PFIC”).

Sections 1291 to 1298 of the Code contain the PFIC rules. These rules generally provide for punitive treatment to U.S. Holders of PFICs. A foreign corporation is classified as a PFIC if more than 75% of its gross income is passive income or more than 50% of its assets produce passive income or are held for the production of passive income. These rules would not apply if the Section 7874(b) rules, as noted above, deem Red Metal BC to be considered as a U.S. corporation for U.S. federal income tax purposes.

For purposes of the PFIC asset test, cash is treated as a passive asset.  Red Metal BC is expected to hold a substantial amount of cash.  However, for purposes of the PFIC asset test, the active business assets held by Red Metal BC's wholly owned subsidiaries will be deemed to be held by Red Metal BC.  It is uncertain at this time whether Red Metal will be classified as a PFIC in the future.   If Red Metal BC were to be classified as a PFIC after Continuation, then U.S. Holders of shares of Red Metal BC will be subject to PFIC provisions which may impose U.S. taxes, in addition to those normally applicable, on the sale of their shares or on distribution from our company.  Specifically, any gain on the sale of PFIC shares or dividends that exceed 125% of the average distribution over the prior three years will be allocated pro rata over each day that the U.S. Holder beneficially owned such shares.  Any portion that is allocated to a prior taxation year will be taxed at the highest marginal rate applicable to such U.S. Holder in such prior taxation year, and an interest charge will be added as though the tax was due, but unpaid, in such prior year.

Material U.S. Federal Income Tax Considerations for Non-U.S. Holders

Consequences of the Continuation to non-U.S. Holders

For non-U.S. Holders, gain from the deemed liquidation event in the Continuation, if any, would likely not be subject to U.S. taxation as foreign source income.

A non-U.S. Holder of Red Metal Shares generally would not be subject to U.S. federal income or withholding tax on any gain realized on the disposition of Red Metal Shares unless:

-the gain is effectively connected with a U.S. trade or business of such non-U.S. Holder (or, if an income tax treaty applies, is attributable to a United States “permanent establishment”); or

-such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

Gain recognized by a non-U.S. Holder of Red Metal Shares described in the first bullet point above would generally be subject to tax under the rules described above as if it were a U.S. Holder of Red Metal Shares. An individual non-U.S. Holder of Red Metal Shares described in the second bullet point above would generally be subject to a 30% tax on the gain, which may be offset by U.S. source capital losses realized in the same year, even though the individual is not considered a resident of the United States.

Additionally, non-U.S. Holders generally would be required to recognize gain and be liable for U.S. federal income and withholding tax with respect to a taxable sale, exchange or other disposition of Red Metal Shares if Red Metal were treated for U.S. federal income tax purposes as a “U.S. real property interest” (“USRPI”). Subject to certain exceptions, Red Metal would generally be a USRPI if at any point in the preceding five years the fair market value of its U.S. real property interests equaled or exceeded 50% of the sum of the fair market values of its worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable Treasury Regulations. We believe that Red Metal Nevada has not been, and will not be at the time of the Continuation, a USRPI for U.S. federal income tax purposes. Non-U.S. Holders are urged to consult their tax advisor about the consequences that could result if Red Metal were a USRPI.

U.S. backup withholding can apply to broker transactions which would be the situation in the conversion transaction of Red Metal U.S. backup withholding at 24% would only apply to the extent a non-U.S. holder fails to either provide a Taxpayer Identification Number (TIN), certify their foreign status or otherwise fails to establish an exemption from U.S. backup withholding. Backup withholding is not an additional tax and is typically refundable to the extent the holder of the shares can ultimately establish they are a foreign person. To the extent non-U.S. Holders timely coordinate with the U.S. withholding agent in the conversion, U.S. backup withholding should be avoided.

If  Red Metal BC is treated under Section 7874 as a U.S. corporation for U.S. federal income tax purposes, a non-U.S. Holder generally would be subject to U.S. federal withholding tax on dividends received from Red Metal BC, and could be subject to U.S. federal income tax if the dividends were effectively connected with the non-U.S. Holder's conduct of a trade or business in the United States (and, if an income tax treaty applies, the dividends are attributable to a permanent establishment or fixed place of business maintained by the non-U.S. Holder in the United States).

Certain Canadian Federal Income Tax Considerations of the Change of Our Corporate Jurisdiction

Introduction

The following is a summary of certain of the Canadian federal income tax considerations under the Tax Act generally applicable in respect of the change of our corporate jurisdiction from Nevada to British Columbia by means of the Continuation, and with respect to holding and disposing of common shares in the capital of Red Metal BC thereafter. In this summary, we refer to Red Metal pre-Continuation as “Red Metal Nevada” and Red Metal post-Continuation as “Red Metal BC”.

This summary assumes that Red Metal Nevada is, immediately prior to the Continuation, a corporation that: (i) is not resident in Canada for the purposes of the Tax Act, (ii) is a resident of the United States for the purposes of the Canada - United States Tax Treaty (the “Treaty”) and is fully entitled to benefits under the Treaty, and (iii) is not a member of any partnership.

This summary also assumes that, immediately prior to the Continuation, the shares of Red Metal Nevada do not constitute “taxable Canadian property” for the purposes of the Tax Act.  The shares of Red Metal Nevada will constitute taxable Canadian property at a particular time if, such shares are not listed at that time on a “designated stock exchange” within the meaning of the Tax Act (which does not include OTC Market Group Inc.'s OTC Pink Open Market) and, at any time during the 60-month period that ends at that time, more than 50% of the fair market value of the shares was derived (directly or indirectly) from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties”, (iii) “timber resource properties”, and (iv) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists at that time, all as defined for the purposes of the Tax Act.

This summary is generally applicable to a beneficial holder of shares of common stock of Red Metal Nevada whose shares become shares of Red Metal BC from and after the Continuation and who, at all relevant times, and for the purposes of the Tax Act, holds such shares as capital property, deals at arm's length with and is not affiliated with the Company (each, a “Holder”).  A share will generally be considered to be capital property to a Holder unless either (i) the Holder uses or holds the share in the course of carrying on a business of buying and selling securities, or (ii) the Holder has acquired the share in one or more transactions considered to be an adventure or concern in the nature of trade. This summary is not applicable to a Holder: (i) in respect of which Red Metal Nevada is a “foreign affiliate”, (ii) who has entered or will enter into a “derivative forward agreement” or “synthetic disposition arrangement” with respect to any Red Metal Nevada or Red Metal BC shares, (iii) that is a “financial institution” for purposes of the “mark-to-market” rules, (iv) that is a “specified financial institution”, (v) that is a partnership, (vi) that is exempt from tax under Part I of the Tax Act, (vii) an interest in which is a “tax shelter” or a “tax shelter investment”, or (viii) that has elected to determine its “Canadian tax results” in a currency other than Canadian currency pursuant to the functional currency reporting rules, all as defined in the Tax Act. Any such Holders should consult their own tax advisors to determine the particular Canadian federal income tax consequences to them of the Continuation and of holding or disposing of the shares of Red Metal BC following the Continuation.

This summary does not address tax considerations applicable to holders of options, warrants or other rights to acquire shares of common stock of Red Metal Nevada. Any such holders should consult their own tax advisors to determine the particular Canadian federal income tax consequences to them of the Continuation and of the acquisition, holding, exercising or disposition of their rights following the Continuation.

This summary does not address tax considerations applicable to holders who dissent with respect to the Continuation pursuant to the Dissenters' Rights Provisions. Holders considering exercising such rights should consult their own tax advisors.

This summary is based on the facts and assumptions set out in this Registration Statement, including the assumptions set out in this section, the provisions of the Tax Act in force as of the date hereof, and our understanding of the administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) made publicly available in writing prior to the date hereof.  This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed; however, no assurance can be given that the Proposed Amendments will be enacted as proposed, or at all.  Other than the Proposed Amendments, this summary does not take into account or anticipate any changes in law or the administrative policies or assessing practices of the CRA, whether by judicial, legislative, governmental or administrative decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not exhaustive of all Canadian federal income tax considerations that may apply to the Continuation or to holding or disposing of shares thereafter.  The income and other tax consequences of the Continuation and of acquiring, holding or disposing of shares will vary depending on a Holder's particular status and circumstances, including the country, province or territory in which the Holder resides or carries on business. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. No representations are made with respect to the income or other tax consequences to any particular Holder. No advance income tax ruling has been obtained from the CRA to confirm the tax consequences summarized herein. Holders should be aware that the Continuation and the acquisition, holding or disposition of shares of our common stock after the Continuation may have income and other tax consequences which are not fully described in this Registration Statement. Holders are accordingly advised to consult with their own tax advisers regarding the application of Canadian federal income tax laws in their particular circumstances, as well as any other provincial, foreign or other tax consequences of the change of our corporate jurisdiction and the acquiring, holding or disposition of our common stock after the Continuation.

This summary does not discuss non-Canadian income or other tax consequences of the Continuation or the holding or disposing of shares of Red Metal BC following the Continuation.  Holders resident or subject to taxation in a jurisdiction other than Canada should be aware that these may have tax consequences both in Canada and in such other jurisdiction. Such consequences are not described herein. Holders should consult with their own tax advisors with respect to their particular circumstances and the tax considerations applicable to them.

Currency Conversion

In general, for purposes of the Tax Act, all amounts must be converted into Canadian dollars based on the applicable exchange rate quoted by the Bank of Canada for the relevant day or such other rate of exchange that is acceptable to the CRA. The Company and holders of shares of common stock  may, as a consequence, realize income or loss, capital gains or capital losses, or be deemed to receive dividends, by virtue of changes in the value of the U.S. dollar relative to the Canadian dollar.

The Continuation: Consequences to Red Metal Nevada and Red Metal BC

Upon being granted articles of continuance in British Columbia, Red Metal BC will be deemed, for purposes of the Tax Act, to have been incorporated in British Columbia from that point onward, and not to have been incorporated elsewhere.  As a consequence, Red Metal BC will be deemed to be a corporation resident in Canada for the purposes of the Tax Act after that time and will be subject to Canadian income tax on its worldwide income.  Red Metal BC will be deemed to have commenced a new taxation year at the time of the Continuation and will be entitled to choose a fiscal year end falling within the 53 weeks following the date of the Continuation.

As a consequence of Red Metal BC becoming a resident of Canada for purposes of the Tax Act, Red Metal Nevada will be deemed to have disposed, at the time that is immediately before the time that is immediately before the time of the Continuation, each property owned by Red Metal Nevada for proceeds equal to its fair market value.  Red Metal Nevada will be subject to tax under the Tax Act on any gains realized on such deemed disposition of any of its property that is “taxable Canadian property” for the purposes of the Tax Act.  Amongst other things, “taxable Canadian property” includes: (i) any real or immoveable property in Canada, (ii) any property used or held by Red Metal Nevada in a business carried on in Canada (including inventory), and (iii) the shares of subsidiary corporations, if such shares derived, at any time in the preceding 60-month period, directly or indirectly, more than 50% of their fair market value from one or any combination of: (A) real or immovable property situated in Canada, (B) “Canadian resource property”, (C) “timber resource property”, and (D) options in respect of, or interests in, or for civil law rights in, property described in any of (A) through (C) above, whether or not such property exists, each within the meaning of the Tax Act.  We do not anticipate that Red Metal Nevada will be subject to tax under the Tax Act upon the Continuation based on its current assets.

Red Metal BC will be deemed to have acquired, at the time of the Continuation, each property deemed to have been disposed of by Red Metal Nevada as described above, at a cost equal to the fair market value of such property.  Gains arising on the future disposition of property of Red Metal BC will be subject to tax under the Tax Act.  Any gains or losses that accrued to Red Metal Nevada before the Continuation will generally not be taken into account in determining Red Metal BC's liability for tax under the Tax Act.

The Continuation: Consequences to Holders

The Business Corporations Act (British Columbia) provides, amongst other things, that, on the continuation of Red Metal Nevada as Red Metal BC, (i) the property, rights and interests of Red Metal Nevada continue to be the property, rights and interests of Red Metal BC, (ii) Red Metal BC continues to be liable for the obligations of Red Metal Nevada, and (iii) there is neither any deprivation of any rights of any person holding a share of Red Metal BC nor any relief of liability in respect of such a share. The Nevada plan of conversion provides that each share of common stock of Red Metal Nevada issued and outstanding immediately prior to the Continuation will, by virtue thereof and without any action on the part of the holder thereof and without any disposition of such share, become one share of Red Metal BC.  Based on such provisions and on the published administrative position of the CRA, the Continuation should not constitute a disposition of the shares of common stock of Red Metal Nevada held by any Holder. Therefore, for Canadian income tax purposes, no Holder should realize any capital gain or loss on its shares as a result of the Continuation, and each Holder should have an adjusted cost base in their shares of Red Metal BC equal to their historic tax cost of such shares (expressed in Canadian dollars).

Potential Deemed Dividend for Resident Holders

The paid-up capital, within the meaning of the Tax Act, of the shares of Red Metal BC may be adjusted upon the Continuation. As described above, Red Metal Nevada will be deemed to have disposed of all of its property prior to the Continuation and Red Metal BC will be deemed to have reacquired such property at a cost equal to its fair market value. If the resulting tax cost of Red Metal BC's assets, net of Red Metal BC's outstanding liabilities at the time of the Continuation (“Net Tax Cost”) is less than the aggregate paid-up capital of the shares of Red Metal BC, the paid-up capital of the shares of Red Metal BC will be reduced to an amount equal to such Net Tax Cost. If, on the other hand, Red Metal BC's Net Tax Cost is greater than the aggregate paid-up capital of the shares of Red Metal BC, Red Metal BC may, but is not required to, elect within 90 days of the Continuation to increase the paid-up capital of the shares of Red Metal BC to an amount equal to the Net Tax Cost. There can be no certainty as to whether Red Metal BC will make this election if available.

If Red Metal BC elects to increase the paid-up capital of its shares as described above, Red Metal Nevada will be deemed to have paid, prior to the Continuation, and the holders of the shares of common stock of Red Metal Nevada will be deemed to have received pro rata, a dividend in respect of the shares of common stock of Red Metal Nevada held. In such a circumstance, Holders who are residents of Canada for the purposes of the Tax Act and any applicable income tax treaty or convention (each, a “Resident Holder”) will be deemed to have received a dividend from Red Metal Nevada, a non-resident corporation.  Such dividend will be included in the income of a Resident Holder and will increase the adjusted cost base, within the meaning of the Tax Act, of the shares of Red Metal Nevada held by such Resident Holder.  Holders other than Resident Holders should not be subject to Canadian federal income tax with respect to such deemed dividend.

Holding and Disposing of Shares Post-Continuation: Holders Resident in Canada

This section of the summary is generally applicable to Resident Holders.

Dividends

A Resident Holder will be required to include in computing its income for a taxation year dividends (including deemed dividends) received or deemed to be received on the shares of Red Metal BC.  In the case of a Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations. Taxable dividends received from a taxable Canadian corporation that are designated by such corporation as “eligible dividends” will be subject to an enhanced gross-up and dividend tax credit in accordance with the rules in the Tax Act.  There may be limitations on the ability of Red Metal BC to designate dividends as eligible dividends.

In the case of a Resident Holder that is a corporation, the amount of any such taxable dividend that is included in its income for a taxation year will generally be deductible in computing its taxable income for that taxation year. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations are urged to consult their own tax advisors having regard to their own circumstances.

A Resident Holder that is a “private corporation” or a “subject corporation”, each as defined in the Tax Act, will generally be liable to pay a refundable tax under Part IV of the Tax Act on dividends received on the shares of Red Metal BC to the extent such dividends are deductible in computing the Resident Holder's taxable income for the year.

Disposition of Shares

Resident Holders who dispose of their shares following the Continuation (other than to Red Metal BC) will realize a capital gain (or sustain a capital loss) equal to the amount by which the aggregate proceeds of disposition received exceeds (or is less than) the aggregate of the adjusted cost base to the Resident Holder of such shares, determined immediately before the disposition, and any reasonable costs of disposition. See below for a description of the tax treatment of capital gains and capital losses.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain realized by a Resident Holder in a taxation year will be included in computing the Resident Holder's income in that taxation year as a taxable capital gain and, generally, one-half of any capital loss realized in a taxation year (an “allowable capital loss”) must be deducted from the taxable capital gains realized by the Resident Holder in the same taxation year, in accordance with the rules contained in the Tax Act. Allowable capital losses in excess of taxable capital gains realized by a Resident Holder in a particular taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the Resident Holder in such taxation year, subject to and in accordance with the rules contained in the Tax Act.

Capital gains realized by an individual and certain trusts may give rise to a liability for minimum tax under the Tax Act. Resident Holders should consult their own tax advisors with respect to the minimum tax provisions.  A Resident Holder that is, throughout the year, a “Canadian-controlled private corporation”, as defined in the Tax Act, may be subject to an additional refundable tax on its “aggregate investment income” which is defined to include taxable capital gains.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a share may be reduced by the amount of dividends received or deemed to be received by it on such share (or on a share for which such share has been substituted) to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly through a partnership or a trust. Resident Holders to whom these rules may apply should consult their own tax advisors.

Holding and Disposing of Shares Post-Continuation: Holders Not Resident in Canada

This section of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act: (i) is not, and is not deemed to be, resident in Canada for the purposes of the Tax Act or any applicable income tax treaty or convention, and (ii) does not and will not use or hold, and is not and will not be deemed to use or hold, any of the shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). This summary does not apply to a Non-Resident Holder that carries on, or is deemed to carry on, an insurance business in Canada and elsewhere or an “authorized foreign bank”, as defined in the Tax Act. Such Holders should consult their own tax advisors.

Dividends

Under the Tax Act, dividends paid or credited or deemed to be paid or credited by Red Metal BC to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividends, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident. For example, where a Non-Resident Holder is a resident of the United States, is fully entitled to the benefits under the Treaty, and is the beneficial owner of the dividend, the applicable rate of Canadian withholding tax is generally reduced to 15% of the gross amount of such dividend (or 5% in the case of a U.S. holder that is a company beneficially owning at least 10% of the voting shares of Red Metal BC). Non-Resident Holders should consult their own tax advisors for the appropriate procedures to be followed to ensure their entitlement to any reduced rates of withholding under an applicable income tax treaty or convention.

Disposition of Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of shares of Red Metal BC unless such shares constitute “taxable Canadian property” of the Non-Resident Holder at the time of disposition and the shares are not “treaty-protected property”, each within the meaning of the Tax Act.

Generally, a share of Red Metal BC held by a particular Non-Resident Holder will not be taxable Canadian property of such Non-Resident Holder at any time at which such share is listed on a “designated stock exchange” within the meaning of the Tax Act (which includes the Canadian Securities Exchange, but does not include the OTC Market Group Inc.'s OTC Pink Sheets tier Venture Market), unless at any time during the 60-month period that ends at that time:

1.1one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder does not deal at arm's length for purposes of the Tax Act, and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of Red Metal BC, and more than 50% of the fair market value of the shares was derived (directly or indirectly) from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties”, (iii) “timber resource properties”, and (iv) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists, all as defined for the purposes of the Tax Act.

There is no certainty that Red Metal BC will be successful in obtaining a listing for the shares on the Canadian Securities Exchange or on any other designated stock exchange.  Where, at a particular time, a share is not listed on a designated stock exchange, such share will constitute taxable Canadian property of a Non-Resident Holder where, at any time during the 60-month period that ends at that time, the criteria in paragraph (b) above are satisfied.  Based on the anticipated properties of Red Metal BC, it is not anticipated that the criteria in paragraph (b) will be satisfied immediately after the Continuation.  Shares may also be deemed to be “taxable Canadian property” in certain additional circumstances as set out in the Tax Act.

In the event that a share is taxable Canadian property to a Non-Resident Holder at the effective time of the disposition and is not treaty-protected property, the tax consequences described above under “Certain Canadian Federal Income Tax Considerations of the Change of Our Corporate Jurisdiction - Holding and Disposing of Shares Post-Continuation: Holders Resident in Canada - Disposition of Shares” will generally apply. Non-Resident Holders may also be subject to Canadian tax compliance obligations in such a circumstance and should consult with their own tax advisors as to the same.

Any Non-Resident Holder who is contemplating disposing of shares of Red Metal BC following the Continuation should consult its own tax advisors as to whether the Non-Resident Holder will be subject to Canadian federal income tax on the disposition and/or be required to obtain a tax clearance certificate from CRA in respect of the disposition.

Opinion of Legal Advisors

The forgoing information under the heading “Certain Canadian Federal Income Tax Considerations of the Change of Our Corporate Jurisdiction” has been reviewed by, and is, subject to the limitations stated therein, the opinion of Boughton Law Corporation, Canadian legal counsel to our company.

Reporting Obligations under Securities Laws

If we change our corporate jurisdiction to the Province of British Columbia, Canada, we will still have to comply with reporting requirements under both the United States and Canadian securities laws. However, these requirements should be reduced because we would no longer be a United States company.

We currently prepare our financial statements in accordance with United States generally accepted accounting principles (“US GAAP”). We file our audited annual financial statements with the Securities and Exchange Commission on annual reports on Form 10-K and our unaudited interim financial statements with the Securities and Exchange Commission on quarterly reports on Form 10-Q. Additionally, we are a reporting issuer in the Provinces of British Columbia and Ontario. Upon completion of the continuation, we anticipate that we will meet the definition of a “foreign private issuer” under the Securities Exchange Act of 1934. As a foreign private issuer, we anticipate that we will file an annual report on Form 20-F each year with the Securities and Exchange Commission. We will not be required to file interim quarterly reports on Form 10-Q, however we will be required to file our interim financial statements and management's discussion and analysis, in the form required by Canadian securities legislation, with the Securities and Exchange Commission on Form 6-K. We anticipate that we will prepare our financial statements in accordance with IFRS subsequent to the change of our corporate jurisdiction.

In addition, as a foreign private issuer, our directors, officers and stockholders owning more than 10% of our outstanding common stock will no longer be subject to the insider reporting requirements of Section 16(b) of the Securities Exchange Act of 1934 and we will no longer be subject to the proxy rules of Section 14 of the Securities Exchange Act of 1934. Furthermore, Regulation FD does not apply to non-United States companies and will not apply to us upon completion of the continuation.

Our board of directors recommends that you vote FOR the continuation.

PROPOSAL 2 - ELECTION OF DIRECTORS

Our board of directors has nominated the persons named below as candidates for directors to be elected at the annual and special meeting. All of the nominee names below are current directors. Unless otherwise directed, the proxy holders will vote the proxies received by them for the six nominees named below.

Each director who is elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. Any director may resign his or her office at any time and may be removed at any time by the holders of a majority of the shares then entitled to vote at an election of directors. If elected at the annual and special meeting, these nominees will continue to serve as directors of Red Metal BC subsequent to the change of our corporate jurisdiction.

Nominees

Name	Position Held with Our Company	Age	Date First Elected or Appointed
Caitlin Jeffs	Director, Chief Executive Officer, President and Secretary	44	October 2007
Michael Thompson	Director and Vice President of Exploration	51	October 2007
Joao (John) da Costa	Director, Chief Financial Officer and Treasurer	56	May 2008
Jeffrey Cocks	Director	57	February 2019
Cody McFarlane	Director	33	February 2019

Our board of directors recommends that you vote FOR the nominees.

Directors, Executive Officers and Corporate Governance

The following table sets forth certain information of our directors and officers as of the date of this report.

Name	Age	Position	Director/Officer Since
Caitlin Jeffs	44	Director, Chief Executive Officer, President and Secretary	October 2007
Michael Thompson	51	Director and Vice President of Exploration	October 2007
Joao (John) da Costa	56	Director, Chief Financial Officer and Treasurer	May 2008
Jeffrey Cocks	57	Director	February 2019
Cody McFarlane	33	Director	February 2019

Caitlin Jeffs, P. Geo.

Ms. Jeffs has been our director since October 2007 and our President, Chief Executive Officer and Secretary since April 21, 2008. She has been a director since September 2007. She has more than 15 years of experience as an exploration geologist. Ms. Jeffs graduated from the University of British Columbia in 2002 with an honors bachelor of science in geology. She is a professional geologist on the register of the Association of Professional Geoscientists of Ontario. She worked for Placer Dome (CLA) Ltd. in Canada from February 2003 until May 2006 where she worked as both a project geologist managing drill programs for the exploration department at Placer Dome’s Musselwhite Mine in Northwestern Ontario and then as part of the generative team evaluating potential projects in Northwestern Ontario. Placer Dome (since acquired by Barrick Gold Corp. and Gold Corp.) was a major mining company with operations in North America, Australia, Africa and South America. None of these companies is related to Red Metal. Ms. Jeffs was a self-employed consulting geologist from May 2006 to April 2007. She is one of the founders and the general manager of Fladgate Exploration Consulting Corporation, a firm of consulting geologists in Ontario, Canada, which provides its services to Red Metal. Since July 2012, Ms. Jeffs has been a director of Kesselrun Resources Ltd., a resource exploration company listed on the TSX Venture Exchange and focused on gold exploration in Ontario, Canada. She was a director of Trilogy Metals Inc., a resource exploration company listed on the TSX Venture Exchange, from July 2006 to May 2007. She lives with Michael Thompson as a family.

Michael Thompson, P. Geo.

Mr. Thompson has been our director since October 2007 and our Vice President of Exploration since April 2008. He has more than 20 years of experience as an exploration geologist. Mr. Thompson graduated from the University of Toronto in 1997 with an honors bachelor of science in geology. He is a professional geologist on the register of the Association of Professional Geoscientists of Ontario. He worked in Canada for Teck Resources Ltd. from 1999 until 2002 as a project geologist managing exploration projects in Northwestern Ontario. From January 2003 until May 2006 he worked for Placer Dome (CLA) Ltd. as both a project geologist managing drill programs for the exploration department at Placer Dome’s Musselwhite Mine in Northwestern Ontario and then as part of the generative team evaluating potential projects in Northwestern Ontario. Teck Resources and Placer Dome (since acquired by Barrick Gold Corp. and Gold Corp.) are major mining companies with operations in North America, Australia, Africa and South America. None of these former employers is related to Red Metal. Mr. Thompson was a self-employed consulting geologist from May 2006 to April 2007. He is one of the founders and the president of Fladgate Exploration Consulting Corporation, a firm of consulting geologists in Ontario, Canada, which provides its services to Red Metal. Since July 2012 Mr. Thompson has been President, CEO and a director of Kesselrun Resources Ltd., a resource exploration company listed on the TSX Venture Exchange and focused on gold exploration in Ontario, Canada. Since October 2011 Mr. Thompson has been a director of Fairmont Resources Inc., a resource exploration company listed on the TSX Venture Exchange. He lives with Caitlin Jeffs as a family.

We believe that the extensive education and experience that Ms. Jeffs and Mr. Thompson have as geologists make them uniquely qualified to serve as directors of our Company. Their knowledge of mining and geology provides them with the tools necessary to set goals for our business and to determine how those goals can be achieved.

Joao (John) da Costa

Mr. da Costa has been our director since May 2012 and our Chief Financial Officer and Treasurer since May 13, 2008. Mr. da Costa has more than 20 years of experience providing bookkeeping and accounting services for both private and public companies and is the founder and president of Da Costa Management Corp., a company that has provided management and accounting services to public and private companies since August 2003. Red Metal is a client of Da Costa Management Corp. Currently, Mr. da Costa is a director, Chief Financial Officer, Secretary and Treasurer of Triton Emission Solutions Inc., a publicly traded U.S. company, engaged in marketing of emission abatement technologies to marine industry, and a director of Live Current Media, Inc., a company reporting under the Exchange Act, engaged in eSports and Gaming industry. Mr. da Costa is also a director, and Chief Financial Officer of Kesselrun Resources Ltd., a Canadian reporting company listed on the TSX Venture Exchange, engaged in the acquisition, exploration, and development of mineral properties in Ontario, Canada.

Jeffrey Cocks

Mr. Cocks has over 25 years of experience in consulting, sales, marketing, product development and branding, as well as corporate compliance including overseeing his company’s accounting, compliance and finance departments and as a director of several public companies in both the United States and Canada. From August 1996 to the present, Mr. Cocks has served as the Chairman and Chief Executive Officer of West Isle Ventures, Ltd., a Canadian company that provides consulting services to start-ups and other companies. Mr. Cocks also serves on the board of directors and audit committees of Lithium Energi Exploration Inc., and Edison Cobalt Corp. which are traded on the Toronto Stock Exchange. Since February 28, 2014, Mr. Cocks is the Chairman, CEO, and CFO of Nevada Canyon Gold Corp., an SEC reporting issuer. Mr. Cocks holds a certificate from Simon Frasier University in its securities program.

Cody McFarlane

Mr. McFarlane is the General Manager with the Latin American division of Harris Gómez Group, an international and multidisciplinary firm specializing in cross border transactions between Australia and Latin America. Mr. McFarlane brings with him an extensive knowledge of international acquisitions and expansions of various businesses into Chile, Peru, Bolivia, Colombia, Ecuador, Argentina, Brazil, Panama and Mexico, as well as expertise of working with international trade organizations (UK Trade, Canadian Embassy, etc.) whom he assisted in identifying opportunities in several Chilean key sectors such as mining, energy and infrastructure. Mr. McFarlane has earned his Diploma in Business Management from Grant MacEwan University, Edmonton, Canada, and his Bachelor of Commerce in Managerial Finance form the University of Lethbridge, Canada.

Family Relationships

There is a family relationship between Caitlin Jeffs and Michael Thompson.

Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past 10 years:

-any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

-any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

-being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

-being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated;

-any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business activity;

-and judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement to such actions; or

-any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

Section 16(a) Beneficial Ownership Compliance Reporting

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Under the SEC regulations, Reporting Persons are required to provide us with copies of all forms that they file pursuant to Section 16(a). Based on our review of the copies of such forms received by us, the following persons have, during the fiscal year ended January 31, 2020, failed to file, on a timely basis, the reports required by Section 16(a) of the Exchange Act:

Name and Principal Position	Number of Late Reports	Transactions Not Timely Reported	Known Failures to File a Required Form
Richard Jeffs, major shareholder	9(1),(2)	9	nil
Caitlin Jeffs, CEO, President and Director	4(3)	5	nil
Michael Thompson, Vice President of Exploration and Director (3)	1(4)	1	nil
Cody McFarlane, Director	1(5)	nil	nil

Notes:

(1)On July 18, 2019, Mr. Jeffs filed seven reports on Form 4 which reflected private equity transactions that took place between August 19, 2011 and August 28, 2018.

(2)Mr. Jeffs was late filing two reports on Form 4 reflecting open market transactions that took place on November 26, 2019 and on December 10, 2019.

(3)Ms. Jeffs was late filing four reports on Form 4 reflecting open market transactions that took place on September 16, 2019, September 20, 2019, November 25, 2019, November 26, 2019, and on January 30, 2020.

(4)Mr. Thompson was late filing a report on Form 4 reflecting open market transaction that took place on November 26, 2019.

(5)Mr. McFarlane, a member of our Board of Directors, was appointed as our director on February 28, 2019. Mr. McFarlane filed his Form 3 reflecting his status as a director of Red Metal Resources Ltd. on March 13, 2019.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of ethics will be provided to any person without charge, upon request. Requests should be in writing and addressed to Caitlin Jeffs, c/o Red Metal Resources Ltd., 278 Bay Street, Suite 102, Thunder Bay, Ontario, Canada  P7B 1R8.

Corporate Governance

Our board of directors does not have an audit committee, a compensation committee or a nominating committee.

We believe this is appropriate given the small size of our Company and the stage of our development.

We have not adopted any procedures by which our security holders may recommend nominees to our board of directors and that has not changed during the last fiscal year. John da Costa, our Chief Financial Officer and a member of our Board of Directors, qualifies as an “audit committee financial expert”, as defined by Item 407 of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934. We believe that Mr. da Costa’s experience in preparing, analyzing and evaluating financial statements, as well as his knowledge of public company reporting, will provide us with the guidance we need until we are able to expand our board to include independent directors who have the knowledge and experience to serve on an audit committee.

Stockholder Communications with Board of Directors

Stockholders wishing to communicate with the Board may direct such communications to the Board to Caitlin Jeffs at caitlin.jeffs@redmetalresources.com. Caitlin Jeffs will present a summary of all stockholder communications to the Board at subsequent Board meetings. The directors will have the opportunity to review the actual communications at their discretion.

Audit Committee

We do not have an audit committee. Our entire board of directors carries out the functions of the audit committee.

Nomination Procedures for Directors

We do not have a nominating committee and believe this is appropriate given the small size of our Company and the stage of our development. We have also not adopted any procedures which our security holders may recommend nominees to our board of directors and that has not changed during the most recent fiscal year.

Criteria for Directors

Our board of directors believes that certain criteria should be met by director nominees to ensure effective corporate governance, support the Red Metal's strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the board of director's effectiveness, and support the successful recruitment of qualified candidates for the board of directors. Qualified candidates are those who, in the judgment of the board of directors, possess certain personal attributes and a sufficient mix of experience and related attributes to assure effective service on the board of directors. The personal attributes of director nominees that the board of directors considers include:

-Best Interests of All stockholders. Each candidate must be prepared to represent the best interests of all stockholders and not just one particular constituency.

-Active Participation. Each candidate must be prepared to participate fully in activities of our board of directors, including attendance at, and active participation in, meetings of the board of directors and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the board of director's sole judgment, interfere with or limit his or her ability to do so.

-Independence. No candidate, or family member or affiliate or associate (as defined in federal securities laws) of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of Red Metal.

-Diversity. Each candidate should contribute to the board of director's overall diversity - diversity being broadly construed to mean a variety of viewpoints, perspectives, personal and professional experiences and backgrounds, such as nationality, gender and ethnicity differences.

Processes for Identifying Director Candidates

The board of directors has the following methods for identifying potential candidates for the board of directors:

The board of directors will consider and evaluate all candidates identified through the processes described above, including incumbents and candidates proposed by stockholders. The board seeks diverse director candidates to provide representation of varied backgrounds, perspectives and experience in the boardroom to support the demands of our business. Diversity is considered in a broad sense, including, among other attributes, leadership, experience, skills, perspectives, gender, ethnicity and geography.

If, based upon board of director's initial evaluation, the candidate continues to be of interest, members of the board of directors may interview the candidate and communicate their evaluation to the rest of the board. Additional meetings between the candidate and other members of the board of directors may also be arranged. Ultimately, background and reference checks may also be conducted by the board of directors.

Compensation Committee

We do not have a compensation committee. Our entire board of directors carries out the functions of the compensation committee and therefore, we do not believe a compensation committee is necessary.

Our board of directors currently does not delegate any of its authority to make compensation decisions to any other person and neither the board of directors nor has the Red Metal management ever used a compensation consultant to determine or recommend the amount or form of executive compensation.

Board of Directors Meetings and Attendance

The board of directors has held informal, virtual meetings during the fiscal year ended January 31, 2020. Although we do not have a formal policy with respect to attendance of directors at our annual meetings, all directors are encouraged and expected to attend such meetings if possible.

Board Leadership Structure

As the individual with primary responsibility for managing the Company's day-to-day operations, our Chief Executive Officer is best positioned to chair regular board meetings as we discuss key business and strategic issues. The board does not believe that it is appropriate to prohibit one person from serving as both Chairman of the Board and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our Company and the historical experience and understanding of our Company and industry.

Risk Oversight

Red Metal's officers are responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation and implementation of appropriate risk management policies and programs.

Our board of directors has overall responsibility for overseeing our officers in the execution of these responsibilities and for assessing our overall approach to risk management. The board of directors meets periodically with management to review our major financial risk exposures and the steps our management has taken to monitor and control such exposures. The board of director's role in risk oversight has not had any effect on the board's leadership structure.

Policies and Procedures for Review and Approval of Related Party Transactions

We have adopted a policy and procedure for related party transactions. Our board is responsible for reviewing and approving all transactions in which we are a participant and in which any parties related to us, including our executive officers, directors, beneficial owners of more than 5% of our common stock, immediate family members of the foregoing persons and any other persons whom the board determines may be considered related parties of the Company, has or will have a direct or indirect material interest. The board will only approve those related party transactions that are determined to be in, or are not inconsistent with, the best interests of the Company and its stockholders, after taking into account all available facts and circumstances as the audit committee or the chairman determines in good faith to be necessary.

BENEFICIAL OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management of the Company

The following table presents, as of November 26, 2020, information regarding the beneficial ownership of our common stock with respect to each of our executive officers, each of our directors, each person known by us to own beneficially more than 5% of the common stock, and all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities.

Each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. As of November 26, 2020, there were 41,218,008 shares of our common stock issued and outstanding

Name and Address of Beneficial Owner(a)	Title of Class(b)	Number of shares beneficially owned	Percent of common stock
Caitlin Jeffs 278 Bay Street, Suite 102 Thunder Bay, ON P7B 1R8	Common Stock	5,423,329	13.16%
Michael Thompson 278 Bay Street, Suite 102 Thunder Bay, ON P7B 1R8	Common Stock	108,191	0.26%
Fladgate Exploration Consulting Corp.(1) 278 Bay Street, Suite 102 Thunder Bay, ON P7B 1R8	Common Stock	330,087	0.80%
Joao (John) da Costa 1130 West Pender Street, Unit 820 Vancouver, BC V6E 4A4	Common Stock	743,691	1.80%
Jeffrey Cocks 2543 Nuttal Drive Nanoose Bay, BC V9P 9B4	Common Stock	10,000	0.02%
Cody McFarlane Punta Nogales 1324, House 19 Santiago, Chile	NA	Nil	Nil
All officers and directors as a group		6,615,298	16.05%

Name and Address of Beneficial Owner(a)	Title of Class(b)	Number of shares beneficially owned	Percent of common stock
Security Ownership of Certain Beneficial Owners (more than 5%)
Richard N. Jeffs 11750 Fairtide Road Ladysmith, BC V9G 1K5	Common stock	7,197,657	17.46%
Diane Bjola 85 Norquay Rd. Victoria, BC V9B 1V1	Common stock	2,500,000	6.07%
Robert Andjelic PO Box 69 Millarville, AB T0L 1K0	Common stock	2,500,000	6.07%

Notes:

(1)Fladgate Exploration Consulting Corporation is controlled by Caitlin Jeffs and Michael Thompson, each owning 33% of the interest in the entity

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of the Company.

EXECUTIVE COMPENSATION DISCLOSURE

The following table sets forth all compensation received during the years ended January 31, 2020 and 2019 by our Chief Executive Officer, Chief Financial Officer and each of the other executive officers whose total compensation exceeded $100,000. These officers are referred to as the “named executive officers” in this proxy statement/prospectus.

Summary Compensation

The following table provides a summary of the compensation received by the persons set out therein for each of our last two fiscal years:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Caitlin Jeffs Chief Executive Officer, President and Secretary	2020 2019	nil nil	nil nil	nil nil	nil nil	nil nil	nil nil	8,419(1) 7,061(1)	8,419 7,061
Michael Thompson Vice President of Exploration	2020 2019	nil nil	nil nil	nil nil	nil nil	nil nil	nil nil	8,419(1) 7,061(1)	8,419 7,061
Joao (John) da Costa Chief Financial Officer and Treasurer	2020 2019	nil nil	nil nil	nil nil	nil nil	nil nil	nil nil	nil(2) 30,000(2)	nil 30,000

Notes:

(1)Represents interest we accrued on amounts due to Fladgate Exploration Consulting Corporation, of which Caitlin Jeffs and Michael Thompson are directors.

(2) Represents amounts we accrued to Da Costa Management Corp., of which John da Costa is the principal, for accounting, administrative, and management services.

Equity Awards

On September 2, 2011, we adopted Red Metal Resources 2011 Equity Incentive Plan. The purpose of the Plan is to benefit the Company by enabling us to attract, retain and motivate officers, directors, employees and consultants by providing them with the opportunity, through grants of options to purchase our common stock, to acquire an increased proprietary interest in the Company.

As of the dated of the filing of our last Annual Report on Form 10-K, we did not have options granted and outstanding under the Red Metal Resources 2011 Equity Incentive Plan.

We have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

We have no contracts, agreements, plans or arrangements, written or unwritten, that provide for payment to a Named Executive Officer at, following, or in connection with the resignation, retirement or other termination of a Named Executive Officer, or a change in control of our Company or a change in the Named Executive Officer's responsibilities following a change in control. We have no employment agreements with our Named Executive Officers.

In the past we have not paid compensation to our Named Executive Officers, although we have paid and continue to pay or accrue fees to entities controlled by our Named Executive Officers for services rendered to us. See “Certain Relationships and Related Transactions, and Director Independence”. In the past we have granted options to purchase our common stock to our Named Executive Officers as compensation for the services they render to us in our day-to-day operations. Grants of options allow us to conserve cash at the same time as they increase the proprietary interest of our Named Executive Officers in the Company, thereby aligning their interests with those of our shareholders. In the future, we may pay cash compensation to our Named Executive Officers and we may pay bonuses of cash or securities as a way of rewarding exceptional performance. We did not pay bonuses during the fiscal year ended January 31, 2020.

Compensation Committee

We do not have a compensation committee. Our entire board of directors carries out the functions of the compensation committee and therefore, we do not believe a compensation committee is necessary.

Our board of directors currently does not delegate any of its authority to make compensation decisions to any other person and neither the board of directors nor has the Red Metal management ever used a compensation consultant to determine or recommend the amount or form of executive compensation.

Director Compensation

The following table sets forth the compensation paid to our directors during the year ended January 31, 2020, other than directors who were also named executive officers as that term is defined in Item 402(m)(2). Compensation paid to directors who were also named executive officers during our last two fiscal years is set out in the table above.

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey Cocks	2020	nil	nil	nil	nil	nil	nil
Cody McFarlane	2020	nil	nil	nil	nil	nil	nil

Option Exercises

During our fiscal years ended January 31, 2019 and January 31, 2020 no options were exercised.

Compensation of Directors

We do not have any agreements for compensating our directors for their services in their capacity as directors.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Compensation Committee Report

None.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence

Our common stock is quoted on the OTC Link alternative trading system on the OTC Pink marketplace, which does not have director independence requirements. In determining whether any of our directors are independent, we have applied the definition of “independent director” in Section 803 of the NYSE MKT Company Guide. We have determined that, under that definition, as of the date of this Registration Statement on Form S-4, Mr. Cocks and Mr. McFarlane are independent directors.

Transactions with Related Persons

Since February 1, 2018, the directors, executive officers, or holders of more than 5% of our common stock, or members of their immediate families, as described below, have completed transactions with us in which they had direct or indirect material interests that exceeded the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years.

Loans from Richard N. Jeffs

During the year ended January 31, 2020, we borrowed from Richard N. Jeffs, our major shareholder, $90,000. We did not borrow any funds from Mr. Jeffs during the year ended January 31, 2019. On July 31, 2018, Mr. Jeffs agreed to forgive a total of $622,606 we owed to him as at July 31, 2018. The debt comprised of $456,369 in principal and $128,666 in interest accrued on the notes payable we issued to Mr. Jeffs and $37,571 for services Mr. Jeffs provided to our Subsidiary, Polymet. As of January 31, 2020, we were indebted to Mr. Jeffs in the amount of $93,700 (2019 - $Nil), consisting of the full principal of all advances made by Mr. Jeffs to that date plus accrued interest of $3,700 (2019 - $Nil). Subsequent to January 31, 2020, we borrowed further $224,728 (CAD$300,000) and $23,000 from Mr. Jeffs. The loans are subject to 8% interest compounded monthly, are unsecured and due on or after August 31, 2022.

Loans from Caitlin L. Jeffs

During the year ended January 31, 2020, we borrowed from Ms. Jeffs, our Chief Executive Officer, President and a member of our Board of Directors, $56,488 and $67,262 (CAD$89,266). During the year ended January 31, 2019, we borrowed from Ms. Jeffs $52,045 and $90,097 (CAD$117,036). The loans are subject to 8% interest compounded monthly, are unsecured and due on July 31, 2021 (subsequently extended to August 31, 2022). On July 31, 2018, Ms. Jeffs agreed to forgive a total of $127,675 in interest accrued on the notes payable we issued to Ms. Jeffs. In addition, Ms. Jeffs agreed to extend the repayment period of the principal outstanding under the notes payable we issued to her to July 31, 2021 (subsequently extended to August 31, 2022); all other terms of the notes payable remained substantially unchanged. On January 30, 2020, Ms. Jeffs agreed to convert a total of $167,104, representing $154,845 in principal we owed to Ms. Jeffs under the demand notes payable and $12,259 in interest accrued thereon, into 3,713,420 shares of our common stock at a deemed price of $0.045 per share. At the time of conversion, the fair market value of our common shares was $0.05, which resulted in a loss on conversion of $18,567, which was recorded as part of additional paid-in capital. As of January 31, 2020, we were indebted to Ms. Jeffs in the amount of $502,575 (2019 - $502,448), consisting of the full principal of all advances made by Ms. Jeffs to that date plus accrued interest of $51,036 (2019 - $17,425). Subsequent to January 31, 2020, we borrowed further $15,228 (CAD$20,000) and $1,454 from Ms. Jeffs. The loans are subject to 8% interest compounded monthly, are unsecured and due on or after August 31, 2022. In addition to the amounts due under the notes payable, during the third quarter of its fiscal 2021 year, the Company incurred $11,263 (CAD$15,000) in consulting fees with Ms. Jeffs.

Loan from John da Costa

At January 31, 2020, we were indebted to Joao (John) da Costa, our Chief Financial Officer, Treasurer and a member of our Board of Directors, in the amount of $9,583 (2019 - $8,849), consisting of the full principal of the loan we received from Mr. da Costa plus accrued interest of $1,083 (2019 - $349). We did not borrow any additional funds from Mr. da Costa during the year ended January 31, 2020. On July 31, 2018, Mr. da Costa agreed to forgive $5,777 in interest accrued on the note payable we issued to Mr. da Costa. In addition, Mr. da Costa agreed to extend the repayment period of the principal outstanding under the note payable we issued to him to July 31, 2021 (which was subsequently extended to August 31, 2022); all other terms of the note payable remained substantially unchanged. In addition to the amounts due under the note payable, during the third quarter of its fiscal 2021 year, the Company incurred $3,379 (CAD$4,500) in consulting fees with Mr. da Costa.

Transactions with Da Costa Management Corp.

Da Costa Management Corp. provides us administrative, consulting, and accounting services. Mr. da Costa is the principal of Da Costa Management Corp. During the year ended January 31, 2019, we accrued $30,000 to Da Costa Management Corp. for services provided by them. During the year ended January 31, 2020, Da Costa Management Corp. agreed to provide their services free of charge. On July 31, 2018, Da Costa Management Corp. agreed to forgive a total of $721,947 we owed to them for services provided up to and including July 31, 2018. During the nine-month period ended October 31, 2020, we incurred $7,884 in consulting fees with Da Costa Management Corp. As at October 31, 2020, we owed Da Costa Management a total of $8,485 for services and reimbursable expenses.

Transactions with Fladgate Exploration Consulting Corporation

We pay Fladgate Exploration Consulting Corporation (“Fladgate”) for mineral exploration and corporate communication services. Caitlin Jeffs and Michael Thompson are the principals of Fladgate, each owning 33% of the interest in the entity. During the years ended January 31, 2020 and 2019, we did not have any transaction with Fladgate, except for $8,419 (2019 - $9,937) in interest we accrued on the notes payable we issued to Fladgate, and $4,787 (2019 - $1,618) in reimbursable expenses for travel. On July 31, 2018, Fladgate agreed to forgive a total of $416,466 we owed to them as at that date. The debt comprised of $55,303 in interest accrued on the notes payable we issued to Fladgate and $361,163 in amounts payable for services Fladgate provided to us. In addition, Fladgate agreed to extend the repayment period of the principal outstanding under the notes payable we issued to them to July 31, 2021 (subsequently extended to August 31, 2022); all other terms of the notes payable remained substantially unchanged. Subsequent to January 31, 2020, we accrued $2,253 in office rent fees due to Fladgate under a month-to-month verbal agreement. As at October 31, 2020, we owed Fladgate a total of $116,017 under the outstanding notes payable and $9,671 for services and reimbursable expenses.

Royalty Grant

On July 29, 2020, Polymet entered into Mining Royalty Agreements to sell net smelter returns on the mineral concessions collectively known as the 'Carrizal Property'. The royalties granted pursuant to the Ming Royalty Agreements were made to each of Richard Jeffs, Caitlin Jeffs and Joao da Costa (see royalty table under “Description of Business - General” below) each of whom is an insider of the Company (collectively, the “Purchasers”). Pursuant to the terms of the Mining Royalty Agreements, the Purchasers agreed to purchase royalties on mineral properties for an aggregate total of $5,000.

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking that you vote for approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement/prospectus, commonly referred to as a “say-on-pay” proposal.

Section 14A of the Exchange Act requires us to provide an advisory stockholder vote to approve the compensation of our named executive officers, as such compensation is disclosed pursuant to the disclosure rules of the SEC. Accordingly, we are providing our stockholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement/prospectus.

This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement/prospectus. Accordingly, our board of directors asks that you indicate your support for our executive compensation policies and practices as described in this proxy statement/proxy statement by voting “FOR” the following resolution:

RESOLVED that the Red Metal's stockholders approve, on a non-binding advisory basis, the compensation of the Red Metal's executives named in the Summary Compensation Table, as disclosed in this proxy statement/ prospectus pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the compensation tables, narrative disclosure and other related tables and disclosure.

Since this say-on-pay vote is advisory, it will not be binding on the board of directors. However, the board of directors values the opinions of our stockholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation. The affirmative vote of the holders of a majority of our shares of common stock represented in person or by proxy entitled to vote on the proposal will be required for approval.

RED METAL'S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION, ON A NON-BINDING, ADVISORY BASIS, OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 - ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

This proposal, commonly known as a “say-when-on-pay” proposal, provides stockholders with the opportunity to vote, on a non-binding advisory basis, on the frequency with which we should conduct the say-on-pay vote. You are given the option of selecting a frequency of every one, two or three years, or abstaining.

The Red Metal board of directors has determined that an advisory resolution on executive compensation that is submitted to stockholders every three years is the most appropriate alternative for Red Metal and, therefore, the board of directors recommends that you vote in favor of an advisory resolution on executive compensation every three years. This recommendation is based on our belief that an advisory resolution on executive compensation every three years will provide stockholders with a sufficiently frequent and consistent opportunity to express their views on our executive compensation as disclosed in our annual proxy statements and will allow our board of directors to take our stockholders' views into account and to evaluate changes in our stockholders' views over time as our executive compensation program evolves.

As an advisory vote, this proposal is not binding upon us or the board of directors, and the board could, if it concluded it was in our best interests to do so, choose not to follow or implement the outcome of the advisory vote. In setting the agenda for future stockholder meetings, however, we expect that the board of directors will review voting results on this proposal and give due consideration to the outcome.

You are not voting to approve or disapprove of the board's recommendation. You are being asked to select from one of the four choices set forth above. The alternative (other than abstention) that receives the most votes will be deemed the advice of the stockholders.

THE RED METAL BOARD OF DIRECTORS RECOMMENDS THAT FUTURE ADVISORY RESOLUTIONS ON EXECUTIVE COMPENSATION BE SUBMITTED TO STOCKHOLDERS EVERY THREE YEARS

PROPOSAL 5 - RATIFICATION OF MINING ROYALTY AGREEMENTS

Background to Proposal

Since July 2018, Red Metal management has focused on debt restructuring transactions pursuant to which the Company improved its working capital position by having certain insiders forgive or convert an aggregate of $2,146,948 in debt owed to them including the following: Richard Jeffs and a company controlled by Richard Jeffs, forgave a total of $707,981 owed to him by the Company for prior amounts advanced and services provided to the Company and/or its subsidiary, Caitlin Jeffs and a company controlled by Caitlin Jeffs, forgave a total of $544,139 owed to her by the Company for prior amounts advanced and services provided to the Company and/or its subsidiary, and John da Costa and a company controlled by John da Costa, forgave a total of $727,724 owed to him by the Company for prior amounts advanced and services provided to the Company and/or its subsidiary. Caitlin Jeffs also converted $167,104 of debt owed to her for prior amounts advanced for shares at a price of $0.045 per share. Company management have not accrued or charged any fees for their management consulting services since July 2018.

In recognition of the foregoing and the extension of the period of repayment of further loans made to the Company by Richard Jeffs, Caitlin Jeffs and Joao (John) da Costa (each a “Royalty Holder”), Polymet, offered royalties pursuant to Mining Royalty Agreements dated July 29, 2020 entered into with each of the Royalty Holders (the “Mining Royalty Agreements”) for total aggregate consideration of $5,000. The Mining Royalty Agreements are subject to stockholder approval and ratification. The Mining Royalty Agreements have not been finalized in accordance with Chilean law in part due to the current COVID restrictions preventing the parties from executing the agreement under applicable Chilean Law.

Upon ratification of the Mining Royalty Agreements and finalization according to Chilean law, any future royalties arising from the sale of mineral and other materials from the mining properties listed in the table below located in Chile (collectively, the “Carrizal Property”) will be payable to each of the Royalty Holders in accordance with the terms of their respective Mining Royalty Agreements. The royalty payments are only payable as soon as Polymet initiates or restarts the operation, exploitation and consequent sale of Mineral and other materials from its mining properties. The term of the Mining Royalty Agreement is 120 years from the date of the first sale of ore or other products after this date by Polymet. The royalties will be paid in accordance with the specific mining property from which the minerals have been extracted and in proportion to such extraction. The table below is a summary of the current net smelter royalty obligations relating to the Company's mineral projects that details the percentages of minerals sold from each mineral concession of the Carrizal Property that is payable as royalties to each of the respective Royalty Holders. The description of the Mining Royalty Agreements is not completed and is qualified in its entirety by reference to the full text of the Mining Royalty Agreements which were filed as Exhibits 10.1, 10.2 and 10.3 to our Current Report on Form 8-K filed on August 5, 2020 and incorporated by reference herein.

	Net Smelter Returns Royalty to be paid (%)
Property	Richard Jeffs, Major Shareholder(1)	Caitlin Jeffs, CEO and Director(1)	Joao da Costa, CFO and Director(1)	Cecilia Alday	David Mitchell	Minera Stamford S.A.
Farellon I al VIII(2)	0.75	0.45	0.30	1.5
Cecil 1-49	1.25	0.75	0.50
Azúcar 6/25	1.25	0.75	0.50
Kahuna 1/40	1.25	0.75	0.50
Stamford 61/101	1.25	0.75	0.50
Teresita	1.25	0.75	0.50
Quina 1-56 (3)	0.75	0.45	0.30		1.5
Exeter 1-54(4)	0.75	0.45	0.30			1.5
Perth 1-36	1.25	0.75	0.50
Rey Arturo 1-30	1.25	0.75	0.50
Lancelot II 1-40	1.25	0.75	0.50
Lancelot 1 1-27	1.25	0.75	0.50
Merlin IB 1 al 10	1.25	0.75	0.50
Merlin I A 1 al 48	1.25	0.75	0.50

	Net Smelter Returns Royalty to be paid (%)
Property	Richard Jeffs, Major Shareholder(1)	Caitlin Jeffs, CEO and Director(1)	Joao da Costa, CFO and Director(1)	Cecilia Alday	David Mitchell	Minera Stamford S.A.
Tristan II B 1 al 4	1.25	0.75	0.50
Galahad IA 1 al 44	1.25	0.75	0.50
Camelot 1 al 60	1.25	0.75	0.50
Galahad I C 1 al 60	1.25	0.75	0.50
Tristan II A 1 al 60	1.25	0.75	0.50
Galahad I B 1 al 3	1.25	0.75	0.50
Percival 4 1 al 60	1.25	0.75	0.50

Notes:

(1)Each of the NSR's to Richard Jeffs, Caitlin Jeffs and Joao da Costa will be paid quarterly once commercial exploitation begins and will be paid on gold, silver, copper and cobalt sales. If, within two years, the Company does not commence commercial exploitation of the mineral properties, an annual payment of $10,000 per Purchaser will be paid. Pursuant to Chilean law, this agreement is not fully complete until registered against the land title in Chile.

(2)The concession is subject to a royalty in favour of Cecilia Alday Limitada equal to 1.5% of the net smelter return that Polymet receives from the property to a maximum of US$600,000. The royalty is payable monthly and is subject to a monthly minimum of $1,000 when Red Metal starts selling any minerals it extracts from the property.

(3)Red Metal has the right to buy out the royalty for a one-time payment of $1,500,000.

(4)Red Metal has the right to buy out the royalty for a one-time payment of $750,000.

Proposed Ratification Resolution

Stockholders will be asked at the meeting to consider and, if thought fit, approve a resolution (the “Ratification Resolution”) ratifying the Mining Royalty Agreements, as follows:

RESOLVED THAT:

(a)the entry by Minera Polymet SpA into the Mining Royalty Agreements with each of Richard Jeffs, Joao (John) da Costa and Caitlin Jeffs, dated July 29, 2020, (the “Mining Royalty Agreements') are hereby ratified, confirmed and approved;

(b)any one or more of the directors or officers of the Company and/or Minera Polymet SpA are hereby authorized to do, sign and execute all such further things, deeds, documents or writings necessary or desirable in connection with the issuance of royalties pursuant to the Mining Royalty Agreements; and

(c)the directors of Minera Polymet SpA are hereby authorized to amend or terminate the Mining Royalty Agreements without further authorization of the stockholders of the Company if, in their discretion, the directors deem such amendment or termination to be advisable.

RED METAL'S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE RESOLUTION RATIFYING THE ENTRY BY MINERA POLYMET SPA INTO THE MINING ROYALTY AGREEMENTS.

PROPOSAL 6 - RATIFICATION OF THE CONTINUED APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors is asking our stockholders to ratify the continued appointment of Dale Matheson Carr-Hilton Labonte LLP, as our independent registered public accounting firm for the fiscal year ending January 31, 2021.

The following table sets forth the fees for professional audit services and the fees billed for other services rendered by our auditors, Dale Matheson Carr-Hilton Labonte LLP, in connection with the audit of our financial statements for the years ended January 31, 2019 and 2020, and any other fees billed for services rendered by our auditors during these periods.

	Year Ended January 31, 2019	Year Ended January 31, 2020
Audit Fees and Audit Related Fees	$15,933	$21,005
Tax Fees	$380	$3,030
All Other Fees	-	-
Total	$16,313	$24,035

Audit Fees. Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements.

Audit-Related Fees. Fees for audit-related services are fees paid for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements not reported above under ”Audit Fees”.

Tax Fees. Tax fees include professional services provided for tax compliance, tax advice and tax planning, except those rendered in connection with the audit.

Since our inception, our board of directors, performing the duties of the audit committee, has reviewed all audit and non-audit related fees at least annually. The board of directors, acting as the audit committee, pre-approved all audit related services for the year ended January 31, 2020. A representative of Dale Matheson Carr-Hilton Labonte LLP is expected to attend the meeting and will be available to answer stockholders' questions and have the opportunity to make a statement. There have been no changes in and disagreements with Dale Matheson Carr-Hilton Labonte LLP on accounting and financial disclosures.

Stockholder ratification of the continued appointment of Dale Matheson Carr-Hilton Labonte LLP is not required under the Nevada corporate law, our bylaws or otherwise. However, our board of directors is submitting the continued appointment of Dale Matheson Carr-Hilton Labonte LLP as our independent registered public accounting firm to our stockholders for ratification as a matter of good corporate governance practices. If our stockholders fail to ratify the continued appointment, our board of directors will reconsider whether or not to retain the firm. Even if the appointment is ratified, our board of directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if our board of directors determines that such a change would be in the best interest of our company and our stockholders.

Unless otherwise directed, the proxy holders will vote the proxies received by them for the ratification of the continued appointment of Dale Matheson Carr-Hilton Labonte LLP our independent registered public accounting firm for the fiscal year ending January 31, 2021.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION.

DESCRIPTION OF BUSINESS

General

Red Metal was incorporated in Nevada on January 10, 2005, under the name “Red Lake Exploration, Inc”. On August 27, 2008, the Company changed its name to “Red Metal Resources Ltd.” and concurrently filed an amendment to the Articles of Incorporation increasing the amount of the total authorized capital stock of the Corporation from 75,000,000 shares with a par value of $0.001 designated as Common Stock to 500,000,000 shares with a par value of $0.001. The Company's internet address is www.redmetalresources.com.

On August 21, 2007, the Company formed Minera Polymet Limitada as a limited liability company, under the laws of the Republic of Chile. On September 28, 2015, Red Metal changed Polymet’s incorporation from Limited Liability Company to a closed stock corporation, Minera Polymet SpA (“Polymet”). Red Metal owns100% of Polymet, which holds Red Metal's Chilean mineral property interests. To comply with Chilean legal requirements Polymet has appointed a legal representative in Chile. Polymet’s head office is located in Vallenar, III Region of Atacama, Chile.

We are an early stage mineral exploration company with no material revenue generating operations. We are engaged in the business of mineral exploration in Chile with the objective to explore and, if warranted, develop mineral properties. All of our mineral properties are located in the III Region of Atacama, Chile. To date we have not determined whether the concessions that comprise our mineral properties contain mineral reserves that are economically recoverable and have not produced revenues from our principal business.

Our ability to realize a return on our investment in mineral properties depends upon whether we maintain the legal ownership of the concessions that comprise our mineral properties. Title to mineral concessions involves risks inherent in the process of determining the validity of concessions and the ambiguous transfer history characteristic of many mineral concessions. To the best of our knowledge, we believe that we have taken the steps necessary to ensure that we have good title to the concessions that comprise our mineral properties. We have had our contracts and deeds notarized, recorded in the registry of mines and published in the mining bulletin; we review the mining bulletin regularly to determine whether other parties have staked claims over our ground. We have discovered no such claims.

The Company is engaged in the business of mineral exploration in Chile with the objective to explore and, if warranted, develop economic mineral properties. All of the Company’s mineral claims are located in the Candelaria iron oxide copper-gold (IOCG) belt of the coastal cordillera in Chile. In the Carrizal Alto Mining District, III Region of Atacama, Chile, the Company has three active copper-gold projects on two properties, namely the Farellón and Perth Projects both located on the Carrizal Property, and the Mateo Project located on the Mateo Property. In addition to holding these active properties, as an exploration company, the Company periodically stakes, purchases or option claims to allow time and access to fully consider the geological potential of claims.

The Company’s flagship project, the Farellón Project, is a mid-stage exploration project consisting of nine mining  concessions totaling 1,234 hectares.

The Company acquired the initial mining claim for the Farellón Project pursuant to an assignment agreement between Polymet and Minera Farellón Limitada (Minera Farellón) dated September 25, 2007, and amended on November 20, 2007. Under the terms of the assignment agreement, Minera Farellón agreed to assign to Polymet its option to buy the Farellón 1 Al 8 mining concession. Polymet acquired the option on April 25, 2008, and concurrently assumed all of Minera Farellón’s rights and obligations under the Farellón option agreement. Polymet exercised the option and bought the property from the vendor on April 25, 2008. The patented mining concessions are registered in the name of and owned 100% by Polymet.

On September 17, 2008, the Company acquired the Cecil 1 - 49, Cecil 1 - 40 and Burghley 1 - 60 claims for an aggregate purchase price of $27,676. On December 1, 2009, we initiated the manifestacion process when we applied to convert the Cecil 1 - 40 and Burghley 1 - 60 exploration (pedimento) claims to mining (mensura) claims.  In January 2013 we abandoned the manifestacion process for the Cecil 1-40 and Burghley 1-60 claims due to the fact that several mensuras underlying the claims covered the most prospective ground as outlined in our prospecting and mapping program completed in April 2012.

On August 21, 2012, we acquired four mineral claims - Azucar 6-25, Kahuna 1-40, Stamford 61-101, and Teresita - through the government auction for a total price of $19,784.

On December 15, 2014, we entered into an option agreement with David Marcus Mitchell to earn 100% interest in a Quina 1-56 clam (the “Quina Claim”). The Quina Claim covers 251 hectares and is centered at 310,063 east and 6,890,435 south UTM PSAD56 Zone 19 and is contiguous to the Farellon Property. Acquisition of the Quina Claim added approximately 2 kilometers of strike length of the Farellon Veins. In order to acquire the 100% interest in the Quina Claim we paid a total of $150,000 in combined stock and cash payments and completed the acquisition on December 15, 2018.

On June 3, 2015, we entered into an option agreement, made effective on June 15, 2015, with Minera Stamford S.A., to earn 100% interest in a mining claim known as “Exeter 1-54” (the “Exeter claim”). The Exeter claim totals 235 hectares and is contiguous to our Farellon Property, which is located in the Carrizal Alto mining district, located approximately 75 kilometers northwest of the city of Vallenar, 150 kilometers south of Copiapo and 20 kilometers west of the Pan American Highway.  In order to acquire 100% interest in the Exeter claim, we paid a total of $150,000 and completed the transaction on May 12, 2019.

The Company’s Perth and Mateo Projects are both early stage exploration projects. The Perth Project is composed of 13 mining concessions covering 2,044 hectares and the Mateo Project is composed of 5 mineral concessions covering 192hectares. Both projects are 100% owned by Polymet.

These properties form substantial land holdings in a historical mining district shut down due to economic conditions, rather than exhaustion of deposits. The Company’s Carrizal Property, adjacent and contiguous to the Carrizal Alto Mine, has undergone only limited exploration to date.

On July 29, 2020 Polymet entered into Mining Royalty Agreements to sell net smelter returns on the mineral concessions collectively known as the 'Carrizal Property'. The royalties granted pursuant to the Ming Royalty Agreements were made to each of Richard Jeffs, Caitlin Jeffs and Joao da Costa (see royalty table under “Description of Business - General” below) each of whom is an insider of the Company (collectively, the “Purchasers”). Pursuant to the terms of the Mining Royalty Agreements, the Purchasers agreed to purchase royalties on mineral properties for an aggregate total of $5,000.

The following is a summary of the current net smelter royalty obligations relating to the Company's mineral projects:

	Net Smelter Returns Royalty to be paid (%)
Property	Richard Jeffs, Major Shareholder(1)	Caitlin Jeffs, CEO and Director(1)	Joao da Costa, CFO and Director(1)	Cecilia Alday	David Mitchell	Minera Stamford S.A.
Farellon I al VIII(2)	0.75	0.45	0.30	1.5
Cecil 1-49	1.25	0.75	0.50
Azúcar 6/25	1.25	0.75	0.50
Kahuna 1/40	1.25	0.75	0.50
Stamford 61/101	1.25	0.75	0.50
Teresita	1.25	0.75	0.50
Quina 1-56 (3)	0.75	0.45	0.30		1.5
Exeter 1-54(4)	0.75	0.45	0.30			1.5
Perth 1-36	1.25	0.75	0.50
Rey Arturo 1-30	1.25	0.75	0.50
Lancelot II 1-40	1.25	0.75	0.50
Lancelot 1 1-27	1.25	0.75	0.50
Merlin IB 1 al 10	1.25	0.75	0.50
Merlin I A 1 al 48	1.25	0.75	0.50
Tristan II B 1 al 4	1.25	0.75	0.50
Galahad IA 1 al 44	1.25	0.75	0.50
Camelot 1 al 60	1.25	0.75	0.50
Galahad I C 1 al 60	1.25	0.75	0.50
Tristan II A 1 al 60	1.25	0.75	0.50
Galahad I B 1 al 3	1.25	0.75	0.50
Percival 4 1 al 60	1.25	0.75	0.50

Notes:

(1)Each of the NSR's to Richard Jeffs, Caitlin Jeffs and Joao da Costa will be paid quarterly once commercial exploitation begins and will be paid on gold, silver, copper and cobalt sales. If, within two years, the Company does not commence commercial exploitation of the mineral properties, an annual payment of $10,000 per Purchaser will be paid. Pursuant to Chilean law, this agreement is not fully complete until registered against the land title in Chile.

(2)The concession is subject to a royalty in favour of Minera Aldey Limitada equal to 1.5% of the net smelter return that Polymet receives from the property to a maximum of $600,000. The royalty is payable monthly and is subject to a monthly minimum of US$1,000 when Red Metal starts selling any minerals it extracts from the property.

(3)Red Metal has the right to buy out the royalty for a one-time payment of $1,500,000.

(4)Red Metal has the right to buy out the royalty for a one-time payment of $750,000.

To date the Company has not determined whether its claims contain mineral reserves that are economically recoverable and it has not produced revenues from its principal business.

Competition

The mineral exploration business is an extremely competitive industry. We are competing with many other exploration companies looking for minerals. We are one of the smallest exploration companies and a very small participant in the mineral exploration business. Being a junior mineral exploration company, we compete with other similar companies for financing and joint venture partners, and for resources such as professional geologists, camp staff, helicopters and mineral exploration contractors and supplies. We do not represent a competitive presence in the industry.

Raw materials

The raw materials for our exploration programs include camp equipment, hand exploration tools, sample bags, first aid supplies, groceries and propane. All of these types of materials are readily available from a variety of local suppliers.

Dependence on major customers

We have no customers. Our first customer likely will be ENAMI, which refines and smelts copper from the ore that it buys from Chile’s small- and medium-scale miners. ENAMI is located in Vallenar. We could also sell our ore to the Dos Amigos heap leach facility located approximately fifty kilometers south of Vallenar in Domeyko.

Patents/Trademarks/Licenses/Franchises/Concessions/Royalty Agreements/Labor Contracts

We have no intellectual property such as patents or trademarks, and, other than aforementioned royalties, no royalty agreements or labor contracts.

Government controls and regulations

We are not required to obtain permits or submit operational plans in order to conduct exploration on our properties. The mining business, however, is subject to various levels of government controls and regulations, which are supplemented and revised from time to time. We cannot predict what additional legislation or revisions might be proposed that could affect our business or when any proposals, if enacted, might become effective. Such changes, however, could require more operating capital and expenditures and could prevent or delay some of our operations.

The various levels of government controls and regulations address, among other things, the environmental impact of mining and mineral processing operations. For mining and processing, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission standards and other design or operational requirements for various components of operations, including health and safety standards. Legislation and regulations also establish requirements for decommissioning, reclaiming and rehabilitating mining properties following the cessation of operations, and may require that some former mining properties be managed for long periods of time. As we are not mining or processing, and are unlikely to do so for some years, we have not investigated these regulations.

None of the exploration work that we have completed to date requires an environmental permit. We must repair any damage done to the land during exploration. Some of our claims are within the boundaries of a national park. According to the Mining Code of Chile, we will have to get written authorization from the government to mine or complete any exploration work within the park boundaries. We submitted an application to the government in December 2011 to explore within the park boundaries. We received a response to our application requesting we complete an environmental study on the area we are applying to work in. As part of this study we will have to hire an environmental consultant to investigate if any significant archeological remains exist in the area we intend to work in. Mapping and prospecting work completed north of the park boundary on the Farellón property has shown potential to expand the mineralized zone to the north where exploitation would not fall within the park boundaries. The Company has decided to focus exploration north of the park boundary to determine the potential of the entire mineralized area to host an economic deposit before pursuing the application to work within the park boundary any further.

If our operations in Chile become profitable, any earnings that we remit abroad will be subject to Chilean withholding tax.

We believe that we are in substantial compliance with all material government controls and regulations at each of our mineral claims.

Costs and effects of compliance with environmental laws

We have incurred no costs to date for compliance with environmental laws for our exploration programs on any of our claims.

Expenditures on research and development

We have incurred no research or development costs since our inception on January 10, 2005.

Number of total employees and number of full-time employees

Red Metal does not have any employees. Caitlin Jeffs, Michael Thompson, and Joao (John) da Costa, who are directors and officers, and Jeffrey Cocks, and Cody McFarlane, directors of the Company, provide their services as independent consultants. Polymet retains the services of an administrative assistant and a book keeper located in Chile, who are Polymet’s only employees, other services are provided by independent consultants. We contract for the services of geologists, prospectors and other consultants as we require them to conduct our exploration programs.

Recent Developments

Due to a lack of operating capital, during the last two completed financial years, and the subsequent period to the date of this Prospectus, the Corporation conducted no material exploratory operations on any of its mineral properties. However, the Corporation did continue to build its land holdings in Chile.

On December 9, 2018, the Corporation made its final payment to acquire a 100% interest in the Quina claim (see Table 1), subject to a 1.5% royalty from net smelter returns (“NSR”) and the Corporation’s right to buy out the NSR.

On May 13, 2019, the Corporation made its final payment to acquire a 100% interest in the Exeter claim (see Table 1), subject to a 1.5% NSR and the Company’s right to buy out the NSR.

During the current financial year, we filed the final paperwork in the process of converting the remaining mineral concessions in the Perth project from exploration concessions to exploitation concessions.

Seasonality

Not Applicable

Available Information

We electronically file certain documents with the U.S. Securities and Exchange Commission (“SEC”).  We file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (as appropriate), along with any related amendments and supplements thereto.

We also make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, simultaneously with or as soon as reasonably practicable after filing such materials with, or furnishing such materials to, the SEC, and on our website www.redmetalresources.com. The information on our website, or information about us on any other website, is not incorporated by reference into this report.

DESCRIPTION OF PROPERTY

Overview

Our executive offices are located at 278 Bay Street, Suite 102, Thunder Bay, ON P7B 1R8. Our president and CEO, Caitlin Jeffs, provided this space free of charge until August 1, 2020, at which point the Company began paying CAD$1,000 per month for use of the office space. We also have a field and administrative office in Vallenar, Chile, which is provided to us free or charge by our major shareholder. We believe that these properties are suitable and adequate for our business operations.

We have assembled interests in three mineral projects in Chile - the Farellón, Perth, and Mateo.

Carrizal Property - Farellón And Perth Projects

The Carrizal Property is located approximately 700 km north of Chile’s capital city of Santiago, in Region III, referred to as the “Region de Atacama”. The Carrizal Property lies within the Carrizal Alto Mining District, straddling the border between Huasco and Copiapo provinces, approximately 75 km northwest of the City of Vallenar, 150 km south of Copiapo, and 20 km west of the Pan-American Highway. The centre of the Carrizal Property is situated at coordinates 308750 mE and 6895000 mN (PSAD56 UTM Zone 19, Southern Hemisphere).

The Carrizal Property has historically been subdivided into two separate projects, namely the Perth and Farellón project areas, representing roughly the northern and southern halves of the Carrizal Property, respectively. The Carrizal Property consists of twenty-one mining concessions (‘mensuras’). The Carrizal Property covers a total area of 3,278 hectares (2,044 ha in the Perth Project and 1,234 ha in the Farellón Project).

We own all of the concessions in the Carrizal Property through right of title.

Mateo Property

The Mateo Property is composed of five mineral concessions covering 192 hectares in the III Region of Chile. The Mateo Property is situated 10 kilometres east of the City of Vallenar with the highest point at approximately 1,050 metres above sea level. The property is located close to power, water, and the urban centre of Vallenar, with a readily available mining workforce.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings and, to the best of our knowledge, none of our property nor assets are the subject of any pending legal proceedings.

EXPERTS

The financial statements of our company included in this proxy statement/prospectus have been audited by Dale Matheson Carr-Hilton Labonte LLP, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in the proxy statement/prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Boughton Law Corporation of 595 Burrard Street, Suite 700, Vancouver, BC V7X 1S8 has advised in connection with certain Canadian legal matters with respect to the continuation. Boughton Law Corporation has also advised in connection with certain United States legal matters with respect to the continuation and in connection with certain Nevada legal matters with respect to the continuation.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert named in the registration statement of which this proxy statement/prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this proxy statement/prospectus as having given an opinion upon the validity of the securities being offered pursuant to this proxy statement/prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Red Metal common stock is traded on the OTC Pink tier under the symbol “RMES”. Trading in stocks quoted on the OTC Pink is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company's operations or business prospects. We cannot assure you that there will be a market for our common stock in the future.

We expect the common shares of Red Metal BC to also be traded on the OTC Pink after the completion of the conversion.

Holders of Record

On February 27, 2020, we appointed Odyssey Trust Company located at Suite 323, 409 Granville Street, Vancouver, BC V6C 1T2, as our transfer agent and shareholder support provider. Effective February 27, 2020, all of our directly held shares of common stock were transferred from Empire Stock Transfer to Odyssey Trust Company’s platform.

As of December 23, 2020, we had 46 shareholders of record according to a shareholder’s list provided to us by Odyssey Trust Company. This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name

Dividend Information

We have not declared any dividends on our common stock during the past two fiscal years or at any time in our history. The Nevada Revised Statutes (the “NRS”) provide certain limitations on our ability to declare dividends. Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

(1)we would not be able to pay our debts as they become due in the usual course of business; or

(2)except as may be allowed by our Articles of Incorporation, our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution

We do not expect to declare any dividends in the foreseeable future as we expect to spend any funds legally available for the payment of dividends on the development of our business and exploration of our properties.

Securities Authorized for Issuance under Equity Compensation Plans

As of January 31, 2020, regarding the Red Metal Resources Ltd. 2011 Equity Incentive Plan, as amended on May 18, 2012, under which equity securities of Red Metal are authorized for issuance, there are 4,121,801 securities remaining available for future issuance under equity compensation plans.

Recent Issuances of Unregistered Securities

On January 30, 2020, we issued 3,713,420 shares of our common stock under a debt settlement agreement with Ms. Caitlin Jeffs, our CEO, President, and director. The shares were issued on conversion of $167,104 we owed to Ms. Jeffs under convertible notes payable at a deemed price of $0.045 per share. The shares were issued pursuant to the provisions of Regulation S of the U.S. Securities Act of 1933 (the “U.S. Securities Act.”)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read together with the “Consolidated Financial Statements and the Notes to Consolidated Financial Statements”, and the information set forth in “Risk Factors”.

Overview

Red Metal is a mineral exploration company engaged in the business of mineral exploration in Chile with the objective to explore and, if warranted, develop mineral properties. All of our mineral concessions are located in the III Region of Atacama, Chile. To date we have not determined whether the concessions that comprise our mineral properties contain mineral reserves that are economically recoverable and have not produced revenues from our principal business.

Business Strategy

Consistent with our historical practices, we continue to monitor our costs in Chile by reviewing our mineral claims to determine whether they possess the geological indicators to economically justify the capital to maintain or explore them. Currently, our subsidiary, Polymet, has two employees in Chile and engages independent consultants on as needed basis. Most of our support - such as vehicles, office, and equipment - is supplied under short-term contracts. The only long-term commitments that we have are for royalty payments on four of our mineral concessions - Farellon Alto 1-8, Quina 1 - 56, Exeter 1 - 54, and Che. These royalties are payable once exploitation begins. We are also required to pay property taxes that are due annually on all the concessions that are included in our properties.

The cost and timing of all planned exploration programs are subject to the availability of qualified mining personnel, such as consulting geologists, geo-technicians and drillers, and drilling equipment. Although Chile has a well- trained and qualified mining workforce from which to draw and few early-stage companies such as ours are competing for the available resources, if we are unable to find the personnel and equipment that we need when we need them and at the prices that we have estimated today, we might have to revise or postpone our plans. Results of Operations

Three and Nine Months Ended October 31, 2020, and 2019

Revenue

We did not generate any revenue during the three and nine months ended October 31, 2020 and 2019. Due to the exploration rather than the production nature of our business, we do not expect to have significant operating revenue in the foreseeable future.

Operating Expenses

Our total operating expenses for the three-month periods ended October 31, 2020 and 2019 were $86,672 and $56,937, respectively; for the nine-month periods ended October 31, 2020 and 2019 the operating expenses were $149,357 and $150,699, respectively.

The $29,735, or 52.2% increase in operating expenses during the three-month period ended October 31, 2020, was associated mainly with a $32,194 increase in our professional fees, which increased from $10,311 we incurred during the three-month period ended October 31, 2019, to $42,505 we incurred during the three-month period ended October 31, 2020, and with $22,526 we incurred in consulting fees, the expense we did not incur during the comparative period in our fiscal 2019-20 year. Our rent fees of $2,253, regulatory fees of $2,508, and amortization expense of $1,580 we incurred during the three-month period ended October 31, 2020, were also slightly higher as compared to $Nil, $750, and $78, respectively, we recorded during the three-month period ended October 31, 2019.

The above increases were in part offset by a $16,370 decrease in general and administrative fees, which  we were able to reduce from $22,621 we incurred during the three-month period ended October 31, 2019, to $6,251 we incurred during the three-month period ended October 31, 2020; by an $8,899 decrease in salaries, wages and benefits expense, and by a $5,229 decrease in mineral exploration expenses.

The most significant year-to-date changes in our operating expenses were as follows:

•Our professional fees increased by $28,318, or 80.6%, from $35,151 we incurred during the nine-month period ended October 31, 2019, to $63,469 we incurred during the nine-month period ended October 31, 2020. This increase was mainly associated with legal fees required to prepare our Registration Statement on Form S-4, which we filed on December 4, 2020.

•During the nine-month period ended October 31, 2020, we incurred $22,526 in consulting fees to our CEO, CFO, and Da Costa Management Corp, the company controlled by our CFO.

•Our regulatory fees increased by $8,251, or 157.8%, from $5,228 we incurred during the nine-month period ended October 31, 2019, to $13,479 we incurred during the nine-month period ended October 31, 2020. This increase was in part associated with the Company’s decision to switch its transfer agent, and in part with extra fees associated with regulatory filings.

•Our salaries paid to the staff employed through our Chilean subsidiary decreased by $29,101, or 58.5% to $20,678 from $49,779 we incurred during the nine-month period ended October 31, 2019. The decrease resulted from an extended leave without pay of one of our Chilean employees, who resigned on July 31, 2020, and only a part-time employment of new support staff.

•Our general and administrative expenses decreased by 56%, or $26,782 to $21,010 during the nine-month period ended October 31, 2020, as compared to $47,792 we incurred in general and administrative expenses during the comparative period ended October 31, 2019. The decrease was associated mostly with decreased office and administrative expenses, which amounted to $3,303 and $12,686, respectively (2020 - $15,238, and $21,558), travel and entertainment fees of $275 (2020 - $2,318), and absence of advertising and promotion activities (2020 - $2,845).

•Our mineral and exploration expenses decreased by $8,237, or 66%; from $12,487 we incurred during the nine-month period ended October 31, 2019, to $4,250 we incurred during the nine-month period ended October 31, 2020. The higher mineral exploration expenses during the comparative nine-month period ended October 31, 2019, were associated with the payment of 2019/20 property taxes. During the nine-month period ended October 31, 2020, the Company paid property taxes on Farellon 1-8 claim; the property taxes payable for all other concessions remained unpaid at October 31, 2020.

Other items. To continue our operations, we were required to incur additional debt with our debt holders. Our notes payable carry 8% annual interest, which resulted in $20,586 in interest we accrued during the three-month period ended October 31, 2020, representing a $3,663 increase as compared to $16,923 in interest we accrued during the three-month period ended October 31, 2019. On a year-to-date basis our interest on current debt was $57,446 representing a $12,374 increase as compared to $45,072 in interest we accrued during the nine-month period ended October 31, 2019.

During the first quarter of our fiscal 2021 year we reversed an old debt which exceeded the statute of limitations as promulgated under Chilean Laws; the amount reversed was $74,336 and was recorded as forgiveness of debt for the three-month period ended April 30, 2020. During the three-month period ended October 31, 2020, we entered into an agreement with our former legal representative in Chile (the “Debt Holder”) whereby the Debt Holder agreed to forgive the amounts we owed him for unpaid salaries, being $127,277 (101,385,974 pesos), and $25,487 (20,302,303 pesos) we owed under 8% note payable, in exchange for $40,000, of which $25,000 we paid on August 10, 2020. The remaining $15,000 payable to the Debt Holder accumulates no interest and is payable at the discretion of the Company but no later than on October 29, 2021. The transaction resulted in $114,892 forgiveness of debt. We did not have similar transactions during the nine-month period ended October 31, 2019.

During the three-month period ended October 31, 2020, we recorded $909 loss on foreign exchange fluctuations (October 31, 2019- $17 gain). For the nine-month period ended October 31, 2020, foreign exchange fluctuations resulted in $840 loss (October 31, 2019- $110 gain).

Comprehensive loss. Our comprehensive loss for the three-month period ended October 31, 2020, was $2,882 as compared to $91,662 we recorded for the three-month period ended October 31, 2019. During the three-month period ended October 31, 2020, the comprehensive loss included $9,607 loss associated with the foreign exchange translation of the carried balances denominated in other than our functional currencies. During the comparative three-month period ended October 31, 2019, the comprehensive loss included $17,819 loss associated with the foreign exchange translation of the carried balances denominated in other than our functional currencies.

On a year-to-date basis our comprehensive loss was $1,190 as compared to $238,856 we recorded for the nine-month period ended October 31, 2019. During the nine-month period ended October 31, 2020, the comprehensive loss included $17,225 gain associated with the foreign exchange translation of the carried balances denominated in other than our functional currencies. During the comparative nine-month period ended October 31, 2019, the comprehensive loss included $43,195 loss associated with the foreign exchange translation of the carried balances denominated in other than our functional currencies.

Liquidity and Capital Resources

As of October 31, 2020, we had a cash balance of $100,583, our working capital was represented by a deficit of $48,179, and cash used in operations totaled $116,799 for the period then ended.

We did not generate cash flows from our operating activities to satisfy our cash requirements for the three- and nine-month periods ended October 31, 2020. The amount of cash that we have generated from our operations to date is significantly less than our current debt obligations, including our debt obligations under our notes and advances payable. There is no assurance that we will be able to generate sufficient cash from our operations to repay the amounts owing under these notes and advances payable, or to service our other debt obligations. If we are unable to generate sufficient cash flow from our operations to repay the amounts owing when due, we may be required to raise additional financing from other sources.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements and no non-consolidated, special-purpose entities.

Financial Condition at January 31, 2020 Compared to the year ended at January 31, 2019

Revenues

We did not generate any revenue during the years ended January 31, 2020 and 2019. Due to the exploration rather than the production nature of our business, we do not expect to have significant operating revenue in the foreseeable future.

Operating Expenses

Our operating expenses increased by $39,642, or 17.9%, from $221,249 for the year ended January 31, 2019, to $260,891 for the year ended January 31, 2020, and consisted of the following most significant year-to-date changes:

•Our mineral and exploration expenses increased by $26,343, or 170.7%; from $15,432 we incurred during the year ended January 31, 2019, to $41,775 we incurred during the year ended January 31, 2020. The higher mineral exploration expenses during the year ended January 31, 2020, were associated with the payment of mineral property taxes, which during the year ended January 31, 2020, we started expensing as part of period costs. During the year ended January 31, 2019, mineral property taxes were mostly capitalized, and only property taxes associated with impaired mineral concessions, which we retain ownership and interest in, were expensed as part of period costs. In addition, the mineral exploration expenses during our Fiscal 2020 increased due to mensura work that was carried out on concessions that are included in our Perth Project.

•Our professional fees increased by $28,636, or 68.5%, from $41,784 we incurred during the year ended January 31, 2019, to $70,420 we incurred during the year ended January 31, 2020. This increase was associated with (1) our decision to apply for listing of our shares on the Canadian Securities Exchange, which resulted in higher legal fees, (2) additional legal work required to maintain our mineral concessions in good standing, and (3) preparation of Canadian tax returns for our parent Company, resulting in higher tax preparation fees.

•Our general and administrative expenses (“G&A”) increased by 32.8%, or $18,443 to $74,608 during the year ended January 31, 2020, as compared to $56,165 we incurred in general and administrative expenses during the comparative period ended January 31, 2019. The G&A increased mainly due to the penalties recorded on late filings of certain tax forms with the IRS and the CRA. The increase due to the penalties was in part offset by reduced G&A fees incurred by Polymet as a result of restructuring certain operations and changing several service providers. In addition, weakening Chilean currency resulted in lower G&A expenses when translated to US Dollar.

•During the year ended January 31, 2020, we did not incur any consulting fees, as compared to $30,000 we incurred during the year ended January 31, 2019. Majority of consulting fees we’ve incurred in the past were associated with the services provided by Da Costa Management Corp. (“DCM”), an entity controlled by our CFO and director. DCM agreed to forgive all amounts the Company owed to DCM as at July 31, 2018, and agreed to provide its services at no extra charge until such time that we are in position to pay DCM for their services.

•Our salaries, wages and benefits were $64,665 for the year ended January 31, 2020, as compared to $64,507 for the year ended January 31, 2019. We incur salaries and benefits to our employees who are employed through our Chilean Subsidiary, and therefore these costs are initially recorded in Chilean pesos. During the year, we saw an increase in our salaries of $6,450 due to rehiring of an administrative assistant who we had furloughed in the fall of 2018; this increase was offset by weakening of the Chilean peso in relation to the US Dollar.

Other items. During the second quarter of our Fiscal 2019, we finalized negotiations with certain related-party and arms-length debt holders, who agreed to forgive, partially or in full, the debt we owed to them. As a result of these negotiations, we recorded $124,512 in extinguishment of debt by arms-length debt holders. In addition, the extinguishment of debt included $38,211 associated with reversal of old debt which exceeded the statute of limitation. The forgiveness of debt by related parties was recorded through additional paid-in capital and therefore did not affect our operating results; however, it resulted in $18,708 decrease in interest expense associated with outstanding notes payable, which accumulate interest at a rate of 8% per annum compounded monthly. During the year ended January 31, 2020, we accrued $60,890 in interest as compared to $79,598 in interest we accrued during the year ended January 31, 2019.

Comprehensive loss. Our comprehensive loss for the year ended January 31, 2020, was $402,821 as compared to the comprehensive loss of $106,934 we recorded for the year ended January 31, 2019. During the year ended January 31, 2020, the comprehensive loss included $81,229 loss associated with the foreign exchange translation of the carried balances denominated in other than our functional currencies. During the comparative year ended January 31, 2019, the comprehensive loss included $27,128 gain associated with the foreign exchange translation of the carried balances denominated in other than our functional currencies.

Liquidity and Capital Resources

At January 31, 2020 and 2019, the Company had total assets of $669,544 and $742,378 respectively. Liabilities totaled $1,155,600 and $992,717.

As of January 31, 2020, we had a cash balance of $9,865, our working capital was represented by a deficit of $424,129 and cash used in operations totaled $158,974 for the year then ended. We did not generate any revenue from our operating activities to satisfy our cash requirements for the year ended January 31, 2020. The amount of cash that we have generated from our operations to date is significantly less than our current and long-term debt obligations, including our debt under notes and advances payable. To service our debt, we rely mainly on attracting cash through debt or equity financing.

We have not generated any significant revenues from mineral sales since inception, have never paid any dividends and are unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. Our continuation as a going concern depends upon the continued financial support of our shareholders, our ability to obtain necessary debt or equity financing to continue operations, and the attainment of profitable operations. Our ability to achieve and maintain profitability and positive cash flow depends upon our ability to locate profitable mineral claims, generate revenue from mineral production and control our production costs. Based upon our current plans, we expect to incur operating losses in future periods, which we plan to mitigate by controlling our operating costs and sharing mineral exploration expenses through joint venture agreements, if possible.

At January 31, 2020, we had a working capital deficit of $424,129 and accumulated losses of $9,584,892 since inception. These factors raise substantial doubt about our ability to continue as a going concern. We cannot assure you that we will be able to generate significant revenues in the future. Our consolidated financial statements do not give effect to any adjustments that would be necessary should we be unable to continue as a going concern and therefore be required to realize our assets and discharge our liabilities in other than the normal course of business and at amounts different from those reflected in our financial statements.

To date we have funded our operations by selling our securities and borrowing funds, and, to a minor extent, from mining royalties and geological services

Sources and uses of cash

Net cash used in operating activities.

During the nine months ended October 31, 2020, we used net cash of $116,799 in operating activities. We used $152,438 to cover our cash operating costs and $8,902 to prepay our future expenses. These uses of cash were offset by $35,544 increase to the amounts due to our related parties mainly for consulting services provided by them to our Company, $7,035 increase to our outstanding vendor payables, and $1,962 increase to our accrued liabilities.

During the year ended January 31, 2020, we used net cash of $158,974 in operating activities. We used $260,374 to cover our cash operating costs, and $307 to increase our prepaid expenses. These uses of cash were offset by increases in our accounts payable and accrued liabilities of $41,950 and $54,271, respectively, and by $5,486 increase in the amounts we owed to our related parties.

During the year ended January 31, 2019, we used net cash of $213,581 in operating activities. We used $216,695 to cover our cash operating costs, $35,746 to decrease our accrued liabilities, and $4,646 to pay back accrued interest on a non-related party loan. These uses of cash were offset by an increase to the amounts we owed to our related parties of $36,962 and, to a minor extent, with $4,751 decrease in our prepaid expenses and other receivables, and $1,793 increase in accounts payable.

Certain non-cash changes included in the net loss for the period.

During the nine-month period ended October 31, 2020, our outstanding notes payable to related parties resulted in the accrual of $56,457 in interest, and our notes payable to non-related party accumulated $989 in interest. The accrued interest was in part reduced by $3,993 cash payment we made to our former legal representative in Chile under the debt settlement agreement. In addition, we recorded $1,692 in amortization of our work trucks used for Chilean operations. During the nine-month period ended October 31, 2020, we recorded $74,336 forgiveness of debt on reversal of old debt which exceeded the statute of limitation promulgated under Chilean Law, and $114,892 on forgiveness of debt which resulted from our debt settlement agreement with our former legal representative in Chile.

During the year ended January 31, 2020, our outstanding notes payable to related parties resulted in accrual of $58,787 in interest. Our notes payable to non-related party accumulated $2,103 in interest. In addition, we recorded $328 in amortization of equipment we use for mineral exploration.

During the year ended January 31, 2019, our outstanding notes payable to related parties resulted in accrual of $70,138 in interest, and our notes payable to non-related party accumulated $2,399 in interest. In addition, we recorded $7,061 in interest associated with unpaid trade accounts payable with related parties, and $492 in amortization.

During the second quarter of our Fiscal 2019, we finalized negotiations with several arms-length debt holders, who agreed to forgive, partially or in full, the debt we owed to them. As a result of these negotiations, we recorded $124,512 in extinguishment of debt by arms-length debt holders. In addition, the extinguishment of debt included $38,211 associated with reversal of old debt which exceeded the statute of limitation

Net cash used in investing activities.

During the nine months ended October 31, 2020, we used $27,725 to acquire a new vehicle which will be used in our field operations.

During the year ended January 31, 2020, we made our final $50,000 option payment to acquire the Exeter concession.

During the year ended January 31, 2019, we made the fourth $25,000 option payment to acquire the Exeter concession, and the final $50,000 option payment to acquire 100% interest in the Quina concession. In addition, we spent $22,977 paying 2017/18 mineral property taxes which remained unpaid during our Fiscal 2018, and 2018/19 mineral property taxes on exploration concessions included in our Perth and Farellón Projects, and $5,553 for mensura work on our Perth Project.

Net cash provided by financing activities.

During the nine months ended October 31, 2020, we borrowed $224,728 (CAD$300,000) and $23,000 from Mr. Richard Jeffs, our major shareholder. In addition, our CEO advanced us $15,228 (CAD$20,000) and $1,454 as part of vendor payments she made on our behalf. The loans are unsecured, bear interest at 8% per annum, compounded monthly, and are payable on or after August 31, 2022 (as renegotiated with the note holders). In addition, during the nine months ended October 31, 2020, we paid a total of $25,000 to our former legal representative in Chile pursuant to our debt settlement agreement with him. We applied $21,067 to the principal under the notes payable we issued to him and $3,933 to interest accrued on these notes.

During the year ended January 31, 2020, we borrowed $90,000 from Mr. Richard Jeffs, and $56,488 and $67,262 (CAD$89,266) from our CEO. The loans are unsecured, bear interest at 8% per annum, compounded monthly, and are payable on or after July 31, 2021 (subsequently extended to August 31, 2022).

During the year ended January 31, 2019, we received $187,500 on subscription to 2,500,000 units of our common stock at $0.075 per unit, in addition we borrowed $52,045 and $90,097 (CAD$117,036) from our CEO. The loans are unsecured, bear interest at 8% per annum, compounded monthly, and are payable on or after July 31, 2021 (subsequently extended to August 31, 2022). During the same period we repaid $2,130 in notes payable to an arms-length party.

During the year ended January 31, 2019, we finalized negotiations with our related parties who agreed to restructure debt we owed to them as at July 31, 2018. As a result of these negotiations, our related parties agreed to forgive us the debt totaling $1,979,844, which was comprised of $456,369 in principal under the notes payable we issued to Mr. Jeffs, our major shareholder and $317,420 in interest accrued on the notes payable with our related parties. In addition, our related parties also agreed to forgive a total of $1,206,055 we owed them on account of services they have provided to the Company.

Capital resources

Our ability to acquire and explore our Chilean claims is subject to our ability to obtain the necessary funding. We expect to raise funds through loans from private or affiliated persons and sales of our debt or equity securities. We have no committed sources of capital. If we are unable to raise funds as and when we need them, we may be required to curtail, or even to cease, our operations.

Debt financing

Between February 1, 2018 and October 31, 2020, we borrowed a total of $620,302 from related parties.

Challenges and risks

We do not anticipate generating any revenue over the next twelve months, therefore, we plan to fund our operations through any combination of equity or debt financing from the sale of our securities, private loans, joint ventures or through the sale of part interest in our mineral properties. Although we have succeeded in raising funds as we needed them, we cannot assure you that this will continue in the future. Many things, including, but not limited to, a downturn of the economy or a significant decrease in the price of minerals, could affect the willingness of potential investors to invest in risky ventures such as ours. We may consider entering into joint venture partnerships with other resource companies to complete a mineral exploration programs on our properties in Chile. If we enter into a joint venture arrangement, we would likely have to assign a percentage of our interest in our mineral claims to our joint venture partner in exchange for the funding.

As at October 31, 2020, we owed $1,072,695 (January 31, 2020 - $723,124) to related parties, of which $1,033,957 (January 31, 2020 - $715,842) was associated with loans and notes payable due on or after August 31, 2022, and remaining $38,738 (January 31, 2020 - $7,282) was due for services that have been provided to us by our related parties and that are due within the next 12-month period. We do not have the funds to pay this debt therefore we may decide to partially pay this debt with shares of our common stock. Because of the low price of our common stock, the issuance of the shares to pay the debt will likely result in substantial dilution to the percentage of outstanding shares of our common stock held by our existing shareholders.

Investments in and expenditures on mineral interests

Realization of our investments in mineral properties depends upon our maintaining legal ownership, producing from the properties or gainfully disposing of them.

Title to mineral concessions involves risks inherent in the difficulties of determining the validity of claims as well as the potential for problems arising from the ambiguous conveyancing history characteristic of many mineral claims. Our contracts and deeds have been notarized, recorded in the registry of mines and published in the mining bulletin. We review the mining bulletin regularly to discover whether other parties have staked claims over our ground. We have discovered no such claims. To the best of our knowledge, we have taken the steps necessary to ensure that we have good title to our mineral claims.

Foreign exchange

We are subject to foreign exchange risk for transactions denominated in foreign currencies. Foreign currency risk arises from the fluctuation of foreign exchange rates and the degree of volatility of these rates relative to the United States dollar. We do not believe that we have any material risk due to foreign currency exchange.

Trends, events or uncertainties that may impact results of operations or liquidity

Since we rely on sales of our securities and loans to continue our operations any uncertainty in the equity markets can have a detrimental impact on our operations. Current trends in the industry and uncertainty that exists in equity markets have resulted in less capital available to us and less appetite for risk by investors. Furthermore, we have found that locating other mineral exploration companies with available funds who are willing to engage in risky ventures such as the exploration of our properties has become very difficult. If we are unable to raise additional capital, we may not be able to develop our properties or continue our operations.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Tabular Disclosure of Contractual Obligations as of October 31, 2020.

Payments Due By Period
Contractual Obligations	Total	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years
Long-Term Debt Obligations	$-	$-	$1,033,957	$-	$(109,076)[1]
Capital Lease Obligations	-	-	-	-	-
Operating Lease Obligations	-	-	-	-	-
Purchase Obligations	-	-	-	-	-
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP	-	-	-	-	-
Total	$-	$-	$1,033,957	$-	$(109,076)

Notes:

(1)$109,076 in long-term debt obligations are associate with withholding taxes that will become payable to Chilean tax authorities only when Polymet is in position to start paying the administrative fees it owes Red Metal  Resource (the parent).

Summary of Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect certain of the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. The company regularly evaluates estimates and assumptions. The company bases its estimates and assumptions on current facts, historical experience and various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. The most significant estimates with regard to these financial statements relate to carrying values of unproved mineral properties, determination of fair values of stock-based transactions, and deferred income tax assets or liabilities.

Reclassifications

Certain comparative amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on the consolidated results of operations or financial position for any year presented.

Financial instruments

Our financial instruments include cash, accounts receivable, accounts payable, accrued liabilities, and notes and amounts due to related parties. The fair values of these financial instruments approximate their carrying values due to their short maturities.

Recently adopted accounting guidance

Recent accounting pronouncements issued by the Financial Accounting Standards Board or other authoritative standards groups with future effective dates are either not applicable or are not expected to be significant to our financial statements.

Controls and Procedures

Caitlin Jeffs, our Chief Executive Officer and President, and John da Costa, our Chief Financial Officer, have evaluated the effectiveness of our disclosure controls and procedures (as the term is defined in Rules 13a-15 and 15d-15 under the Securities Exchange Act of 1934) as of the end of the quarter covered by this report (the “Evaluation Date”). Based on their assessment, as of the Evaluation Date, our disclosure controls and procedures are not effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms due to lack of segregation of duties.

FUTURE STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for our 2022 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at 278 Bay Street, Suite 102, Thunder Bay, ON P7B 1R8, no later than September 13, 2021, which is 120 days prior to the first anniversary of the date we expect to mail these proxy materials. If the date of the 2022 Annual Meeting of Stockholders is changed by more than 30 days, any stockholder proposal must be received at a reasonable time before we print or mail proxy materials for such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

Nothing in this proxy statement shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

HOUSEHOLDING

The SEC permits a single proxy statement to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares of common stock through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one proxy statement/prospectus unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate proxy statements wishes to receive a single proxy statement in the future, that shareholder should contact their broker or send a request to our President at Red Metal Resources Inc., 278 Bay Street, Suite 102, Thunder Bay, ON P7B 1R8. We will deliver, promptly upon written or oral request to the President, a separate copy of this proxy statement/prospectus to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

WHERE YOU CAN FIND MORE INFORMATION

You should rely only on the information contained in this proxy statement/prospectus and the Company's Form 10-K for the year ended January 31, 2020, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are all incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide stockholders with information that is different from or in addition to the information contained in this document.

Red Metal is subject to the informational requirements of the Exchange Act and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the SEC. Red Metal's SEC filings also are available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

Red Metal's web site is located at www.redmetalresources.com. Red Metal's filings with the SEC are available, free of charge, through its web site, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on Red Metal's web site or any other web site, is not incorporated by reference in this proxy statement/prospectus and does not constitute a part of this proxy statement/prospectus.

Red Metal has filed a registration statement on Form S-4 with the SEC to register the distribution of the common shares in connection with the conversion transaction. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Red Metal Canada under applicable U.S. securities laws in addition to being the proxy statement/prospectus of Red Metal for the annual and special meeting.

You may obtain without charge a copy of our filings with the SEC by requesting them in writing at the following address:

RED METAL RESOURCES LTD.

278 Bay Street, Suite 102, Thunder Bay

Ontario, Canada P7B 1R8

Attn: Chief Executive Officer and President

In order to ensure timely delivery of these documents, you should make such request no later than five business days prior to the date of the annual and special meeting.

INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND INTERIM FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Red Metal Resources Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Red Metal Resources Ltd. (the “Company”) as of January 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has only generated minimal income to date. The Company requires additional funds to meet its obligations and the cost of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company’s auditor since 2010

Vancouver, Canada

April 30, 2020

RED METAL RESOURCES LTD.

CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN US DOLLARS)

	January 31, 2020	January 31, 2019

ASSETS
Current assets

Cash	$9,865	$8,686
Prepaids and other receivables	5,764	1,838
Total current assets	15,629	10,524

Equipment	798	1,305
Unproved mineral properties	653,117	730,549
Total assets	$669,544	$742,378

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities

Accounts payable	$239,098	$216,926
Accrued liabilities	168,927	133,383
Due to related parties	7,282	1,849
Notes payable	24,451	27,019
Total current liabilities	439,758	379,177

Long-term notes payable to related parties	715,842	613,540
Total liabilities	1,155,600	992,717

Stockholders' deficit

Common stock, $0.001 par value, authorized 500,000,000, 41,218,008 and 37,504,588 issued and outstanding at January 31, 2020 and 2019, respectively	41,217	37,504
Additional paid-in capital	9,132,068	8,968,677
Deficit	(9,584,892)	(9,263,300)
Accumulated other comprehensive income (loss)	(74,449)	6,780
Total stockholders' deficit	(486,056)	(250,339)
Total liabilities and stockholders' deficit	$669,544	$742,378

The accompanying notes are an integral part of these consolidated financial statements

RED METAL RESOURCES LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(EXPRESSED IN US DOLLARS)

	For the Year Ended January 31,
	2020	2019

Operating expenses:
Amortization	$328	$492
Consulting fees	-	30,000
General and administrative	74,608	56,165
Mineral exploration costs	41,775	15,432
Professional fees	70,420	41,784
Rent	-	5,099
Regulatory	9,095	7,770
Salaries, wages and benefits	64,665	64,507
	(260,891)	(221,249)

Other items
Foreign exchange gain	189	4,062
Forgiveness of debt	-	162,723
Interest on notes payable	(60,890)	(79,598)
Net loss	(321,592)	(134,062)

Unrealized foreign exchange gain (loss)	(81,229)	27,128
Comprehensive loss	$(402,821)	$(106,934)

Net loss per share - basic and diluted	$(0.01)	$(0.00)

Weighted average number of shares outstanding - basic and diluted	37,514,762	37,504,588

The accompanying notes are an integral part of these consolidated financial statements

RED METAL RESOURCES LTD.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

(EXPRESSED IN US DOLLARS)

	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income / (Loss)	Total

Balance at January 31, 2018	35,004,588	$35,004	$6,803,833	$(9,129,238)	$(20,348)	$(2,310,749)

Stock issued for cash	2,500,000	2,500	185,000	-	-	187,500
Extinguishment of related party debt	-	-	1,979,844	-	-	1,979,844
Net loss for the year ended January 31, 2019	-	-	-	(134,062)	-	(134,062)
Foreign exchange translation	-	-	-	-	27,128	27,128

Balance at January 31, 2019	37,504,588	37,504	8,968,677	(9,263,300)	6,780	(250,339)

Stock issued for debt	3,713,420	3,713	163,391	-	-	167,104
Net loss for the year ended January 31, 2020	-	-	-	(321,592)	-	(321,592)
Foreign exchange translation	-	-	-	-	(81,229)	(81,229)

Balance at January 31, 2020	41,218,008	$41,217	$9,132,068	$(9,584,892)	$(74,449)	$(486,056)

The accompanying notes are an integral part of these consolidated financial statements

RED METAL RESOURCES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(EXPRESSED IN US DOLLARS)

	For the Year Ended January 31,
	2020	2019
Cash flows used in operating activities:
Net loss	$(321,592)	$(134,062)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued interest on related party notes payable	58,787	70,138
Accrued interest on related party payables	-	7,061
Accrued interest on notes payable	2,103	2,399
Amortization	328	492
Forgiveness of debt	-	(162,723)

Changes in operating assets and liabilities:
Prepaids and other receivables	(307)	4,751
Accounts payable	41,950	1,793
Accrued liabilities	54,271	(35,746)
Due to related parties	5,486	36,962
Cash paid for interest on notes payable	-	(4,646)
Net cash used in operating activities	(158,974)	(213,581)

Cash flows used in investing activities:
Acquisition of unproved mineral properties	(50,000)	(103,530)
Net cash used in investing activities	(50,000)	(103,530)

Cash flows provided by financing activities:
Cash received on issuance of notes payable to related parties	213,750	142,142
Issuance of common stock for private placements	-	187,500
Cash paid for notes payable	-	(2,130)
Net cash provided by financing activities	213,750	327,512

Effects of foreign currency exchange	(3,597)	(4,107)

Increase in cash	1,179	6,294
Cash, beginning	8,686	2,392
Cash, ending	$9,865	$8,686

Supplemental disclosures:
Cash paid for:
Income tax	$-	$-
Interest	$-	$4,646

The accompanying notes are an integral part of these consolidated financial statements

RED METAL RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JANUARY 31, 2020

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Nature of Operations

Red Metal Resources Ltd. (the “Company”) holds a 99% interest in Minera Polymet SpA (“Polymet”) organized under the laws of the Republic of Chile. The Company is involved in acquiring and exploring mineral properties in Chile. The Company has not determined whether its properties contain mineral reserves that are economically recoverable.

The Company’s consolidated financial statements are prepared on a going concern basis in accordance with US generally accepted accounting principles (“GAAP”) which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business. The Company has generated only minimal income to date and has accumulated losses of $9,584,892 since inception. The Company has funded its operations through the issuance of capital stock and debt. Management plans to raise additional funds through equity and/or debt financings, and by entering into joint venture agreements. There is no certainty that further funding will be available as needed. These factors raise substantial doubt about the ability of the Company to continue operating as a going concern. The Company’s ability to continue its operations as a going concern, realize the carrying value of its assets, and discharge its liabilities in the normal course of business is dependent upon its ability to raise new capital sufficient to fund its commitments and ongoing losses, the continued financial support from related party creditors, and ultimately on generating profitable operations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with US GAAP and are expressed in United States dollars. The Company has not produced revenues from its principal business. These financial statements include the accounts of the Company and its subsidiary, Polymet. All intercompany transactions and balances have been eliminated.

Reclassifications

Certain comparative amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on the consolidated results of operations or financial position for any year presented.

Accounting Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain of the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. The most significant estimates with regard to these financial statements relate to carrying values of unproved mineral properties, asset retirement obligations, fair value of stock-based transactions, and recognition of deferred tax assets or liabilities.

Fair Value of Financial Instruments

The carrying amounts reflected in the balance sheets for cash, other receivables, accounts payable, and amounts due to related parties approximate the respective fair values due to the short maturities of these items. The Company does not hold any investments that are available-for-sale.

The fair value hierarchy under US GAAP is based on the following three levels of inputs, of which the first two are considered observable and the last unobservable:

Level 1:Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2:Observable inputs other than Level I, quoted prices for similar assets or liabilities in active prices whose inputs are observable or whose significant value drivers are observable; and

Level 3:Assets and liabilities whose significant value drivers are unobservable by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s notes payable to related and arms-length parties are based on Level 2 inputs in the ASC 820 fair value hierarchy. The notes payable and notes payable to related parties accumulate interest at a rate of 8% per annum

Asset Retirement Obligations

The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs an obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The estimated fair value of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life.  The liability accretes until the Company settles the obligation.  To date the Company has not incurred any asset retirement obligations.

Long Lived Assets

The carrying value of long-lived assets, other than mineral properties, is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Foreign Currency Translation and Transaction

The functional currency for the Company and the Company’s foreign subsidiary is the US dollar and the Chilean peso, respectively. The Company translates assets and liabilities to US dollars using year-end exchange rates and translates revenues and expenses using average exchange rates during the period. Exchange gains and losses arising from the translation of foreign entity financial statements are included as a component of other comprehensive income (loss).

Transactions denominated in currencies other than the functional currency of the legal entity are re-measured to the functional currency of the legal entity at the year-end exchange rates. Any associated transactional currency re-measurement gains and losses are recognized in current operations.

Income Taxes

Income taxes are determined using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes that date of enactment. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

The Company accounts for uncertainty in income taxes by applying a two-step method. First, it evaluates whether a tax position has met a more likely than not recognition threshold, and second, it measures that tax position to determine the amount of benefit, if any, to be recognized in the financial statements. The application of this method did not have a material effect on the Company's financial statements.

Loss per Share

The Company presents both basic and diluted loss per share (“LPS”) on the face of the statements of operations. Basic LPS is computed by dividing net loss available to common shareholders by the weighted average number of shares outstanding during the year. Diluted LPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method. Diluted LPS excludes all dilutive potential shares if their effect is anti-dilutive.

Mineral Properties

The Company capitalizes all property acquisition costs (including option payments). Mineral exploration costs and costs associated with maintenance of the claims are expensed as incurred until commercially mineable deposits are determined to exist within a particular property.

Option payments are considered acquisition costs provided that the Company has the intention of exercising the underlying option. Property option agreements are exercisable entirely at the option of the optionee. Therefore, option payments (or recoveries) are recorded when payment is made (or received) and are not accrued.

Mineral properties are tested for impairment if facts or circumstances indicate that impairment exists.  Examples of such facts and circumstances are as follows:

•the period for which the Company has the right to explore in the specific area has expired during the period or will expire in the near future, and is not expected to be renewed;

•substantive expenditure on further exploration for and evaluation of mineral resources in the specific area is neither budgeted nor planned;

•exploration for and evaluation of mineral resources in the specific area have not led to the discovery of commercially viable quantities of mineral resources and the entity has decided to discontinue such activities in the specific area; and

•sufficient data exist to indicate that, although a development in the specific area is likely to proceed, the carrying amount of the exploration and evaluation asset, as a result of successful development or by sale, is unlikely to be recovered in full. The property should be valued at the lower of cost and net realizable value, where net realizable value is the estimated selling price less any cost to complete or sell the property.

After technical feasibility and commercial viability of extracting a mineral resource are demonstrable the capitalized balance, net of any impairment recognized, is then reclassified to either tangible or intangible mine development assets according to the nature of the asset.

Although the Company has taken steps that it considers adequate to verify title to mineral properties which it has an interest in, these procedures do not guarantee the Company’s title.  Title to mineral properties in foreign jurisdictions is subject to uncertainty and consequently, such properties may be subject to prior undetected agreements or transfers and title may be affected by such instances.

Equipment

Equipment is recorded at cost and is being amortized over its estimated useful lives using the declining balance method at 30% per year.

Royalty Income

Royalty payments received from authorized contractors are recognized when the risks and rewards of ownership to delivered concentrate pass to the buyer and collection is reasonably assured.

Stock Options and Other Share-Based Compensation

For equity awards, such as stock options, total compensation cost is based on the grant date fair value and for liability awards, such as stock appreciation rights, total compensation cost is based on the settlement value. The Company recognizes stock-based compensation expense for all awards over the service period required to earn the award, which is the shorter of the vesting period or the time period an employee becomes eligible to retain the award at retirement, adjusted for the expected rate of forfeiture of the equity awards granted.

Recently Adopted Accounting Guidance

Recent accounting pronouncements issued by the Financial Accounting Standards Board or other authoritative standards groups with future effective dates are either not applicable or are not expected to be significant to the financial statements of the Company.

NOTE 3 - RELATED-PARTY TRANSACTIONS

The following amounts were due to related parties as at:

	January 31, 2020	January 31, 2019
Due to a company owned by an officer (a)	$110	$25
Due to a company controlled by directors (b)	7,172	1,824
Total due to related parties	$7,282	$1,849

(a)Amounts are unsecured, due on demand and bear no interest.

(b)Amounts are unsecured, due on demand, and prior to forgiveness of debt on July 31, 2018, bore interest at 10%; subsequent to forgiveness of debt no interest is being accrued on the amounts owed to the company controlled by directors.

During the year ended January 31, 2020, the Company did not incur any interest on outstanding amounts payable to related parties. During the year ended January 31, 2019, the Company accrued $7,061 in interest expense on outstanding amounts payable to related parties.

During the year ended January 31, 2019, the Company’s related parties agreed to forgive a total of $1,206,055 the Company owed for services provided by related parties. The $1,206,055 gain resulting from the extinguishment of debt was recorded in additional paid-in capital. The details of debt forgiveness are as follows:

Amounts due for services:
Debt forgiven by the company owned by an officer	$721,947
Debt forgiven by the company controlled by directors	361,163
Debt forgiven by the company controlled by a major shareholder	85,374
Debt forgiven by the major shareholder	37,571
Total debt forgiven by related parties	$1,206,055

Transactions with Related Parties

During the years ended January 31, 2020 and 2019, the Company incurred the following expenses with related parties:

	January 31, 2020	January 31, 2019
Consulting fees paid or accrued to a company owned by the CFO	$-	$30,000
Rent fees accrued to a company controlled by a major shareholder	$-	$5,184

Notes Payable Issued to Related Parties

The following amounts were due under the notes payable the Company issued to related parties:

	January 31, 2020	January 31, 2019
Notes payable to the Chief Executive Officer (“CEO”) (c)	$502,575	$502,448
Note payable to the Chief Financial Officer (“CFO”) (c)	9,583	8,849
Note payable to a major shareholder (c)	93,701	-
Note payable to a company controlled by directors (c)	109,984	102,243
Total notes payable to related parties (d)	$715,842	$613,540

(c)Amounts are unsecured and bear interest at 8%.

(d)At July 31, 2018, as part of debt forgiveness the debt holders agreed to extend the repayment period on outstanding notes payable until July 31, 2021; as such, the full amount due under the notes payable was reclassified to long-term notes payable.

During the year ended January 31, 2020, the Company accrued $58,787 (January 31, 2019 - $70,138) in interest expense on the notes payable to related parties.

On January 30, 2020, the Company’s CEO and President agreed to convert a total of $167,104, representing $154,845 in principal the Company owed to her under the demand notes payable and $12,259 in interest accrued thereon, into 3,713,420 shares of the Company’s common stock at a deemed price of $0.045 per share. At the time of conversion, the fair market value of the common shares of the Company was $0.05, which resulted in a loss on conversion of $18,567, which was recorded as part of additional paid-in capital (Note 6).

During the year ended January 31, 2019, related parties agreed to forgive a total of $773,789 the Company owed to them under the demand notes payable. The $773,789 gain resulting from the extinguishment of debt was recorded in additional paid-in capital. The details of forgiveness of the notes payable are as follows:

Amounts due for	Principal	Accrued Interest
Accrued interest on note payable to the CEO	$-	$127,674
Accrued interest on note payable to the CFO	-	5,777
Note payable including accrued interest to a major shareholder	456,369	128,666
Accrued interest on note payable to the company controlled by directors	-	55,303
Total notes payable and accrued interest forgiven by related parties	$456,369	$317,420

NOTE 4 -FORGIVENESS OF DEBT

During the year ended January 31, 2019, the Company reached an agreement with certain service providers to forgive portion of debt the Company owed to them as at July 31, 2018. As a result of these agreements, the Company recognized $124,512 as forgiveness of debt. In addition, at July 31, 2018, the Company recorded an additional $38,211 as forgiveness of debt associated with reversal of old debt which exceeded the statute of limitations.

NOTE 5 - UNPROVED MINERAL PROPERTIES

The following are the schedules of the Company’s unproved mineral properties as at January 31, 2020 and 2019:

Mineral Claims at January 31, 2020

	January 31, 2019	Additions/ Payments	Effect of foreign currency translation	January 31, 2020
Farellón Project
Farellón Alto 1-8	$411,268	$-	$(67,620)	$343,648
Quina	158,519	-	(26,064)	132,455
Exeter	109,584	50,000	(25,054)	134,530
	679,371	50,000	(118,738)	610,633

Perth Project	51,178	-	(8,694)	42,484

Total Costs	$730,549	$50,000	$(127,432)	$653,117

Mineral Claims at January 31, 2019

	January 31, 2018	Additions/ Payments	Effect of foreign currency translation	January 31, 2019
Farellón Project
Farellón Alto 1-8	$443,027	$10,635	$(42,394)	$411,268
Quina	117,145	51,962	(10,588)	158,519
Exeter	92,741	26,837	(9,994)	109,584
	652,913	89,434	(62,976)	679,371

Perth Project	41,703	14,096	(4,621)	51,178

Total Costs	$694,616	$103,530	$(67,597)	$730,549

Farellón Project, Quina Claim

On December 15, 2014, the Company entered into an option agreement to earn a 100% interest in the Quina 1-56 Claim (the “Quina Option”). In order to exercise the Quina Option, the Company was required to pay $150,000 over a four-year-period (the “Quina Option Payment”), of which $100,000 could have been paid in combination of shares and cash, as detailed in the following schedule:

Date	Option Payment	Shares Issued
Upon execution of the option agreement (“Execution date”)	$25,000	500,000
12 months subsequent to the Execution date	25,000	833,333
24 months subsequent to the Execution date	25,000	357,143
36 months subsequent to the Execution date	25,000	357,143
48 months subsequent to the Execution date (paid in cash)	50,000	n/a
Total	$150,000	2,047,619

The number of shares issued for each option payment was determined based on the average trading price of the Company’s shares during a 30-day period prior to the payment. As of January 31, 2020, the Company had exercised its Quina Option and holds 100% interest in Quina Claim. In addition to the Quina Option Payment, the Company agreed to pay a 1.5% royalty from net smelter returns (“NSR”) on the Quina Claim, which can be bought out for a one-time payment of $1,500,000.

Farellón Project, Exeter Claim

On June 3, 2015, Polymet entered into an option agreement, made effective on June 15, 2015, to earn 100% interest in a mining exploration claim Exeter 1-54 (the “Exeter Claim”).

In order to acquire 100% interest in the Exeter Claim, the Company is required to pay a total of $150,000 as outlined in the following schedule:

Option Payment
Upon execution of the option agreement	$25,000
On or before May 12, 2016	25,000
On or before May 12, 2017	25,000
On or before May 12, 2018	25,000
On or before May 12, 2019	50,000
Total	$150,000

In addition to the option payments, the Company agreed to pay a 1.5% NSR royalty on the Exeter Claim, which the Company may buy out for a one-time payment of $750,000 any time after acquiring 100% of the Exeter Claim.

On May 13, 2019, the Company made the fifth and the final option payment of $50,000 to acquire a 100% interest in the Exeter Claim. The funds to make the option payment were advanced to the Company by its CEO and director in exchange for a note payable which accumulates interest at 8% per annum compounded monthly, is unsecured and payable on or after July 31, 2021.

NOTE 6 - COMMON STOCK

Shares issued during the year ended January 31, 2020

On January 30, 2020, the Company issued 3,713,420 shares of the Company’s common stock under a debt settlement agreement with Ms. Caitlin Jeffs, the CEO, President, and director of the Company. The shares were issued on conversion of $167,104 the Company owed to Ms. Jeffs under convertible notes payable at a deemed price of $0.045 per share. The Company recognized $18,567 loss on conversion, which was recorded through additional paid-in capital (Note 3).

Shares issued during the year ended January 31, 2019

On April 20, 2018, the Company issued 2,500,000 units of the Company’s common stock at a price of $0.075 per unit for total proceeds of $187,500. Each unit consisted of one common share of the Company and one share purchase warrant (the “Warrant”) entitling a holder to purchase one additional common share for a period of two years after closing at an exercise price of $0.1875 per share. The Company may accelerate the expiration date of the Warrants if the daily volume weighted average share price of the Company’s common shares equals to or is greater than CAD$0.30 as posted on the Canadian Securities Exchange, or USD$0.225 as posted on OTC Link alternative trading system (or such other stock exchange as the Company’s common shares are then trading on) for ten consecutive trading days.

Warrants

At January 31, 2020 and 2019, the Company had 2,500,000 warrants issued and exercisable. Each warrant entitles its holder to purchase one common share for a period of two years expiring on April 20, 2020, at an exercise price of $0.1875 per share, subject to acceleration clause as described above. Subsequent to January 31, 2020, the warrants expired unexercised.

NOTE 7 - INCOME TAXES

The provision for income taxes differs from the amount that would have resulted in applying the combined federal statutory tax rate as follows:

	January 31, 2020	January 31, 2019
Net loss	$(321,592)	$(134,062)
Statutory income tax rate	21%	21%
Expected income tax recovery at statutory income tax rates	(67,000)	(28,100)
Difference in foreign tax rates, foreign exchange, other	(12,000)	(12,000)
Other	(9,000)	(18,900)
Adjustment to prior year provisions versus statutory tax returns	4,000	18,000
Change in valuation allowance	84,000	41,000
Income tax recovery	$--	$--

Temporary differences that give rise to the following deferred tax assets and liabilities at are:

	January 31, 2020	January 31, 2019
Deferred tax assets (liabilities)
Federal loss carryforwards	$741,000	$715,000
Foreign loss carryforwards	967,000	925,000
Mineral properties	40,000	24,000
	1,748,000	1,664,000
Valuation allowance	(1,748,000)	(1,664,000)
	$--	$--

The Company has approximately $3,526,481 of United States federal net operating loss carry forwards that may be offset against future taxable income. These losses may be carried forward indefinitely.

The Company also has approximately $3,580,870 of Chilean tax losses. The Chilean tax losses can be carried forward indefinitely.

NOTE 8 - SUBSEQUENT EVENT

Subsequent to January 31, 2020, the Company entered into a loan agreement with Mr. Jeffs, the Company’s major shareholder, for $188,922 (CAD$250,000). The loan is unsecured, due on or after August 31, 2021, with interest payable at a rate of 8% per annum.

RED METAL RESOURCES LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

	October 31, 2020	January 31, 2020

ASSETS

Current assets
Cash	$100,583	$9,865
Prepaids and other receivables	14,328	5,764
Total current assets	114,911	15,629

Equipment	27,529	798
Unproved mineral properties	676,437	653,117
Total assets	$818,877	$669,544

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$43,108	$239,098
Accrued liabilities	65,735	168,927
Due to related parties	38,738	7,282
Notes payable	15,509	24,451
Total current liabilities	163,090	439,758

Long-term notes payable to related parties	1,033,957	715,842
Withholding taxes payable	109,076	-
Total liabilities	1,306,123	1,155,600

Stockholders' deficit
Common stock, $0.001 par value, authorized 500,000,000, 41,218,008 issued and outstanding at October 31, 2020 and January 31, 2020	41,217	41,217
Additional paid-in capital	9,132,068	9,132,068
Deficit	(9,603,307)	(9,584,892)
Accumulated other comprehensive loss	(57,224)	(74,449)
Total stockholders' deficit	(487,246)	(486,056)
Total liabilities and stockholders' deficit	$818,877	$669,544

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

RED METAL RESOURCES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

	For the three months ended October 31,		For the nine months ended October 31,
	2020	2019	2020	2019

Operating expenses:
Amortization	$1,580	$78	$1,692	$262
Consulting fees	22,526	-	22,526	-
General and administrative	6,251	22,621	21,010	47,792
Mineral exploration costs	1,151	6,380	4,250	12,487
Professional fees	42,505	10,311	63,469	35,151
Regulatory	2,508	750	13,479	5,228
Rent	2,253	-	2,253	-
Salaries, wages and benefits	7,898	16,797	20,678	49,779
	(86,672)	(56,937)	(149,357)	(150,699)

Other items
Foreign exchange gain (loss)	(909)	17	(840)	110
Forgiveness of debt	114,892	-	189,228	-
Interest on notes payable	(20,586)	(16,923)	(57,446)	(45,072)
Net income (loss)	6,725	(73,843)	(18,415)	(195,661)

Foreign currency translation	(9,607)	(17,819)	17,225	(43,195)
Comprehensive loss	$(2,882)	$(91,662)	$(1,190)	$(238,856)

Net income (loss) per share - basic and diluted	$0.00	$(0.00)	$(0.00)	$(0.01)

Weighted average number of shares outstanding - basic and diluted	41,218,008	37,504,588	41,218,008	37,504,588

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

RED METAL RESOURCES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income / (Loss)	Total

Balance at January 31, 2019	37,504,588	$37,504	$8,968,677	$(9,263,300)	$6,780	$(250,339)

Net loss for the period ended April 30, 2019	-	-	-	(55,906)	-	(55,906)
Foreign exchange translation	-	-	-	-	2,677	2,677
Balance at April 30, 2019	37,504,588	37,504	8,968,677	(9,319,206)	9,457	(303,568)

Net loss for the period ended July 31, 2019	-	-	-	(65,912)	-	(65,912)
Foreign exchange translation	-	-	-	-	(28,053)	(28,053)
Balance at July 31, 2019	37,504,588	37,504	8,968,677	(9,385,118)	(18,596)	(397,533)

Net loss for the period ended October 31, 2019	-	-	-	(73,843)	-	(73,843)
Foreign exchange translation	-	-	-	-	(17,819)	(17,819)
Balance at October 31, 2019	37,504,588	$37,504	$8,968,677	$(9,458,961)	$(36,415)	$(489,195)

Balance at January 31, 2020	41,218,008	$41,217	$9,132,068	$(9,584,892)	$(74,449)	$(486,056)

Net income for the period ended April 30, 2020	-	-	-	18,072	-	18,072
Foreign exchange translation	-	-	-	-	10,931	10,931
Balance at April 30, 2020	41,218,008	41,217	9,132,068	(9,566,820)	(63,518)	(457,053)

Net loss for the period ended July 31, 2020	-	-	-	(43,212)	-	(43,212)
Foreign exchange translation	-	-	-	-	15,901	15,901
Balance at July 31, 2020	41,218,008	41,217	9,132,068	(9,610,032)	(47,617)	(484,364)

Net loss for the period ended October 31, 2020	-	-	-	6,725	-	6,725
Foreign exchange translation	-	-	-	-	(9,607)	(9,607)
Balance at October 31, 2020	41,218,008	$41,217	$9,132,068	$(9,603,307)	$(57,224)	$(487,246)

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

RED METAL RESOURCES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(EXPRESSED IN US DOLLARS)

(UNAUDITED)

	For the nine months ended October 31,
	2020	2019
Cash flows used in operating activities:
Net loss	$(18,415)	$(195,661)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued interest on notes payable	57,446	45,072
Forgiveness of debt	(189,228)	-
Amortization	1,692	262
Cash paid for interest	(3,933)	-

Changes in operating assets and liabilities:
Prepaids and other receivables	(8,902)	(24,818)
Accounts payable	7,035	33,897
Accrued liabilities	1,962	12,036
Due to related parties	35,544	5,448
Net cash used in operating activities	(116,799)	(123,764)

Cash flows used in investing activities:
Acquisition of unproved mineral properties	-	(61,799)
Acquisition of equipment	(27,725)	-
Net cash used in investing activities	(27,725)	(61,799)

Cash flows provided by financing activities:
Issuance of notes payable to related parties	264,410	182,212
Repayments of notes payable	(21,067)	-
Net cash provided by financing activities	243,343	182,212

Effects of foreign currency exchange	(8,101)	(1,035)

Increase (decrease) in cash	90,718	(4,386)
Cash, beginning	9,865	8,686
Cash, ending	$100,583	$4,300

Supplemental disclosures:
Cash paid for:
Income tax	$-	$-
Interest	$(3,933)	$-

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

RED METAL RESOURCES LTD.

NOTES TO THE CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

OCTOBER 31, 2020

(UNAUDITED)

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Nature of Operations

Red Metal Resources Ltd. (the “Company”) is involved in acquiring and exploring mineral properties in Chile through its wholly-owned subsidiary, Minera Polymet SpA (“Polymet”) organized under the laws of the Republic of Chile. The Company has not determined whether its properties contain mineral reserves that are economically recoverable.

Unaudited Interim Consolidated Financial Statements

The unaudited condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”). They do not include all information and footnotes required by GAAP for complete financial statements. Except as disclosed herein, there have been no material changes in the information disclosed in the notes to the financial statements for the year ended January 31, 2020, included in the Company’s Annual Report on Form 10-K, filed with the SEC. The unaudited condensed consolidated financial statements should be read in conjunction with those financial statements included in Form 10-K. In the opinion of management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the three and nine months ended October 31, 2020, are not necessarily indicative of the results that may be expected for the year ending January 31, 2021.

Going Concern

These unaudited condensed consolidated financial statements have been prepared on a going-concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated any significant revenues from mineral sales since inception, has never paid any dividends and is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support of its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. The Company’s ability to achieve and maintain profitability and positive cash flows is dependent upon its ability to locate profitable mineral properties, generate revenues from mineral production and control production costs. Based upon its current plans, the Company expects to incur operating losses in future periods. The Company plans to mitigate these operating losses through controlling its operating costs. The Company plans to obtain sufficient working capital through additional debt or equity financing and private loans. At October 31, 2020, the Company had a working capital deficit of $48,179 and accumulated losses of $9,603,307 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. There is no assurance that the Company will be able to generate significant revenues in the future. These unaudited condensed consolidated financial statements do not give any effect to any adjustments that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in these unaudited condensed consolidated financial statements.

Uncertainty due to Global Outbreak of COVID-19

In March of 2020, the World Health Organization declared an outbreak of COVID-19 Global pandemic. The COVID-19 has impacted vast array of businesses through the restrictions put in place by most governments internationally, including the USA, Canadian and Chilean governments, as well as provincial and municipal governments, regarding travel, business operations and isolation/quarantine orders. At this time, it is unknown to what extent the COVID-19 outbreak may impact the Company and its operations as this will depend on future developments that are highly uncertain and that cannot be predicted with confidence. These uncertainties arise from the inability to predict the ultimate geographic spread of the disease, and the duration of the outbreak, including the duration of travel restrictions, business closures or disruptions, and quarantine/isolation measures that are currently, or may be put, in place world-wide to fight the virus. While the extent of the impact is unknown, the COVID-19 outbreak may hinder the Company’s ability to raise financing for exploration or operating costs due to uncertain capital markets, supply chain disruptions, increased government regulations and other unanticipated factors, all of which may also negatively impact the Company’s business and financial condition.

NOTE 2 - RELATED-PARTY TRANSACTIONS

The following amounts were due to related parties as at:

	October 31, 2020	January 31, 2020

Due to a company owned by an officer (a)	$8,485	$110
Due to a company controlled by directors (a)	9,671	7,172
Due to the Chief Executive Officer (“CEO”) (a), (b)	13,703	-
Due to the Chief Financial Officer (“CFO”) (a), (b)	4,379	-
Due to a major shareholder (a), (b)	2,500	-
Total due to related parties	$38,738	$7,282

(a)Amounts are unsecured, due on demand and bear no interest.

(b)On July 29, 2020, Polymet entered into mining royalty agreements (the “NSR Agreements”) with the Company’s CEO, CFO, and the major shareholder to sell net smelter returns (the “NSR”) on its mineral concessions. NSR range from 0.3% to 1.25% depending on particular concession and the purchaser. The Company’s CEO agreed to acquire NSR for $1,500, CFO agreed to acquire the NSR for $1,000, and the major shareholder agreed to acquire his NSR for $2,500.

The NSR will be paid quarterly once commercial exploitation begins and will be paid on gold, silver, copper and cobalt sales. If, within two years, the Company does not commence commercial exploitation of the mineral properties, an annual payment of $10,000 per purchaser will be paid.

Pursuant to Chilean law, the NSR agreements will come in force only when registered against the land title in Chile. Due to temporary safety restriction associated with COVID-19 pandemic, the registration of the NSR Agreements has been deferred, therefore the payments made by the CEO, CFO, and the major shareholder, have been recorded as advances on the books of the Company and will be applied towards the agreements, once they are fully legalized.

The following amounts were due under the notes payable the Company issued to related parties:

	October 31, 2020	January 31, 2020

Note payable to CEO (c)	$546,851	$502,575
Note payable to CFO (c)	10,174	9,583
Note payable to a company controlled by directors (c)	116,017	109,984
Note payable to a major shareholder (c)	360,915	93,700
Total notes payable to related parties	$1,033,957	$715,842

(c)The notes payable to related parties are based on Level 2 inputs in the ASC 820 fair value hierarchy. The notes payable to related parties accumulate interest at a rate of 8% per annum, are unsecured, and are  payable on or after August 31, 2022.

During the three-month period ended October 31, 2020, the Company accrued $20,568 (October 31, 2019 - $16,393) in interest expense on the notes payable to related parties. During the nine-month period ended October 31, 2020, the Company accrued $56,457 (October 31, 2019 - $43,469) in interest expense on the notes payable to related parties.

Transactions with Related Parties

During the three and nine months ended October 31, 2020 and 2019, the Company incurred the following expenses with related parties:

	Three Months ended October 31,		Nine Months ended October 31,
	2020	2019	2020	2019
Consulting fees to a company owned by the CFO	$7,884	$-	$7,884	$-
Consulting fees to CFO	3,379	-	3,379	-
Consulting fees to CEO and President	11,263	-	11,263	-
Rent fees accrued to a company controlled by directors	2,253	-	2,253	-
Total transactions with related parties	$24,779	$-	$24,779	$-

NOTE 3 - UNPROVED MINERAL PROPERTIES

Following is the schedule of the Company’s unproved mineral properties as at October 31, 2020 and January 31, 2020:

Mineral Claims at October 31, 2020

Mineral Claims	January 31, 2020	Additions/ Payments	Effect of foreign currency translation	October 31, 2020
Farellon Project
Farellon Alto 1-8	$343,648	$-	$12,270	$355,918
Quina	132,455	-	4,730	137,185
Exeter	134,530	-	4,803	139,333
	610,633	-	21,803	632,436

Perth Project	42,484	-	1,517	44,001

Total Costs	$653,117	$-	$23,320	$676,437

Mineral Claims at January 31, 2020

	January 31, 2019	Additions/ Payments	Effect of foreign currency translation	January 31, 2020
Farellon Project
Farellon Alto 1-8	$411,268	$-	$(67,620)	$343,648
Quina	158,519	-	(26,064)	132,455
Exeter	109,584	50,000	(25,054)	134,530
	679,371	50,000	(118,738)	610,633

Perth Project	51,178	-	(8,694)	42,484

Total Costs	$730,549	$50,000	$(127,432)	$653,117

NOTE 4- COMMON STOCK

Warrants

During the nine-month period ended October 31, 2020, 2,500,000 warrants issued as part of the April 20, 2018, private placement expired unexercised. The Company has no warrants outstanding as at October 31, 2020 (January 31, 2020 - 2,500,000).

NOTE 5- FORGIVENESS OF DEBT

During the nine-month period ended October 31, 2020, the Company recorded $74,336 as forgiveness of debt associated with reversal of an old debt which exceeded the statute of limitations as promulgated under Chilean Laws (October 31, 2019 - $Nil).

During the nine-month period ended October 31, 2020, the Company entered into an agreement with its former legal representative in Chile (the “Debt Holder”) whereby the Debt Holder agreed to forgive the amounts the Company owed to him for unpaid salaries, being $127,277 (101,385,974 pesos), and a total of $25,487 (20,302,303 pesos) the Company owed under 8% notes payable, in exchange for $40,000, of which $25,000 the Company paid on August 10, 2020. The remaining $15,000 payable to the Debt Holder accumulates no interest and is payable at the discretion of the Company but no later than on October 29, 2021. The transaction resulted in $114,892 forgiveness of debt.

NOTE 6 - WITHHOLDING TAXES PAYABLE

During the nine-month period ended October 31, 2020, the Company reclassified $108,079 in Chilean withholding taxes payable from current- to long-term. As at October 31, 2020, the Company had a total of $109,076 in Chilean withholding taxes payable.

SCHEDULE A - PLAN OF CONVERSION

PLAN OF CONVERSION

OF

RED METAL RESOURCES LTD.

(A corporation incorporated under the laws of the State of Nevada)

INTO RED METAL RESOURCES LTD.

(A corporation incorporated under the laws of Province of British Columbia)

Red Metal Resources Ltd., a Nevada corporation, hereby adopts the following plan of conversion (the "Plan of Conversion"):

1.The name of the constituent entity (the “Constituent Entity”) is Red Metal Resources Ltd. (“Red Metal”) and the jurisdiction of the laws that govern the Constituent Entity is the State of Nevada.

2.The name of the resulting entity (the “Resulting Entity”) is Red Metal Resources Ltd. and the jurisdiction of the laws that will govern the Resulting Entity is the Province of British Columbia, Canada.

3.This Plan of Conversion is subject to approval by the holders of a majority of the outstanding shares of common stock of Constituent Entity.

4.The Constituent Entity seeks to effect a conversion of the Constituent Entity into the Resulting Entity (the “Conversion”) pursuant to Section 92A.105 of the Nevada Revised Statutes (“NRS”) and intends that this Plan of Conversion will constitute the complete plan of conversion referred to in Section 92A.105 of the NRS.

5.As promptly as practicable after approval of this Plan of Conversion by the holders of a majority of the outstanding shares of common stock of the Constituent Entity, shall cause the Conversion to be consummated by the filing the Articles of Conversion with the Nevada Secretary of State in such form as is required by, and signed in accordance with, the applicable provisions of Chapter 92A of the NRS and the execution and filing of the Continuation Application with the Registrar of Companies in the Province of British Columbia. The effective date and time (the “Effective Time”) of the Conversion shall be the date and time on and at which the Conversion becomes effective under the laws of the State of Nevada or the date and time on and at which the Conversion becomes effective under the laws of the Province of British Columbia, whichever occurs later.

6.As of the Effective Time of Conversion:

The Constituent Entity shall be converted into the Resulting Entity, a corporation organized under the Business Corporations Act (British Columbia);

The proposed Continuation Application and Articles of the Resulting Entity, substantially in the forms attached hereto as Appendix “A” and Appendix “B”, respectively, will replace the Articles of Incorporation and Bylaws of the Constituent Entity, and the proposed Continuation Application and Articles of the Resulting Entity will continue in full force and effect until changed, altered or amended as provided in the Business Corporations Act (British Columbia);

The title to all real estate vested by deed or otherwise under the laws of any jurisdiction, and the title to all other property, real and personal, owned by the Constituent Entity, and all debts due to the Constituent Entity on whatever account, as well as all other things in action or belonging to the Constituent Entity, shall in accordance with the NRS be vested in the Resulting Entity without reservation or impairment;

The Resulting Entity shall have all of the debts, liabilities and duties of the Constituent Entity, and all rights of creditors accruing and all liens placed upon any property of the Constituent Entity up to the Effective Time of the Conversion shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Entity shall attach to the Resulting Entity and may be enforced against it to the same extent as if it had incurred or contracted such debts, liabilities and duties;

Any proceeding pending against the Constituent Entity may be continued as if the Conversion had not occurred or the Resulting Entity may be substituted in the proceeding in place of the Constituent Entity;

Each share of common stock of the Constituent Entity, with US$0.001 par value per share, issued and outstanding immediately before the Effective Time of the Conversion will, by virtue of the Conversion and without any action on the part of the holder thereof and without any disposition of such share, become one validly issued, fully paid and non-assessable common share of the Resulting Entity, without par value;

Each option to acquire shares of common stock of the Constituent Entity outstanding immediately before the Effective Time of the Conversion will, by virtue of the Conversion and without any action on the part of the holder thereof, be converted into and become an equivalent option to acquire, upon the same terms and conditions, the number of common shares of the Resulting Entity that is equal to the number of shares of common stock of the Constituent Entity that the optionee would have received had the optionee exercised such option in full immediately before the Effective Time of the Conversion (whether or not such option was then exercisable) and the exercise price per share under each such option shall be equal to the exercise price per share thereunder immediately before the Effective Time of the Conversion, unless otherwise provided in the instrument granting such option;

Each warrant to acquire shares of common stock of the Constituent Entity outstanding immediately before the Effective Time of the Conversion will, by virtue of the Conversion and without any action on the part of the holder thereof, be converted into and become an equivalent warrant to acquire, upon the same terms and conditions, the number of common shares of the Resulting Entity that is equal to the number of shares of common stock of the Constituent Entity that the warrant holder would have received had the warrant holder exercised such warrant in full immediately before the Effective Time of the Conversion (whether or not such warrant was then exercisable) and the exercise price per share under each such warrant shall be equal to the exercise price per share thereunder immediately before the Effective Time of the Conversion, unless otherwise provided in the instrument granting such warrant;

Any other right, by contract or otherwise, to acquire shares of common stock of the Constituent Entity outstanding immediately before the Effective Time of the Conversion shall, by virtue of the Conversion and without any action on the part of the holder thereof, be converted into and become a right to acquire, upon the same terms and conditions, the number of common shares of the Resulting Entity that is equal to the number of shares of common stock of the Constituent Entity that the right holder would have received had the right holder exercised such right in full immediately before the Effective Time of the Conversion (whether or not such right was then exercisable) and the exercise price per share under each such right shall be equal to the exercise price per share thereunder immediately before the Effective Time of the Conversion, unless otherwise provided in the agreement granting such right; and

The directors and officers of the Constituent Entity in office at the Effective Time of the Conversion will become the directors and officers, respectively, of the Resulting Entity, each of such directors and officers to hold office, subject to the applicable provisions of the Continuation Application, Articles of the Resulting Entity and the Business Corporations Act (British Columbia), until his or her successor is duly elected or appointed and qualified.

The boards of directors of the Constituent Entity may amend this Plan of Conversion at any time before the Effective Time of Conversion, provided, however, that an amendment made subsequent to the approval of the Conversion by the stockholders of the Constituent Entity, whichever is earlier, shall not (a) alter or change the manner or basis of exchanging a stockholder’s shares of the Constituent Entity for a stockholder’s shares, rights to purchase a stockholder’s shares, or other securities of the Resulting Entity, or for cash or other property in whole or in part or (b) alter or change any of the terms and conditions of this Plan of Conversion in a manner that adversely affects the stockholders of the Constituent Entity.

At any time before the Effective Time of Conversion, this Plan of Conversion may be terminated and the Conversion contemplated hereby may be abandoned by the board of directors of the Constituent Entity, notwithstanding approval of this Plan of Conversion by the stockholders of the Constituent Entity.

RED METAL RESOURCES LTD. a Nevada corporation

By: /s/ Caitlin Jeffs

    Name: Caitlin Jeffs

    Title: Chief Executive Officer,

    President, Director

    Chairperson of the Board of Directors

Date:  December 4, 2020

BRITISH COLUMBIA | BC Registry Services

Foreign Corporation
CONTINUATION APPLICATION
BUSINESS CORPORATIONS ACT, section 302

Telephone: 1 877 526-1526
Email: bcregistries@gov.bc.ca
Mailing Address: PO Box 9431 Stn Prov Govt Victoria BC V8W 9V3
Courier Address: 200 – 940 Blanshard Street Victoria BC V8W 3E6

DO NOT MAIL THIS FORM to BC Registry Services unless you are instructed to do so by registry staff. The Regulation under the *Business Corporations Act* requires the electronic version of this form to be filed on the Internet at www.corporateonline.gov.bc.ca

Freedom of Information and Protection of Privacy Act (FOIPPA): Personal information provided on this form is collected, used and disclosed under the authority of the *FOIPPA* and the *Business Corporations Act* for the purposes of assessment. Questions regarding the collection, use and disclosure of personal information can be directed to the Executive Coordinator of the BC Registry Services at 1 877 526-1526, PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3.

If you are continuing a company into BC and want the BC incorporation number as its name, you will need to file this form on paper. Complete this form and mail to the Corporate Registry, along with a letter from the corporation's home jurisdiction authorizing the continuation in. For information on the content of the authorization letter, see the Corporate Online Help Centre at www.corporateonline.gov.bc.ca for "Continuation Application" and "Authorization for Continuation In."

A NAME OF COMPANY – *Choose **one** of the following:*

☑ The name Red Metal Resources Ltd. is the name reserved for the foreign corporation to be continued in. The name reservation number is: 6342166, *OR*

☐ The foreign corporation is to be continued in with a name created by adding "B.C. Ltd." after the incorporation number of the company.

B FOREIGN CORPORATION'S CURRENT JURISDICTION

1. Corporate number assigned by the foreign corporation's jurisdiction C461-2005
2. Corporation's name in the foreign corporation's jurisdiction Red Metal Resources Ltd.
3. Foreign corporation's date of incorporation or the most recent date of amalgamation or continuation (YYYY / MM / DD) 2005/01/10
4. Foreign corporation's jurisdiction of incorporation, amalgamation or continuation

Nevada

C CONTINUATION EFFECTIVE DATE – *Choose **one** of the following:*

☑ The continuation is to take effect at the time that this notice is filed with the registrar.

☐ The continuation is to take effect at 12:01a.m. Pacific Time on (YYYY / MM / DD) ______ being a date that is not more than ten days after the date of the filing of this notice. (YYYY / MM / DD) ______

☐ The continuation is to take effect at ______ ☐ a.m. or ☐ p.m. Pacific Time on being a date and time that is not more than ten days after the date of the filing of this notice.

D AUTHORIZATION FOR CONTINUATION

Authorization for the continuation from the foreign corporation's jurisdiction is:

☐ ATTACHED ☑ ALREADY FILED

FORM 16 FOR (JAN 2020)

Page 1/2

BRITISH COLUMBIA | BC Registry Services

Foreign Corporation
CONTINUATION APPLICATION
BUSINESS CORPORATIONS ACT, section 302

Telephone: 1 877 526-1526
Email: bcregistries@gov.bc.ca
Mailing Address: PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3
Courier Address: 200 – 940 Blanshard Street, Victoria BC V8W 3E6

E REGISTRATION AS AN EXTRAPROVINCIAL COMPANY

Is the foreign corporation currently registered in BC as an extraprovincial company?

☐ YES ☑ NO

If YES, enter the BC registration number and name of the extraprovincial company below:

Extraprovincial Registration Number in BC ______________________

Extraprovincial Company Name in BC ______________________

(Including assumed name, if any, approved for use in BC) ______________________

F CERTIFIED CORRECT – I have read this form and found it to be correct.

NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE FOREIGN CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE FOREIGN CORPORATION	DATE SIGNED YYYY / MM / DD
	X	

FORM 16 FOR (JAN 2020)
Page 2/2

NOTICE OF ARTICLES

A NAME OF COMPANY

Set out the name of the company as set out in Item A of the Continuation Application.

Red Metal Resources Ltd.

B TRANSLATION OF COMPANY NAME

Set out every translation of the company name that the company intends to use outside of Canada.

C DIRECTOR NAME(S) AND ADDRESS(ES)

Set out the full name, delivery address and mailing address (if different) of every director of the company. The director may select to provide either (a) the delivery address and, if different, the mailing address for the office at which the individual can usually be served with records between 9 a.m. and 4 p.m. on business days or (b) the delivery address and, if different, the mailing address of the individual's residence. The delivery address must not be a post office box. Attach an additional sheet if more space is required.

LAST NAME	FIRST NAME	MIDDLE NAME	
See attached Schedule			
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
LAST NAME	FIRST NAME	MIDDLE NAME	
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
LAST NAME	FIRST NAME	MIDDLE NAME	
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
LAST NAME	FIRST NAME	MIDDLE NAME	
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE

FORM 16 FOR (JAN 2020)

NOA Page 1

D REGISTERED OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY'S REGISTERED OFFICE	PROVINCE	POSTAL CODE
1000 - 595 Burrard Street, Vancouver	BC	V7X 1S8

MAILING ADDRESS OF THE COMPANY'S REGISTERED OFFICE	PROVINCE	POSTAL CODE
PO Box 49290, 1000 - 595 Burrard Street, Vancouver	BC	V7X 1S8

E RECORDS OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY'S RECORDS OFFICE	PROVINCE	POSTAL CODE
1000 - 595 Burrard Street, Vancouver	BC	V7X 1S8

MAILING ADDRESS OF THE COMPANY'S RECORDS OFFICE	PROVINCE	POSTAL CODE
PO Box 49290, 1000 - 595 Burrard Street, Vancouver	BC	V7X 1S8

F AUTHORIZED SHARE STRUCTURE

Identifying name of class or series of shares	Maximum number of shares of this class or series of shares that the company is authorized to issue, or indicate there is		Kind of shares of this class or series of shares.			Are there special rights or restrictions attached to the shares of this class or series of shares?	
	THERE IS NO MAXIMUM (☒)	MAXIMUM NUMBER OF SHARES AUTHORIZED	WITHOUT PAR VALUE (☒)	WITH A PAR VALUE OF ($)	Type of currency	YES	NO
Common	X		X			☐	☑
						☐	☐
						☐	☐
						☐	☐
						☐	☐
						☐	☐
						☐	☐
						☐	☐

FORM 16 FOR (JAN 2020)

NOA Page 2

BRITISH COLUMBIA | BC Registry Services

BUSINESS NUMBER REQUEST

BUSINESS NUMBERS ACT, section 7

Telephone: 1 877 526-1526
www.bcreg.ca
Mailing Address: PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3
Courier Address: 200 – 940 Blanshard Street, Victoria BC V8W 3E6

INSTRUCTIONS:

Please type or print clearly in block letters.

The Province of British Columbia has entered into a partnership with the Canada Revenue Agency (CRA) to use the national Business Number (BN) as a convenient way for corporations to identify themselves when communicating with federal and provincial governments.

The Corporate Registry, under the authority of the *Business Number Act*, is therefore collecting the BN from both corporations applying for registration in British Columbia and corporations currently registered in British Columbia. This will allow corporations to use their BN as an identifier the next time they communicate with the Corporate Registry.

You will already have a BN if you have been incorporated federally or if you are incorporated in another Canadian jurisdiction.

You may have also received a BN from CRA if you:

- collect GST/HST;
- have employees;
- import or export goods to or from Canada;
- operate a taxi or limo service;
- are registered with WorkSafeBC, and/or;
- are registered to do business in another Canadian jurisdiction

Freedom of Information and Protection of Privacy Act (FOIPPA): Personal information provided on this form is collected, used and disclosed under the authority of the *FOIPPA* and the *Business Number Act* for the purposes of assessment. Questions regarding the collection, use and disclosure of personal information can be directed to the Manager of Registries Operations at 1 877 526-1526, PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3.

COMPLETE ITEM A OR B

A BUSINESS NUMBER

Your **Business Number** (e.g., GST/HST account) would be displayed as a 15 character identifier, for example: **82123 5679 RT 0001**. The first nine numbers uniquely identify your business – it's those numbers we need.

Please enter the first 9 digits here:

B DIRECTOR NAME

If you do not have a Business Number please enter the name of a director of your corporation (as per CRA requirements) so that we can request one for you. The director's name is confidential information and is collected under the authority of the *Business Number Act*.

LAST NAME	FIRST NAME
Jeffs	Caitlin

FORM 01 BNA (AUG 2017)

Schedule to Form 16 - Continuation Application

Part C - Director Name(s) and Address(es)

Name	Address
Caitlin Jeffs	Delivery: Mailing: same as above
Michael Thompson	Delivery: Mailing: same as above
Joao da Costa	Delivery: Mailing: same as above
Jeffrey Cocks	Delivery: Mailing: same as above
Cody Michael McFarlane	Delivery: Mailing: same as above

Appendix B to Schedule A

By-Laws

RED METAL RESOURCES LTD.

(the "Company")

Continuation Number: *

ARTICLES

1.	INTERPRETATION	2
2.	SHARES AND SHARE CERTIFICATES	2
3.	ISSUE OF SHARES	3
4.	SHARE REGISTERS	4
5.	SHARE TRANSFERS	4
6.	TRANSMISSION OF SHARES	5
7.	PURCHASE OF SHARES	6
8.	BORROWING POWERS	6
9.	ALTERATIONS	7
10.	MEETINGS OF SHAREHOLDERS	8
11.	PROCEEDINGS AT MEETINGS OF SHAREHOLDERS	11
12.	VOTES OF SHAREHOLDERS	14
13.	DIRECTORS	17
14.	ELECTION AND REMOVAL OF DIRECTORS	18
15.	ALTERNATE DIRECTORS	20
16.	POWERS AND DUTIES OF DIRECTORS	21
17.	DISCLOSURE OF INTEREST OF DIRECTORS	22
18.	PROCEEDINGS OF DIRECTORS	23
19.	EXECUTIVE AND OTHER COMMITTEES	25
20.	OFFICERS	26
21.	INDEMNIFICATION	26
22.	DIVIDENDS	27
23.	DOCUMENTS, RECORDS AND REPORTS	29
24.	NOTICES	29
25.	GENERAL SIGNING AUTHORITY AND SEAL	30
26.	PROHIBITIONS	31

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1.  INTERPRETATION

1.1  Definitions

In these Articles, unless the context otherwise requires:

(1)“board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(2)“Business Corporations Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(3)“legal personal representative” means the personal or other legal representative of a shareholder;

(4)"public company" has the meaning ascribed to it in the Business Corporations Act;

(5)“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register; and

(6)“seal” means the seal of the Company, if any.

1.2  Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment.  If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles.  If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

2.  SHARES AND SHARE CERTIFICATES

2.1  Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2  Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3  Shareholder Entitled to Certificate or Acknowledgment

Each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.

2.4  Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

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2.5  Replacement of Worn Out or Defaced Certificate or Acknowledgement

If the directors are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as they think fit:

(1)order the share certificate or acknowledgment, as the case may be, to be cancelled; and

(2)issue a replacement share certificate or acknowledgment, as the case may be.

2.6  Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, as the case may be, if the directors receive:

(1)proof satisfactory to them that the share certificate or acknowledgment is lost, stolen or destroyed; and

(2)any indemnity the directors consider adequate.

2.7  Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8  Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9  Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

3.  ISSUE OF SHARES

3.1  Directors Authorized

Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine.  The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2  Commissions and Discounts

The Company may, at any time, pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3  Brokerage

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The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4  Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid.  A share is fully paid when:

(1)consideration is provided to the Company for the issue of the share by one or more of the following:

(a)past services performed for the Company;

(b)property;

(c)money; and

(2)the directors in their discretion have determined that the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5  Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

4.  SHARE REGISTERS

4.1  Central Securities Register

As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register.  The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register.  The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be.  The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2  Closing Register

The Company must not at any time close its central securities register.

5.  SHARE TRANSFERS

5.1  Registering Transfers

A transfer of a share of the Company must not be registered unless:

(1)a duly signed instrument of transfer in respect of the share has been received by the Company;

(2)if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(3)if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

For the purpose of this Article, delivery or surrender to the agent that maintains the Company’s central securities register or a branch securities register, if applicable, will constitute receipt by or surrender to the Company.

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5.2  Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

5.3  Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4  Signing of Instrument of Transfer

If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer:

(1)in the name of the person named as transferee in that instrument of transfer; or

(2)if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5  Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6  Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

6.  TRANSMISSION OF SHARES

6.1  Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares.  Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2  Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

7.  PURCHASE OF SHARES

7.1  Company Authorized to Purchase Shares

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Subject to Article 7.2, the special rights or restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, if authorized by the directors, purchase, redeem or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

7.2  Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(1)the Company is insolvent; or

(2)making the payment or providing the consideration would render the Company insolvent.

7.3  Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(1)is not entitled to vote the share at a meeting of its shareholders;

(2)must not pay a dividend in respect of the share; and

(3)must not make any other distribution in respect of the share.

8.  BORROWING POWERS

8.1  Power to Borrow and Issue Debt Obligations

The Company, if authorized by the directors, may:

(1)borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(2)issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(3)guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(4)mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

8.2  Features of Debt Obligations

Any bonds, debentures or other debt obligations of the Company may be issued at a discount, premium or otherwise, or with special privileges as to redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attending and voting at general meetings of the Company, appointment of directors or otherwise and may, by their terms, be assignable free from any equities between the Company and the person to whom they were issued or any subsequent holder thereof, all as the directors may determine.

9.  ALTERATIONS

9.1  Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may:

(1)by directors’ resolution or by ordinary resolution, in each case determined by the directors:

6

(a)create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d)if the Company is authorized to issue shares of a class of shares with par value:

A.decrease the par value of those shares; or

B.if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e)change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f)alter the identifying name of any of its shares; or

(2)by ordinary resolution otherwise alter its shares or authorized share structure.

9.2  Special Rights or Restrictions

Subject to the Business Corporations Act, the Company may:

(1)by directors’ resolution or by ordinary resolution, in each case as determined by the directors, create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, if none of those shares have been issued; or vary or delete any special rights or restrictions attached to the shares of any class or series of shares, if none of those shares have been issued

(2)by special resolution of the shareholders of the class or series affected, do any of the acts in (1) above, if any of the shares of the class or series of shares have been issued.

9.3  Change of Name

The Company may by  directors’ resolution or by ordinary resolution, in each case as determined by the directors, authorize an alteration of its Notice of Articles in order to change its name.

9.4  Other Alterations

The Company, save as otherwise provided by these Articles and subject to the Business Corporations Act, may:

(1)by directors’ resolution or by ordinary resolution, in each case as determined by the directors, authorize alterations to the Articles that are procedural or administrative in nature or are matters that pursuant to these Articles are solely within the directors’ powers, control or authority; and

(2)if the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by ordinary resolution alter these Articles.

10.  MEETINGS OF SHAREHOLDERS

10.1  Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not

7

more than 15 months after the last annual reference date at such time and place as may be determined by the directors.

10.2  Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3  Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders.

10.4  Place of Meetings of Shareholders

General meetings of shareholders may be held at a location outside of British Columbia to be determined and approved by a directors’ resolution.

10.5  Meetings by Telephone or Other Electronic Means

A meeting of the Company’s shareholders may be held entirely or in part by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, if approved by directors’ resolution prior to the meeting and subject to the Business Corporations Act.  Any person participating in a meeting by such means is deemed to be present at the meeting.

10.6  Notice for Meetings of Shareholders

Subject to Article 10.2, the Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by directors’ resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(1)if and for so long as the Company is a public company, 21 days;

(2)otherwise, 10 days.

10.7  Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders.  The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months.  The record date must not precede the date on which the meeting is held by fewer than:

(1)if and for so long as the Company is a public company, 21 days;

(2)otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.8  Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders.  The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act,

8

by more than four months.  If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.9  Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting.  Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.10  Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(1)state the general nature of the special business; and

(2)if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document:

(a)will be available for inspection by shareholders at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice during statutory business hours on any one or more specified days before the day set for the holding of the meeting; and

(b)may be available by request from the Company or may be accessible electronically or on a website, as determined by the directors.

10.11  Advance Notice for Nomination of Directors.

(1)If and for so long as the Company is a public company, subject only to the Business Corporations Act and these Articles, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the board of directors at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors as set forth in the Company's notice of such special meeting, may be made (i) by or at the direction of the board of directors, including pursuant to a notice of meeting, (ii) by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Business Corporations Act, or a requisition of the shareholders made in accordance with the provisions of the Business Corporations Act or, (iii) by any shareholder of the Company (a “Nominating Shareholder”) who, at the close of business on the date of the giving of the notice provided for below in this Article 10.11 and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting, and who complies with the notice procedures set forth in this Article 10.11.

(a)In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, such person must have given timely notice thereof in proper written form to the secretary at the principal executive offices of the Company in accordance with this Article 10.11.

(b)To be timely, a Nominating Shareholder's notice must be received by the secretary of the Company (i) in the case of an annual meeting, not less than 30 days or more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made (the "Meeting Notice Date"), the Nominating Shareholder’s notice must be so received not later than the close of business on the 10th day following the Meeting Notice Date; and (ii) in the case of a special meeting of shareholders (which is not also an annual meeting) called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which public announcement of the date of the special meeting is first

9

made. In no event shall the public announcement of an adjournment of an annual meeting or special meeting commence a new time period for the giving of a Nominating Shareholder's notice as described in this Article 10.11.

(c)To be in proper written form, a Nominating Shareholder's notice must set forth: (i) as to each person whom the Nominating Shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of the Company that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a dissident's proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws; and (ii) as to the Nominating Shareholder giving the notice, any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any shares of the Company and any other information relating to such Nominating Shareholder that would be required to be made in a dissident's proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of such proposed nominee. The Nominating Shareholder's notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(d)No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in this Article 10.11; provided, however, that nothing in this Article 10.11 shall be deemed to preclude a shareholder from discussing (as distinct from nominating directors) at a meeting of shareholders any matter in respect of which the shareholder would have been entitled to submit a proposal pursuant to the provisions of the Business Corporations Act. The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

(e)For purposes of this Article 10.11, (i) "public announcement" shall mean disclosure in a press release disseminated by a nationally recognized news service in Canada, or in a document publicly filed by the Company under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com; and (ii) "Applicable Securities Laws" means the applicable securities legislation in each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada.

(f)Notice given to the secretary of the Company pursuant to this Article 10.11 may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the secretary of the Company for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the address aforesaid) or sent by facsimile transmission (provided the receipt of confirmation of such transmission has been received) to the secretary at the address of the principal executive offices of the Company; provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been on the subsequent day that is a business day.

(g)Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this Article 10.11.

11.  PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

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11.1  Special Business

At a meeting of shareholders, the following business is special business:

(1)at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(2)at an annual general meeting, all business is special business except for the following:

(a)business relating to the conduct of or voting at the meeting;

(b)consideration of any financial statements of the Company presented to the meeting;

(c)consideration of any reports of the directors or auditor;

(d)the setting or changing of the number of directors;

(e)the election or appointment of directors;

(f)the appointment of an auditor;

(g)the setting of the remuneration of an auditor;

(h)business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(i)any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2  Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3  Quorum

Subject to the special rights or restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is one or more persons present and being, or representing by proxy, two or more shareholders entitled to attend and vote at the meeting.

11.4  One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(1)the quorum is one person who is, or who represents by proxy, that shareholder, and

(2)that shareholder, present in person or by proxy, may constitute the meeting.

11.5  Other Persons May Attend

The directors, the president (if any), the corporate secretary (if any), the assistant corporate secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6  Requirement of Quorum

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No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7  Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(1)in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(2)in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8  Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article (2) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9  Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(1)the chair of the board, if any; or

(2)if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.10  Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the corporate secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.11  Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12  Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13  Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.14  Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes

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of the meeting.  A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15  Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16  Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17  Manner of Taking Poll

Subject to Article 11.18, if a poll is duly demanded at a meeting of shareholders:

(1)the poll must be taken:

(a)at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(b)in the manner, at the time and at the place that the chair of the meeting directs;

(2)the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(3)the demand for the poll may be withdrawn by the person who demanded it.

11.18  Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19  Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.20  Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21  Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22  Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23  Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business

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hours by any shareholder or proxyholder entitled to vote at the meeting.  At the end of such three month period, the Company may destroy such ballots and proxies.

12.  VOTES OF SHAREHOLDERS

12.1  Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(1)on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(2)on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2  Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3  Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(1)any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(2)if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4  Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5  Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(1)for that purpose, the instrument appointing a representative must:

(a)be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting;

(2)if a representative is appointed under this Article 12.5:

(a)the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a

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shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(b)the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6  Proxy Provisions Do Not Apply to All Companies

Articles 12.7 to 12.15 do not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

12.7  Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint up to two proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8  Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9  Proxy Holder Need Not Be Shareholder

(1)A person who is not a shareholder may be appointed as a proxy holder.

12.10  Deposit of Proxy

A proxy for a meeting of shareholders must:

(1)be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(2)unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11  Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(1)at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(2)by the chair of the meeting, before the vote is taken.

12.12  Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

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Red Metal Resources Ltd.

(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy if given in respect of all shares registered in the name of the shareholder): _____________________

________________________________________

Signed [month, day, year]

________________________________________

[Signature of shareholder]

________________________________________

[Name of shareholder - printed]

12.13  Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(1)received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(2)provided, at the meeting, to the chair of the meeting.

12.14  Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:

(1)if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy;

(2)if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15  Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

13.  DIRECTORS

13.1  Number of Directors

The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(1)subject to paragraphs (2) and (3), the number of directors that is equal to the number of the Company's first directors;

(2)if the Company is a public company, the greater of three and the most recently set of:

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(a)the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(b)the number of directors set under Article 14.4;

(3)if the Company is not a public company, the most recently set of:

(a)the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(b)the number of directors set under Article 14.4.

13.2  Change in Number of Directors

If the number of directors is set under Articles (2)(a) or (a):

(1)the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(2)if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3  Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4  Qualifications of Directors

A director is not required to hold a share in the capital of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5  Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.6  Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

13.7  Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8  Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

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14.  ELECTION AND REMOVAL OF DIRECTORS

14.1  Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(1)the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(2)all the directors cease to hold office immediately before the election or appointment of directors under paragraph (1), but are eligible for re-election or re-appointment.

14.2  Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(1)that individual consents to be a director in the manner provided for in the Business Corporations Act;

(2)that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(3)with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.3  Failure to Elect or Appoint Directors

If:

(1)the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(2)the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(3)the date on which his or her successor is elected or appointed; and

(4)the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4  Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5  Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6  Remaining Directors Power to Act

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The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7  Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8  Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(1)one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(2)in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article (1), but is eligible for re-election or re-appointment.

14.9  Ceasing to be a Director

A director ceases to be a director when:

(1)the term of office of the director expires;

(2)the director dies;

(3)the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(4)the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10  Removal of Director by Shareholders

The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11  Removal of Director by Directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

15.  ALTERNATE DIRECTORS

15.1  Appointment of Alternate Director

Any director (an “appointor”) may by notice in writing received by the Company appoint any person (an “appointee”) who is qualified to act as a director to be his or her alternate to act in his or her place at meetings of the directors or committees of the directors at which the appointor is not present unless (in the case of an appointee who

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is not a director) the directors have reasonably disapproved the appointment of such person as an alternate director and have given notice to that effect to his or her appointor within a reasonable time after the notice of appointment is received by the Company.

15.2  Notice of Meetings

Every alternate director so appointed is entitled to notice of meetings of the directors and of committees of the directors of which his or her appointor is a member and to attend and vote as a director at any such meetings at which his or her appointor is not present.

15.3  Alternate for More Than One Director Attending Meetings

A person may be appointed as an alternate director by more than one director, and an alternate director:

(1)will be counted in determining the quorum for a meeting of directors once for each of his or her appointors and, in the case of an appointee who is also a director, once more in that capacity;

(2)has a separate vote at a meeting of directors for each of his or her appointors and, in the case of an appointee who is also a director, an additional vote in that capacity;

(3)will be counted in determining the quorum for a meeting of a committee of directors once for each of his or her appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a director, once more in that capacity;

(4)has a separate vote at a meeting of a committee of directors for each of his or her appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a director, an additional vote in that capacity.

15.4  Consent Resolutions

Every alternate director, if authorized by the notice appointing him or her, may sign in place of his or her appointor any resolutions to be consented to in writing.

15.5  Alternate Director Not an Agent

Every alternate director is deemed not to be the agent of his or her appointor.

15.6  Revocation of Appointment of Alternate Director

An appointor may at any time, by notice in writing received by the Company, revoke the appointment of an alternate director appointed by him or her.

15.7  Ceasing to be an Alternate Director

The appointment of an alternate director ceases when:

(1)his or her appointor ceases to be a director and is not promptly re-elected or re-appointed;

(2)the alternate director dies;

(3)the alternate director resigns as an alternate director by notice in writing provided to the Company or a lawyer for the Company;

(4)the alternate director ceases to be qualified to act as a director; or

(5)his or her appointor revokes the appointment of the alternate director.

15.8  Remuneration and Expenses of Alternate Director

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The Company may reimburse an alternate director for the reasonable expenses that would be properly reimbursed if he or she were a director, and the alternate director is entitled to receive from the Company such proportion, if any, of the remuneration otherwise payable to the appointor as the appointor may from time to time direct.

16.  POWERS AND DUTIES OF DIRECTORS

16.1  Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

16.2  Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit.  Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

17.  DISCLOSURE OF INTEREST OF DIRECTORS

17.1  Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

17.2  Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

17.3  Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

17.4  Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

17.5  Director Holding Other Office in the Company

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A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

17.6  No Disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

17.7  Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

17.8  Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

18.  PROCEEDINGS OF DIRECTORS

18.1  Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

18.2  Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

18.3  Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:

(1)the chair of the board, if any;

(2)in the absence of the chair of the board, the president, if any, if the president is a director; or

(3)any other director chosen by the directors if:

(a)neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(b)neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(c)the chair of the board and the president, if a director, have advised the corporate secretary, if any, or any other director, that they will not be present at the meeting.

18.4  Meetings by Telephone or Other Communications Medium

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A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other.  A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation.  A director who participates in a meeting in a manner contemplated by this Article 18.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

18.5  Calling of Meetings

A director may, and the corporate secretary or an assistant corporate secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

18.6  Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 18.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors and the alternate directors by any method set out in Article 24.1 or orally or by telephone.

18.7  When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director or an alternate director if:

(1)the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(2)the director or alternate director, as the case may be, has waived notice of the meeting.

18.8  Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director or alternate director, does not invalidate any proceedings at that meeting.

18.9  Waiver of Notice of Meetings

Any director or alternate director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal.  After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and, unless the director otherwise requires by notice in writing to the Company, to his or her alternate director, and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director or alternate director.

18.10  Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of directors then in office or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

18.11  Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

18.12  Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded

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messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held.  Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing.  A resolution passed in that manner is effective on the date stated in the resolution or on the latest date stated on any counterpart.  A resolution of the directors or of any committee of the directors passed in accordance with this Article 18.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

19.  EXECUTIVE AND OTHER COMMITTEES

19.1  Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(1)the power to fill vacancies in the board of directors;

(2)the power to remove a director;

(3)the power to change the membership of, or fill vacancies in, any committee of the directors; and

(4)such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

19.2  Appointment and Powers of Other Committees

The directors may, by resolution:

(1)appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(2)delegate to a committee appointed under paragraph (1) any of the directors’ powers, except:

(a)the power to fill vacancies in the board of directors;

(b)the power to remove a director;

(c)the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)the power to appoint or remove officers appointed by the directors; and

(3)make any delegation referred to in paragraph (2) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

19.3  Obligations of Committees

Any committee appointed under Articles 19.1 or 19.2, in the exercise of the powers delegated to it, must:

(1)conform to any rules that may from time to time be imposed on it by the directors; and

(2)report every act or thing done in exercise of those powers at such times as the directors may require.

19.4  Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 19.1 or 19.2:

(1)revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

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(2)terminate the appointment of, or change the membership of, the committee; and

(3)fill vacancies in the committee.

19.5  Committee Meetings

Subject to Article (1) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 19.1 or 19.2:

(1)the committee may meet and adjourn as it thinks proper;

(2)the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(3)a majority of the members of the committee constitutes a quorum of the committee; and

(4)questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

20.  OFFICERS

20.1  Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

20.2  Functions, Duties and Powers of Officers

The directors may, for each officer:

(1)determine the functions and duties of the officer;

(2)entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(3)revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

20.3  Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company.  Any person appointed as the chair of the board or as the managing director must be a director.  Any other officer need not be a director.

20.4  Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors thinks fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

21.  INDEMNIFICATION

21.1  Definitions

In this Article 21:

(1)“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

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(2)“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Company:

(a)is or may be joined as a party; or

(b)is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(3)“expenses” has the meaning set out in the Business Corporations Act.

21.2  Mandatory Indemnification of Directors and Former Directors

Subject to the Business Corporations Act, the Company must indemnify a director, former director or alternate director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.  Each director and alternate director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 21.2.

21.3  Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

21.4  Non-Compliance with Business Corporations Act

The failure of a director, alternate director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

21.5  Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(1)is or was a director, alternate director, officer, employee or agent of the Company;

(2)is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(3)at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(4)at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

22.  DIVIDENDS

22.1  Payment of Dividends Subject to Special Rights

The provisions of this Article 22 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

22.2  Declaration of Dividends

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Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

22.3  No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 22.2.

22.4  Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend.  The record date must not precede the date on which the dividend is to be paid by more than two months.  If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

22.5  Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

22.6  Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 22.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(1)set the value for distribution of specific assets;

(2)determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(3)vest any such specific assets in trustees for the persons entitled to the dividend.

22.7  When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

22.8  Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

22.9  Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

22.10  Dividend Bears No Interest

No dividend bears interest against the Company.

22.11  Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

22.12  Payment of Dividends

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Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

22.13  Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

23.  DOCUMENTS, RECORDS AND REPORTS

23.1  Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

23.2  Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

23.3  Remuneration of Auditor

The directors may set the remuneration of the auditor of the Company.

24.  NOTICES

24.1  Method of Giving Notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(1)mail addressed to the person at the applicable address for that person as follows:

(a)for a record mailed to a shareholder, the shareholder’s registered address;

(b)for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(c)in any other case, the mailing address of the intended recipient;

(2)delivery at the applicable address for that person as follows, addressed to the person:

(a)for a record delivered to a shareholder, the shareholder’s registered address;

(b)for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(c)in any other case, the delivery address of the intended recipient;

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(3)sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(4)sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(5)physical delivery to the intended recipient.

24.2  Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 24.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

24.3  Certificate of Sending

A certificate signed by the corporate secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 24.1, prepaid and mailed or otherwise sent as permitted by Article 24.1 is conclusive evidence of that fact.

24.4  Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

24.5  Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(1)mailing the record, addressed to them:

(a)by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(b)at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(2)if an address referred to in paragraph (1)(b) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

25.  GENERAL SIGNING AUTHORITY AND SEAL

25.1  General Signing Authority

Any:

(1)one or more directors; or

(2)one or more officers, as may be determined by the directors; or

(3)one or more persons, as may be determined by the directors;

are authorized for and on behalf of and in the name of the Company, to execute and deliver all such deeds, documents, instruments, agreements and writings and to perform all such other acts and things as such person or persons, in their sole discretion, may consider necessary or desirable for the purpose of giving effect to the obligations of the Company.

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25.2  Who May Attest Seal

Except as provided in Articles 25.3 and 25.4, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of any one or more directors or officers or persons as may be determined by the directors.

25.3  Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 25.1, the impression of the seal may be attested by the signature of any director or officer or the signature of any other person as may be determined by the directors.

25.4  Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time.  To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the corporate secretary, treasurer, corporate secretary-treasurer, an assistant corporate secretary, an assistant treasurer or an assistant corporate secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies.  Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

26.  PROHIBITIONS

26.1  Definitions

In this Article 26:

(1)“designated security” means:

(a)a voting security of the Company;

(b)a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(c)a security of the Company convertible, directly or indirectly, into a security described in paragraph (a) or (b);

(2)“security” has the meaning assigned in the Securities Act (British Columbia);

(3)“voting security” means a security of the Company that:

(a)is not a debt security, and

(b)carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

26.2  Application

Article 26.3 does not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

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26.3  Consent Required for Transfer of Shares or Designated Securities

No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

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SCHEDULE B

RIGHTS OF DISSENTING OWNERS

NRS 92A.300  Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305  "Beneficial stockholder" defined.  "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310  "Corporate action" defined.  "Corporate action" means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315  "Dissenter" defined.  "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320  "Fair value" defined.  "Fair value," with respect to a dissenter's shares, means the value of the shares determined:

1.  Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3.  Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325  "Stockholder" defined.  "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330  "Stockholder of record" defined.  "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335  "Subject corporation" defined.  "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340  Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

(Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350  Rights of dissenting partner of domestic limited partnership.  A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360  Rights of dissenting member of domestic limited-liability company.  The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.370  Rights of dissenting member of domestic non-profit corporation.

1.  Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic non-profit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member's resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic non-profit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic non-profit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.  Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder's shares in the event of any of the following corporate actions:

(a)Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1)If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2)If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b)Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be converted.

(c)Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if the stockholder's shares are to be acquired in the plan of exchange.

(d)Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e)Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f)Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2.  A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3.  Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814)

NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders required for plan of merger.

1.  There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a)A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b)Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation's subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c)Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value,

-unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2.  The applicability of subsection 1 must be determined as of:

(a)The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter's rights; or

(b)The day before the effective date of such corporate action if there is no meeting of stockholders.

3.  Subsection 1 is not applicable and dissenter's rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter's rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5.  There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

(Added to NRS by 1995, 2088; A 2009, 1722; 2013, 1285)

NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.  A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2.  A beneficial stockholder may assert dissenter's rights as to shares held on his or her behalf only if the beneficial stockholder:

(a)Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

(b)Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410  Notification of stockholders regarding right of dissent.

1.  If a proposed corporate action creating dissenter's rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter's rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter's rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter's rights.

2.  If the corporate action creating dissenter's rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter's rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; 2013, 1286)

NRS 92A.420  Prerequisites to demand for payment for shares.

1.  If a proposed corporate action creating dissenter's rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights with respect to any class or series of shares:

(a)Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder's intent to demand payment for his or her shares if the proposed action is effectuated; and

(b)Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2.  If a proposed corporate action creating dissenter's rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter's rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3.  A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723; 2013, 1286)

NRS 92A.430  Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

1.  The subject corporation shall deliver a written dissenter's notice to all stockholders of record entitled to assert dissenter's rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter's rights pursuant to NRS 92A.400.

2.  The dissenter's notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a)State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b)Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c)Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e)Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; 2013, 1286)

NRS 92A.440  Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1.  A stockholder who receives a dissenter's notice pursuant to NRS 92A.430 and who wishes to exercise dissenter's rights must:

(a)Demand payment;

(b)Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

(c)Deposit the stockholder's certificates, if any, in accordance with the terms of the notice.

2.  If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder's shares as after-acquired shares under NRS 92A.470.

3.  Once a stockholder deposits that stockholder's certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.  A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter's rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter's notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation's written consent.

5.  The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460  Payment for shares: General requirements.

1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter's shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a)Of the county where the subject corporation's principal office is located;

(b)If the subject corporation's principal office is not located in this State, in the county in which the corporation's registered office is located; or

(c)At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

2.  The payment must be accompanied by:

(a)The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b)A statement of the subject corporation's estimate of the fair value of the shares; and

(c)A statement of the dissenter's rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

NRS 92A.470  Withholding payment for shares acquired on or after date of dissenter's notice: General requirements.

1.  A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter's notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2.  To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a)Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b)Of the subject corporation's estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c)That they may accept the subject corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d)That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e)That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation's offer.

3.  Within 10 days after receiving the stockholder's acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation's offer in full satisfaction of the stockholder's demand.

4.  Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725; 2013, 1287)

NRS 92A.480  Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.  A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter's own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2.  A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter's stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation's payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.  If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2.  A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this

State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation's registered office is located.

3.The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a)For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the subject corporation; or

(b)For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815; 2013, 1288)

NRS 92A.500  Assessment of costs and fees in certain legal proceedings.

1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a)Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b)Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.  To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68.

(Added to NRS by 1995, 2092; A 2009, 1727; 2015, 2566)

redmetal

ODYSSEY

United Kingdom Building
323 – 409 Granville St
Vancouver, BC V6C 1T2

Red Metal Resources Ltd. (the "Company")
Form of Proxy – Annual and Special Meeting to be held on February 9, 2021

Appointment of Proxyholder
I/We being the undersigned holder(s) of **Red Metal Resources Ltd.** hereby appoint **Caitlin Jeffs and Joao (John) Da Costa** or failing this person, ____________,

OR

Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein:

as my/our proxyholder with full power of substitution and to attend, act, and to vote for and on behalf of the holder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual and Special Meeting of Red Metal Resources Ltd. to be held at **78 Bay Street, Suite 102, Thunder Bay, ON P7B 1R8 at 4:00 p.m. Eastern Standard Time on February 9, 2021** or at any adjournment thereof.

1. **The Continuation.** To consider and vote upon a proposal to approve and adopt the plan of conversion, as may be amended whereby the Company's corporate jurisdiction will be changed from the State of Nevada to the Province of British Columbia as further described in the accompanying Proxy Statement. — For ☐ Against ☐

2. **Election of Directors.**

		For	Withhold
a.	Caitlin Jeffs	☐	☐
b.	Michael Thompson	☐	☐
c.	Joao (John) Da Costa	☐	☐
d.	Jeffrey Cocks	☐	☐
e.	Cody McFarlane	☐	☐

3. **Advisory Vote on Executive Compensation.** To approve, on an advisory basis, the compensation of the named executive officers as disclosed on this proxy statement, commonly referred to as a "say-on-pay" proposal. — For ☐ Against ☐

4. **Advisory Vote Frequency of Future Advisory Votes on Executive Compensation.** To approve, on an advisory basis, the frequency of future advisory votes to be every three years. — 1 Year ☐ 2 Years ☐ **3 Years** ☐ Abstain ☐

5. **Ratification of Royalty Mining Agreements.** To ratify the entry by Minera Polymet SpA into the Mining Royalty Agreements as further described in the accompanying proxy statement. — For ☐ Against ☐

6. **Ratification of Continued Appointment of Independent Public Accounting Firm.** To ratify the appointment of Dale Matheson Carr-Hilton Labonte LLP as our independent public accounting firm for the fiscal year ending January 31, 2021. — For ☐ Against ☐

Authorized Signature(s) – This section must be completed for your instructions to be executed.

I/we authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, **this Proxy will be voted as recommended by Management.**

Signature(s): ____________

Date __ / __ / __
MM / DD / YY

Interim Financial Statements – Check the box to the right if you would like to receive interim financial statements and accompanying Management's Discussion & Analysis by mail. See reverse for instructions to sign up for delivery by email. ☐

Annual Financial Statements – Check the box to the right if you would like to receive the Annual Financial Statements and accompanying Management's Discussion and Analysis by mail. See reverse for instructions to sign up for delivery by email. ☐

This form of proxy is solicited by and on behalf of Management.

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Proxies must be received by 4:00 p.m., Eastern Standard Time, on February 5, 2021.

Notes to Proxy

1. Each holder has the right to appoint a person, who need not be a holder, to attend and represent him or her at the **Annual and Special** Meeting. If you wish to appoint a person other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided on the reverse.
2. If the securities are registered in the name of more than one holder (for example, joint ownership, trustees, executors, etc.) then all of the registered owners must sign this proxy in the space provided on the reverse. If you are voting on behalf of a corporation or another individual, you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.
3. This proxy should be signed in the exact manner as the name appears on the proxy.
4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.
5. The securities represented by this proxy will be voted as directed by the holder; however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.
6. The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.
7. This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting.
8. This proxy should be read in conjunction with the accompanying documentation provided by Management.

INSTEAD OF MAILING THIS PROXY, YOU MAY SUBMIT YOUR PROXY USING SECURE ONLINE VOTING AVAILABLE ANYTIME:

To Vote Your Proxy Online please visit:
https://login.odysseytrust.com/pxlogin **and click on**
VOTE **. You will require the CONTROL NUMBER printed with your address to the right.**
If you vote by Internet, do not mail this proxy.

To request the receipt of future documents via email and/or to sign up for Securityholder Online services, you may contact Odyssey Trust Company at www.odysseycontact.com.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. A return envelope has been enclosed for voting by mail.

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